     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 2000
                                                          FILE NO. 34-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 10
                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                            ------------------------

                           HARBOR GLOBAL COMPANY LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       BERMUDA                              N/A
           (STATE OR OTHER JURISDICTION OF           (I.R.S. EMPLOYER
           INCORPORATION OR ORGANIZATION)             IDENTIFICATION
                                                           NO.)
                   60 STATE STREET
                     16TH FLOOR                         02109-1820
                BOSTON, MASSACHUSETTS                   (ZIP CODE)
      (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (617) 422-4804
                            ------------------------

                                   COPIES TO:

              STEPHEN G. KASNET                            LOUIS A. GOODMAN, ESQ.
          HARBOR GLOBAL COMPANY LTD.              SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
               60 STATE STREET                               ONE BEACON STREET
                  16TH FLOOR                          BOSTON, MASSACHUSETTS 02108-3194
       BOSTON, MASSACHUSETTS 02109-1820

                            ------------------------

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                NOT APPLICABLE                                 NOT APPLICABLE
             TITLE OF EACH CLASS                       NAME OF EACH EXCHANGE ON WHICH
             TO BE SO REGISTERED                        EACH CLASS TO BE REGISTERED

                            ------------------------

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                  COMMON SHARES OF HARBOR GLOBAL COMPANY LTD.
                                (TITLE OF CLASS)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                INFORMATION REQUIRED IN REGISTRATION STATEMENT:
                 CROSS-REFERENCE BETWEEN INFORMATION STATEMENT
                              AND ITEMS OF FORM 10

ITEM NUMBER                   CAPTION                     LOCATION IN INFORMATION STATEMENT
-----------                   -------                     ---------------------------------
Item 1.        Business                                 Management's Discussion and Analysis
                                                        of Financial Condition and Results of
                                                        Operations; Business.
Item 2.        Financial Information                    Summary; Risk Factors; Pro Forma
                                                        Capitalization; Pro Forma Condensed
                                                        Consolidated Financial Statements;
                                                        Pro Forma Condensed Consolidated
                                                        Statement of Financial Position; Pro
                                                        Forma Condensed Consolidated
                                                        Statement of Operations; Selected
                                                        Consolidated Historical Financial
                                                        Data; Management's Discussion and
                                                        Analysis of Financial Condition and
                                                        Results of Operations.
Item 3.        Properties                               Business.
Item 4.        Security Ownership of Certain            Beneficial Ownership of Principal
               Beneficial Owners and Management         Stockholders and Management.
Item 5.        Directors and Executive Officers         Management.
Item 6.        Executive Compensation                   Management; Beneficial Ownership of
                                                        Principal Stockholders and
                                                        Management.
Item 7.        Certain Relationships and Related        Summary; Certain Relationships and
               Transactions                             Related Transactions.
Item 8.        Legal Proceedings                        Business.
Item 9.        Market Price of and Dividends on the     Summary; The Distribution; Risk
               Registrant's Common Equity and           Factors; Management; Beneficial
               Related Stockholder Matters              Ownership of Principal Stockholders
                                                        and Management; Description of Harbor
                                                        Global Share Capital.
Item 10.       Recent Sales of Unregistered             Not Applicable.
               Securities
Item 11.       Description of Registrant's              Description of Harbor Global Share
               Securities to be Registered              Capital.
Item 12.       Indemnification of Directors and         Management.
               Officers

ITEM NUMBER                   CAPTION                     LOCATION IN INFORMATION STATEMENT
-----------                   -------                     ---------------------------------
Item 13.       Financial Statements and                 Summary; Risk Factors; Pro Forma
               Supplementary Data                       Capitalization; Pro Forma Condensed
                                                        Consolidated Financial Statements;
                                                        Pro Forma Condensed Consolidated
                                                        Statement of Financial Position; Pro
                                                        Forma Condensed Consolidated
                                                        Statement of Operations; Selected
                                                        Consolidated Historical Financial
                                                        Data; Management's Discussion and
                                                        Analysis of Financial Condition and
                                                        Results of Operations.
Item 14.       Changes in and Disagreements with        Not Applicable.
               Accountants on Accounting and
               Financial Disclosure
Item 15.       Financial Statements and Exhibits        Exhibit Index.

 Information in this information statement is not complete and may be changed.

                   Subject to completion, dated June 26, 2000
                             INFORMATION STATEMENT

                           HARBOR GLOBAL COMPANY LTD.
                                 COMMON SHARES

     This information statement is being furnished to stockholders of The Pioneer Group, Inc. in connection with the contemplated distribution by Pioneer Group of common shares of its wholly owned subsidiary, Harbor Global Company Ltd., to its stockholders. At the time of the distribution, you will be entitled to receive one Harbor Global common share for every five shares of Pioneer Group common stock held by you at that time. Following the distribution, all of the outstanding Harbor Global common shares will be held pro rata by the stockholders of Pioneer Group.

     Pioneer Group will distribute the shares of Harbor Global in connection with the acquisition of Pioneer Group by UniCredito Italiano S.p.A., a corporation organized under the laws of the Republic of Italy. The acquisition of Pioneer Group will be effected by a merger of a wholly owned subsidiary of UniCredito Italiano with and into Pioneer Group. Pioneer Group will survive the merger as a wholly owned subsidiary of UniCredito Italiano.

     As a condition to closing the merger, Pioneer Group will transfer some of its businesses and assets to Harbor Global and, before closing the merger, distribute Harbor Global common shares to Pioneer Group stockholders of record. At the time of the distribution, the Harbor Global assets will consist primarily of the following businesses and assets currently owned or operated by Pioneer
Group:

     - real estate management and investment management operations in Russia;

     - Polish and Eastern European venture capital investment and management operations;

     - Polish and Eastern European real estate management operations;

     - timber harvesting and sales in Russia;

     - gold exploration operations in Russia;

     - the proceeds from the sale of Pioneer Group's gold mining operations in Ghana; and

     - $25 million in cash.

Harbor Global will seek to liquidate its assets in a timely fashion on economically advantageous terms.

     You will not pay for the Harbor Global common shares you will receive in the distribution, but the distribution will be taxable to you. The Harbor Global common shares are registered with the Securities and Exchange Commission on a registration statement on Form 10 under the Securities Exchange Act of 1934,
effective as of [            ], 2000, and are transferable. However, there is no
current public trading market for Harbor Global common shares, and Harbor Global common shares will not be listed on a securities exchange or on The Nasdaq Stock Market(R). Furthermore, Harbor Global does not intend to take any action to facilitate the development of an active trading market.

     The distribution record date will be the closing date of the merger. Harbor Global expects the distribution to occur immediately prior to the closing of the merger. The distribution is conditioned on the satisfaction or waiver of all conditions to the obligations of Pioneer Group to consummate the merger provided for in the merger agreement dated as of May 14, 2000 between Pioneer Group and UniCredito Italiano, including approval of the merger by Pioneer Group stockholders. The merger agreement is attached as Annex A to the merger proxy statement to which this information statement is attached as Annex B.

     In reviewing this information statement, you should carefully consider the matters described under the caption "Risk Factors."

     NO SEPARATE VOTE OF SHAREHOLDERS IS REQUIRED IN CONNECTION WITH THIS DISTRIBUTION.

     WE ARE NOT ASKING YOU FOR A PROXY WITH RESPECT TO THIS DISTRIBUTION, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this information statement is [     ], 2000.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS INFORMATION STATEMENT, AND IF GIVEN OR MADE, YOU MUST NOT RELY UPON SUCH INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY THE PIONEER GROUP, INC. OR HARBOR GLOBAL COMPANY LTD. THIS INFORMATION STATEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE HARBOR GLOBAL COMPANY LTD. COMMON SHARES OR ANY OTHER SECURITIES.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    7
Forward-looking Statements..................................   11
The Distribution............................................   12
Pro Forma Capitalization....................................   21
Pro Forma Condensed Consolidated Financial Statements.......   22
Pro Forma Condensed Consolidated Statement of Financial
  Condition.................................................   23
Pro Forma Condensed Consolidated Statement of Operations....   25
Selected Consolidated Historical Financial Data.............   26
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   27
Business....................................................   31
Management..................................................   41
Beneficial Ownership of Principal Stockholders and
  Management................................................   44
Certain Relationships and Related Transactions..............   46
Description of Harbor Global Share Capital..................   47
Where You Can Find Additional Information...................   53

                                    SUMMARY

     This summary does not contain all of the information that may be important to you. You should read this information statement in its entirety, including "Risk Factors" and the financial statements of Harbor Global and the accompanying notes which appear elsewhere in this information statement. References in this information statement to "Harbor Global" refer to Harbor Global Company Ltd., and references to "Pioneer Group" refer to The Pioneer Group, Inc.

                           HARBOR GLOBAL COMPANY LTD.

     Harbor Global Company Ltd. is a newly formed Bermuda limited duration company created to:

     - receive various businesses and assets currently owned or operated by Pioneer Group;

     - liquidate its assets in a timely fashion on economically advantageous terms;

     - operate its assets as going concern businesses until they are liquidated; and

     - after satisfying its liabilities, distribute any remaining proceeds to its shareholders.

     Harbor Global's memorandum of association provides that the liquidation of its assets must be completed no later than the earlier of the fifth anniversary of the distribution by Pioneer Group of Harbor Global common shares to its shareholders or the distribution by Harbor Global of its assets to its shareholders. If Harbor Global has not liquidated all of its assets before the fifth anniversary of the distribution date, the Harbor Global board of directors may authorize the company to continue to operate its assets for up to three additional one year periods.

     At the time of the distribution, Harbor Global's assets will consist primarily of the following businesses and assets, each of which is currently owned or operated by Pioneer Group:

     - real estate management and investment management operations in Russia;

     - Polish and Eastern European venture capital investment and management operations;

     - Polish and Eastern European real estate management operations;

     - timber harvesting and sales in Russia;

     - gold exploration operations in Russia;

     - the proceeds from the sale of Pioneer Group's gold mining operations in Ghana; and

     - $25 million in cash.

     After the distribution, Stephen G. Kasnet will be the President and Chief Executive Officer, and Donald H. Hunter will be the Chief Operating Officer and Chief Financial Officer of Harbor Global. Mr. Kasnet is currently the President and Mr. Hunter is currently the Chief Operating Officer and Senior Vice President of Pioneer Global Investments, a division of Pioneer Group. As officers of Pioneer Global Investments, Mr. Kasnet and Mr. Hunter currently operate substantially all of the businesses that Harbor Global will own following the distribution. Harbor Global is expected to enter into an administration and liquidation agreement with Calypso Management LLC under which Calypso Management will manage the liquidation of Harbor Global and operate its assets as going concern businesses pending their liquidation. Mr. Kasnet is the President and Chief Executive Officer, and Mr. Hunter is the Chief Operating Officer and Chief Financial Officer of Calypso Management. Harbor Global will pay the operating expenses of Calypso Management and, in general, as compensation for Calypso Management's services, Harbor Global will pay Calypso Management up to 10% of the net proceeds distributed from the liquidation of Harbor Global's assets. See "Certain Relationships and Related Transactions" in this information statement for more information about the administration and liquidation agreement.

     The principal executive offices of Harbor Global are located at 60 State Street, 16th Floor, Boston, Massachusetts 02109-1820, and its telephone number is (617) 422-4804.

                                THE TRANSACTIONS

     The Merger. Harbor Global is currently a wholly owned subsidiary of Pioneer Group. On May 14, 2000, Pioneer Group entered into a merger agreement with UniCredito Italiano under which a wholly owned subsidiary of UniCredito Italiano will merge with and into Pioneer Group. Pioneer Group will survive the merger as a wholly owned subsidiary of UniCredito Italiano. As a condition to closing the merger, Pioneer Group has agreed to transfer some of its business and assets to Harbor Global and distribute Harbor Global common shares to Pioneer Group stockholders immediately prior to closing the merger.

     For more information about the merger, the merger agreement and related matters, you should refer to the merger proxy statement to which this information statement is attached as Annex B. The merger agreement is attached as Annex A to the merger proxy statement.

     The Distribution. Immediately prior to closing the merger, Pioneer Group will distribute Harbor Global common shares pro rata to its stockholders. Following the distribution, all of the outstanding Harbor Global common shares will be held by the stockholders of Pioneer Group. You will not pay for the Harbor Global common shares you will receive in the distribution, but the distribution will be taxable to you. The distribution is summarized below.

Distributing Corporation......   The Pioneer Group, Inc.

Distributed Corporation.......   Harbor Global Company Ltd., a Bermuda limited
                                 duration company and currently a wholly owned subsidiary of Pioneer Group

Securities to be
Distributed...................   Approximately 5,371,428 million Harbor Global
                                 common shares, based on the number of shares of Pioneer Group common stock outstanding on June
                                 22, 2000. The shares to be distributed will constitute all of the common shares of Harbor
                                 Global outstanding on the distribution date.

Distribution Ratio............   You will receive one Harbor Global common share
                                 for every five shares of Pioneer Group common stock you own on the distribution date.

Fractional Shares Interests...   Fractional Harbor Global common shares will not
                                 be distributed. The distribution agent will aggregate and seek to sell the fractional shares, and the aggregate net cash proceeds, if any, will be distributed pro rata to you, if you are entitled to a fractional interest.

Trading Market................   There is no current public trading market for
                                 Harbor Global common shares. The Harbor Global common shares are registered with the Securities and Exchange Commission and are transferable. However, Harbor Global common shares will not be listed on a securities exchange or on The Nasdaq Stock Market(R).
                                 Furthermore, Harbor Global does not intend to take any action to facilitate the development of an active trading market. Harbor Global cannot assure you that you will be able to sell your Harbor Global common shares, and if a trading market does develop, Harbor Global cannot assure you as to the prices at which Harbor Global common shares will trade.

Distribution Record Date......   The distribution record date will be the
                                 closing date of the merger.

Distribution Date.............   The distribution is expected to occur
                                 immediately prior to the closing of the merger.
                                 The merger is expected to close in September
                                 2000.

Conditions to the
Distribution..................   The distribution will only occur if:

                                      - the stockholders of Pioneer Group
                                        approve and adopt the merger agreement
                                        between Pioneer Group and UniCredito
                                        Italiano S.p.A. and the merger;

                                      - Pioneer Group transfers the businesses
                                        and assets specified in the distribution agreement to Harbor Global;

                                      - all of the conditions to the obligation
                                        of Pioneer Group to close the merger,
                                        other than the condition that the
                                        distribution be completed, are satisfied or waived by Pioneer Group; and

                                      - no order, injunction or other legal
                                        restraint preventing or prohibiting the
                                        distribution is in effect.

Distribution Agent............   EquiServe Limited Partnership

Dividend Policy...............   Harbor Global will distribute the proceeds it
                                 receives from the liquidation of its assets, net of its expenses, including amounts payable to Calypso Management under the administration and liquidation agreement, and net of other liabilities. The timing and amount of any distribution will also depend on the financial position and capital requirements of Harbor
                                 Global and other factors that the Harbor Global board of directors deems relevant.

Tax Consequences..............   Your receipt of cash and Harbor Global common
                                 shares in connection with the merger and the distribution will be a taxable transaction or transactions for United States federal income tax purposes and may also be subject to tax under applicable state, local and foreign tax laws.

                                 For federal income tax purposes, Pioneer Group currently estimates that it will report that the Harbor Global common shares received in the distribution have a value of approximately
                                 $[          ] to $[          ] with respect to
                                 each share of Pioneer Group common stock held at the time of the merger (equating to a value of the Harbor Global common shares of
                                 approximately $[          ] to $[          ]
                                 per share). However, the actual value ascribed to the Harbor Global common shares for federal income tax purposes may differ from this estimate due to, among other things, changes in the value of Harbor Global's assets before the date of the distribution and the number of shares of Pioneer Group common stock outstanding at the closing date of the merger. Pioneer Group and Harbor Global will provide you with their determination of the value of the Harbor Global common shares you will receive in the distribution. However, this determination will not be binding on the Internal Revenue Service, which may assert a different and possibly higher value for the Harbor Global common shares you receive. Accordingly, Harbor Global cannot assure you as to the exact amount of gain you may recognize as a result of the merger and the distribution.

                                 In addition, because Harbor Global intends to be treated as a partnership for United States federal income tax purposes, in general, you will recognize a proportionate share of Harbor Global's income, gain, loss and credits, including gain or loss from the sale of Harbor Global assets, determined in accordance with your interest in Harbor Global. You may also be required to recognize a proportionate share of the income earned by any Harbor Global subsidiary that is classified as a foreign personal holding company or a passive foreign investment company. You are urged to consider whether making a qualified electing fund election with respect to each passive foreign investment company would be beneficial to you.

                                 THE TAX CONSEQUENCES TO YOU OF THE DISTRIBUTION AND THE MERGER ARE COMPLEX AND WILL DEPEND ON YOUR PARTICULAR FACTS AND CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER AND THE DISTRIBUTION, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS. For a discussion of United States federal income tax consequences of the merger and the distribution, including the qualified electing fund election, see the discussion under "The Distribution -- Certain United States Federal Income Tax Consequences" in this information statement.

Relationship with Pioneer
Group After the
  Distribution................   Following the distribution and the merger,
                                 Pioneer Group will not own any Harbor Global common shares. Harbor Global will operate as an independent public company, and Pioneer Group will operate as a wholly owned subsidiary of UniCredito Italiano. However, in connection with the distribution, Pioneer Group and Harbor
                                 Global entered into the following agreements:

                                   - Distribution agreement, under which:

                                     -- Pioneer Group will transfer some of its
                                        businesses and assets to Harbor Global;

                                     -- Pioneer Group will distribute Harbor
                                        Global common shares to its stockholders on a pro rata basis;

                                     -- Harbor Global will indemnify Pioneer
                                        Group for liabilities, other than tax
                                        liabilities, incurred by Pioneer Group
                                        relating to the businesses or operations of the Harbor Global assets; and

                                     -- Pioneer Group will indemnify Harbor
                                        Global for liabilities, other than tax
                                        liabilities, incurred by Harbor Global
                                        relating to the businesses or operations of the Pioneer Group assets, excluding the Harbor Global assets.

                                   - Tax separation agreement, under which
                                     Pioneer Group and Harbor Global will
                                     allocate tax liabilities that relate to
                                     periods before and after the distribution date.

                                 In addition, Pioneer Group and Harbor Global may enter into an agreement under which Pioneer Group may agree to provide corporate administrative, information and technology systems and other support to Harbor Global for a limited transition period.

Risk Factors..................   You should carefully read the section entitled
                                 "Risk Factors" in this information statement which describes risks and uncertainties associated with the Harbor Global common shares to be distributed to you.

                      SUMMARY PRO FORMA FINANCIAL DATA(1)

     The following table presents summary unaudited pro forma financial information for Harbor Global. The summary pro forma condensed financial data has been derived from Harbor Global's consolidated historical financial statements for the three months ended March 31, 2000 and the year ended December 31, 1999, which are included elsewhere in this information statement. The unaudited pro forma condensed consolidated statement of operations data sets forth Harbor Global's results of operations for the year ended December 31, 1999, and the three months ended March 31, 2000, and assumes the distribution was completed on January 1, 1999 or January 1, 2000, as applicable. The pro forma condensed combined balance sheet data sets forth Harbor Global's financial position at March 31, 2000, and assumes the distribution was completed on March 31, 2000.

     The pro forma adjustments are based upon available information and upon certain assumptions that Harbor Global and Pioneer Group believe are reasonable and which are described in the notes to the Pro Forma Condensed Consolidated Financial Statements included in this information statement. The pro forma condensed consolidated financial data is presented for informational purposes only and may not be indicative of the results of operations or financial position that would have occurred had the distribution occurred on the dates indicated, or which may be obtained in the future, particularly in light of Harbor Global's intent to liquidate its assets within a limited period of time. You should read the pro forma condensed consolidated financial data presented below in connection with the Pro Forma Condensed Consolidated Financial Statements and the Consolidated Historical Financial Statements of Harbor Global and the related notes included in this information statement.

                                                          AS OF AND FOR THE
                                                            THREE MONTHS
                                                                ENDED                 YEAR ENDED
                                                           MARCH 31, 2000        DECEMBER 31, 1999(2)
                                                          -----------------      --------------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Income Statement Data
  Revenues..............................................      $  2,601                 $ 28,107
  Operating Expenses....................................        (5,824)                 (58,951)
  Other Income..........................................         2,180                    4,897
  Loss from Continuing Operations.......................        (1,520)                 (28,823)
  Loss from Continuing Operations Per Share.............          (.29)                   (5.44)
  Weighted Average Shares Outstanding...................         5,296                    5,296
Balance Sheet Data
  Working Capital.......................................      $ 26,297
  Total Assets..........................................       157,686
  Shareholders' (Deficit) Equity........................        76,450

---------------
(1) See Note 1 to the Consolidated Financial Statements of Harbor Global included elsewhere in this information statement.

(2) The 1999 amounts exclude a loss associated with the cumulative effect of a change in accounting principle related to start up costs of $11,547.

                                  RISK FACTORS

HARBOR GLOBAL DOES NOT HAVE AN OPERATING HISTORY AS AN INDEPENDENT COMPANY.

     After the distribution, Pioneer Group will not own any Harbor Global common shares, and Harbor Global will be an independent public company. Although Harbor Global will be operated by the same senior management who operated its assets prior to the distribution date, Harbor Global does not have an operating history as an independent company. The financial statements included in this information statement may not necessarily reflect the results of operations, financial condition and cash flows that would have been achieved had Harbor Global and its subsidiaries operated as an independent company during the periods presented, particularly in light of Harbor Global's intent to liquidate its assets within a limited period of time. In addition, as an independent company, Harbor Global will not be able to rely on Pioneer Group for financial support or corporate administrative support. After the distribution date, Harbor Global's operating businesses will be responsible for obtaining their own financing, and Harbor Global will be responsible for providing corporate administrative services, including legal, human resources, information and technology systems and tax and accounting services.

THE LOSS OF KEY OFFICERS AND MANAGERS COULD IMPAIR THE ABILITY OF HARBOR GLOBAL TO SUCCESSFULLY OPERATE AND MANAGE ITS ASSETS PRIOR TO THEIR LIQUIDATION.

     After the distribution, Mr. Kasnet will be the President and Chief Executive Officer, and Mr. Hunter will be the Chief Operating Officer and Chief Financial Officer of Harbor Global. Mr. Kasnet is currently the President, and Mr. Hunter is currently the Chief Operating Officer and Senior Vice President of Pioneer Global Investments, a division of Pioneer Group. As executive officers of Pioneer Global Investments, Mr. Kasnet and Mr. Hunter currently operate substantially all the businesses that Harbor Global will own following the distribution. In addition, Harbor Global is expected to enter into an administration and liquidation agreement with Calypso Management under which Calypso Management will manage the liquidation of Harbor Global and operate its assets as going concern businesses until they are liquidated. Mr. Kasnet is the President and Chief Executive Officer, and Mr. Hunter is the Chief Operating Officer and Chief Financial Officer of Calypso Management.

     Harbor Global's assets are a diverse range of businesses and are generally located in countries in which successfully conducting and selling businesses requires significant experience. Harbor Global believes that its success in liquidating its assets and operating its assets pending their liquidation will depend to a significant extent upon the continued efforts of Mr. Kasnet and Mr. Hunter. The loss of the services of either Mr. Kasnet or Mr. Hunter could have a material adverse effect upon Harbor Global's results of operations and financial condition. The services of Mr. Kasnet and Mr. Hunter may also be critical to Harbor Global's ability to liquidate its assets at prices which will enable Harbor Global to make meaningful distributions to its shareholders.

HARBOR GLOBAL'S BUSINESSES, PARTICULARLY THOSE CONDUCTED IN EMERGING MARKETS, ARE SUSCEPTIBLE TO NUMEROUS RISKS AND UNCERTAINTIES ASSOCIATED WITH ITS INTERNATIONAL OPERATIONS.

     Harbor Global conducts business in countries outside of the United States, primarily in Russia and Poland. In the year ended December 31, 1999, nearly all of Harbor Global's revenues were derived from operations outside of the United States. Harbor Global will continue to operate its international businesses until those businesses are liquidated and will continue to be subject to the risks of doing business internationally, including:

     - unexpected changes in regulatory requirements and underdeveloped legal systems in some countries;

     - export controls relating to timber;

     - tariffs and other trade barriers;

     - difficulties in staffing and managing foreign operations;

     - political and economic instability;

     - fluctuations in currency exchange rates;

     - restrictions on currency exchange and repatriation;

     - restrictions on foreign investment in its businesses;

     - seasonal reductions in timber harvesting and gold exploration operations; and

     - potentially adverse tax consequences.

For example, in recent years Russia has undergone substantial political, economic and social change. The economic conditions in Russia, together with actions of the Russian government, led to a severe devaluation of the ruble, a sharp increase in the rate of inflation, the near collapse of the banking system, significant defaults on foreign currency obligations and a dramatic decline in the prices of Russian debt and equity securities. In addition, as an emerging market, Russia does not possess a well-developed business, legal and regulatory infrastructure that would generally exist in the United States or in a more mature free market economy. Accordingly, Harbor Global's Russian timber harvesting and sales operations, gold exploration operations and real estate management and investment management businesses involve significant risks, such as those listed above, that are not typically associated with developed markets. The liquidation of these businesses, and the businesses Harbor Global operates in other emerging markets, as well as the successful operation of these businesses pending their liquidation, will depend on the stability of, and economic conditions in, these emerging markets.

HARBOR GLOBAL WILL INDEMNIFY PIONEER GROUP FOR SOME LIABILITIES ACCRUING AFTER THE DISTRIBUTION DATE.

     Harbor Global and Pioneer Group have entered into a distribution agreement under which Harbor Global agrees to indemnify Pioneer Group for liabilities, other than tax liabilities, incurred by Pioneer Group relating to the businesses or operations of the Harbor Global assets. For example, in connection with the sale of its gold mining operations in Ghana to Ashanti Goldfields Teberebie Limited, Pioneer Group has agreed to indemnify Ashanti for claims arising under the purchase agreement before June 19, 2005 relating to its Ghanaian gold mining operations. Under the distribution agreement, Pioneer Group has agreed to transfer Pioneer Goldfields II Limited, the Pioneer Group subsidiary through which Pioneer Group's gold mining operations in Ghana were conducted, to Harbor Global. As a result of the transfer of Pioneer Goldfields II to Harbor Global, Harbor Global is obligated to reimburse Pioneer Group in the event that Ashanti seeks indemnification for any claim. Harbor Global's indemnification obligations to Pioneer Group under the Ashanti purchase agreement are capped at the amount of the total purchase price paid by Ashanti to Pioneer Goldfields II under the purchase agreement.

     Additionally, under a tax separation agreement between Harbor Global and Pioneer Group, generally, Harbor Global has agreed to indemnify Pioneer Group for tax liabilities relating to the Harbor Global businesses. Currently, there are no suits pending which would require payment by Harbor Global to Pioneer Group under the indemnification provisions of the distribution agreement or tax separation agreement. However, Harbor Global cannot assure you that no legal proceeding or other claim will occur that would require Harbor Global to indemnify Pioneer Group. Furthermore, Harbor Global and its subsidiaries may be subject to legal proceedings or other claims arising in the ordinary course of business, including employment related claims, environmental claims and regulatory fees or fines associated with its international operations.

THE VALUES OF MOST OF HARBOR GLOBAL'S ASSETS ARE SPECULATIVE.

     The values of Harbor Global's gold exploration operations, Polish and Eastern European real estate management operations and Russian real estate management and investment management operations are speculative. Although Harbor Global and its majority owned subsidiary Tas-Yurjah have conducted gold exploration activities on its concession land, Harbor Global does not have sufficient information to estimate the value of any proven or probable gold reserves pursuant to United States reserves standards, and therefore Harbor Global has not been able to evaluate the economic feasibility of, or begin, extraction operations. Accordingly, the gold exploration business is not producing a revenue stream. See "Business -- Russian Gold Exploration" for more information about Harbor Global's gold exploration operations.

     Harbor Global's real estate management business consists principally of the management of two pooled investment funds, the PBO Property Fund, LLC and the Polish Real Estate Fund, S.A. Although Harbor Global believes that the PBO Property Fund and the Polish Real Estate Fund could enhance the future value of its real estate management business, the PBO Property Fund has received only a small amount of funding from investors, and the Polish Real Estate Fund committed capital is not yet invested. In addition, changes in real estate values in Russia, Poland and Eastern Europe may also significantly affect the value of these assets. See "Business -- Polish and Eastern European Real Estate" for more information about Harbor Global's real estate management business.

     A significant portion of Harbor Global's Russian real estate management and investment management operations consists of its approximately 52% interest in Pioneer First Investment Fund, a company that invests in Russian real estate and, to a lesser extent, securities of Russian companies. Generally, the Russian real estate and securities markets are significantly smaller and less liquid than the markets in the United States, and as a result, a portion of the assets held by Pioneer First Investment Fund are illiquid. There is also limited liquidity in the publicly traded securities of Pioneer First Investment Fund. Consequently, Harbor Global may have difficulty selling its investment in Pioneer First Investment Fund or causing Pioneer First Investment Fund to liquidate its underlying assets, and may only be able to do so at prices which may not reflect the long-term value of these investments. See
"Business -- Russian Real Estate and Investment Management" for more information about Harbor Global's Russian real estate management and investment management operations.

     Harbor Global sells the timber it harvests primarily to markets in the Asian-Pacific region. During 1998, timber prices were significantly depressed and, although prices increased in the last quarter of 1998 and in 1999, Harbor Global cannot assure you that this trend will continue. The value of Harbor Global's timber harvesting and sales operations is and will continue to be affected by changes in market demand and prices for timber and upon the stability of the economies in the Asian-Pacific region.

PIONEER FIRST INVESTMENT FUND IS CONSTRAINED IN DISTRIBUTING DIVIDENDS TO HARBOR GLOBAL BECAUSE OF COST AND ADMINISTRATIVE BURDEN.

     Harbor Global holds approximately a 52% interest in Pioneer First Investment Fund. Under Russian law, before paying a dividend to its shareholders, Pioneer First Investment Fund must notify each shareholder by mail. Currently, Pioneer First Investment Fund has over two million shareholders. The administrative and postage expenses associated with notifying its shareholders would consume a significant portion of any dividend. Pioneer First Investment Fund established a share repurchase program to reduce the number of its shareholders, but the program has had little success. Until its efforts to lessen these burdens are successful, the large number of shareholders constrains Pioneer First Investment Fund from paying dividends to its shareholders, including Harbor Global.

THE AMOUNT OF INCOME, GAIN OR LOSS YOU MAY RECOGNIZE AS A RESULT OF THE MERGER AND DISTRIBUTION CANNOT BE PRECISELY DETERMINED.

     Your receipt of cash and Harbor Global common shares in connection with the merger and the distribution will be a taxable transaction or transactions. The amount of income, gain or loss, if any, that you will recognize will depend, in part, on the fair market value of the Harbor Global common shares you receive in the distribution. Harbor Global will undertake to provide you with its determination regarding the fair market value of the Harbor Global common shares you receive in the distribution. However, any determination will not be binding on the Internal Revenue Service, which may assert a different and possibly higher value for the Harbor Global common shares you receive. Accordingly, there can be no assurance as to the exact amount of income, gain or loss you may recognize as a result of the merger and the distribution.

AS A RESULT OF HOLDING HARBOR GLOBAL COMMON SHARES, YOU MAY RECOGNIZE TAXABLE INCOME AND BE REQUIRED TO PAY TAX WITHOUT A CORRESPONDING DISTRIBUTION OF CASH FROM HARBOR GLOBAL TO YOU.

     For United States federal income tax purposes, Harbor Global will file an election to be classified as a partnership. For United States federal income tax purposes, it is anticipated that you will be treated as a partner in a Bermuda partnership and your Harbor Global common shares will represent partnership interests. Because of its classification as a partnership for United States federal income tax purposes, Harbor Global will not itself be subject to United States federal income tax. Instead, items of income, gain, loss, deduction and expense will flow through to you, and you will include your allocable share of these items in computing your own United States federal income tax for each taxable year of Harbor Global. Cash distributions made by Harbor Global to you generally will not be taxable, except to the extent that those distributions exceed your adjusted tax basis in the Harbor Global common shares. For a general discussion of the rules regarding certain tax consequences of holding Harbor Global common shares, see the discussion under the heading "The Distribution -- Certain United States Federal Income Tax
Consequences -- United States Federal Income Tax Consequences of Holding Harbor Global Common Shares" in this information statement.

     Harbor Global believes that one or more of the majority or minority owned foreign subsidiaries of Harbor Global may be classified as a foreign personal holding company or passive foreign investment company for United States federal income tax purposes. If any such subsidiary is classified as a foreign personal holding company or passive foreign investment company, you may be required to recognize taxable income and pay tax with respect to a portion of the subsidiary's income, even in the absence of the receipt of any payment of cash or other property from the subsidiary. The tax rules regarding foreign partnerships, foreign personal holding companies and passive foreign investment companies are complicated. You should consult your tax advisor to determine the tax consequences to you of holding Harbor Global common shares. For a general discussion of the rules regarding foreign personal holding companies and passive foreign investment companies, see "The Distribution -- Certain United States Federal Income Tax Consequences -- Investments in Foreign Corporations."

THERE IS NOT, NOR CAN YOU EXPECT THERE TO BE, AN ACTIVE PUBLIC TRADING MARKET FOR HARBOR GLOBAL COMMON SHARES.

     Prior to the distribution, there has been no public trading market for Harbor Global common shares. In addition, Harbor Global cannot assure you that an active public trading market will develop after the distribution because Harbor Global common shares will not be listed on any securities exchange or on The Nasdaq Stock Market(R).

     Furthermore, Harbor Global does not intend to:

     - engage the services of any market maker;

     - facilitate the development of an active public trading market in Harbor Global common shares, or encourage others to do so;

     - place any advertisements in the media promoting an investment in Harbor Global; or

     - except as required by the Securities Exchange Act of 1934, collect or publish information about prices at which Harbor Global common shares may be traded.

     Harbor Global cannot assure you that you will be able to sell the Harbor Global common shares you will receive in the distribution. If a trading market does develop, Harbor Global cannot assure you as to the prices at which Harbor Global common shares will trade.

HARBOR GLOBAL AND THE BUSINESSES IT OPERATES MAY NOT BE ABLE TO RAISE ADDITIONAL CAPITAL OR OBTAIN DEBT FINANCING.

     Based on budget projections, Harbor Global Company Ltd. currently has sufficient capital, without liquidating any of its assets, to continue to operate its assets for approximately three years. As such, it may be necessary for Harbor Global to liquidate some of its assets within three years of the distribution date to continue to operate its remaining assets pending their liquidation. If Harbor Global is unable to liquidate some of its assets, it will require additional funding. Harbor Global may not be able to obtain additional funding, either in the form of additional capital or debt financing, because of the nature of its operations, namely its intent to hold its assets for liquidation and its limited duration. In addition, after the distribution and the merger, Pioneer Group will not own any Harbor Global common shares, and Pioneer Group and Harbor Global will operate as two wholly independent companies. As an independent company, Harbor Global will not be able to obtain additional funding from Pioneer Group. If adequate funding is not available, Harbor Global may be forced to liquidate its assets prematurely for a discounted sale price or on other less favorable terms than those that may otherwise be available if Harbor Global could obtain additional funding.

HARBOR GLOBAL WILL BE SUBJECT TO SIGNIFICANT RESTRICTIONS IF IT BECOMES AN INVESTMENT COMPANY.

     Harbor Global is currently not an investment company. Because a portion of Harbor Global's assets consists of investment securities, Harbor Global could, in some circumstances in the future, be deemed to be an investment company under the Investment Company Act of 1940. The determination of whether Harbor Global is an investment company is based on facts and circumstances that exist at various times.

     Harbor Global intends to conduct itself in the future so as to avoid becoming an investment company. If, nevertheless, Harbor Global were in the future to become an investment company, because Harbor Global is a foreign company, the Investment Company Act would prohibit Harbor Global and any person deemed to be an underwriter of Harbor Global's securities from offering for sale, selling or delivering after sale, in connection with a public offering, any security issued by Harbor Global in the United States.

                           FORWARD-LOOKING STATEMENTS

     This information statement contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties and are based upon the beliefs and assumptions of Harbor Global's management. Forward looking statements include those about Harbor Global's plans or strategies to liquidate its assets and operate its assets until they are liquidated, Harbor Global's anticipated expenses, liquidity and capital resources and general economic and market conditions, particularly those in the emerging markets in which Harbor Global conducts its businesses. You can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should read statements that contain these words carefully because they discuss future expectations, contain projections of future results of operations or of financial position or state other "forward-looking" information with respect to Harbor Global. The factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this information statement, provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described in forward-looking statements.

                                THE DISTRIBUTION

REASONS FOR THE DISTRIBUTION

     On May 14, 2000, Pioneer Group and UniCredito Italiano entered into a merger agreement under which a wholly owned subsidiary of UniCredito Italiano will merge with and into Pioneer Group. Pioneer Group will survive the merger as a wholly owned subsidiary of UniCredito Italiano. Prior to closing the merger, Pioneer Group will transfer some of its businesses and assets to Harbor Global, a wholly owned subsidiary of Pioneer Group, and distribute Harbor Global common shares to its stockholders. The Pioneer Group board of directors believes the distribution will enable Pioneer Group stockholders to participate in the value of all of Pioneer Group's assets through the acquisition of Pioneer Group by UniCredito Italiano and the realization of any potential value of the businesses and assets transferred to Harbor Global through the liquidation of those assets within a limited period of time. Pioneer Group's board of directors believes the distribution and the merger are in the best interests of Pioneer Group's stockholders.

DISTRIBUTION AGREEMENT

     Pioneer Group and Harbor Global have entered into a distribution agreement which, in general, provides that:

     - Pioneer Group will transfer some of its businesses and assets to Harbor Global;

     - Pioneer Group will distribute Harbor Global common shares to its stockholders on a pro rata basis;

     - Harbor Global will indemnify Pioneer Group for liabilities, other than tax liabilities, incurred by Pioneer Group relating to the business or operations of Harbor Global or its subsidiaries; and

     - Pioneer Group will indemnify Harbor Global for liabilities, other than tax liabilities, incurred by Harbor Global relating to the business or operations of Pioneer Group or its subsidiaries, excluding Harbor Global and its subsidiaries.

The form of distribution agreement is attached as Exhibit A to this information statement.

     Transfer of Assets. Under the distribution agreement, Pioneer Group has agreed to transfer the capital stock of several of its subsidiaries and an amount in cash of $25 million to Harbor Global before the distribution date. As a result of these transfers, at the time of the distribution Harbor Global's assets will consist primarily of the following businesses and assets currently owned or operated by Pioneer Group:

     - real estate management and investment management operations in Russia;

     - Polish and Eastern European venture capital investment and management operations;

     - Polish and Eastern European real estate management operations;

     - timber harvesting and sales in Russia;

     - gold exploration operations in Russia;

     - the proceeds from the sale of Pioneer Group's gold mining operations in Ghana; and

     - $25 million in cash.

Harbor Global will own and operate all of its assets through a direct majority owned subsidiary, Harbor Global II Ltd. See "Business -- Holding Company Structure" in this information statement for more information about Harbor Global's structure.

     Indemnification. In connection with the transfer of the Pioneer Group businesses and assets described above to Harbor Global, Harbor Global has agreed to indemnify Pioneer Group and its subsidiaries and their officers, directors, agents and employees for liabilities, other than tax liabilities, incurred by Pioneer Group relating to the businesses or operations of Harbor Global or its subsidiaries. For example, in connection with the sale of its gold mining operations in Ghana to Ashanti Goldfields

Teberebie Limited, Pioneer Group has agreed to indemnify Ashanti for claims arising under the purchase agreement before June 19, 2005 relating to its Ghanaian gold mining operations. Under the distribution agreement, Pioneer Group has agreed to transfer Pioneer Goldfields II Limited, the Pioneer Group subsidiary through which Pioneer Group's gold mining operations in Ghana were conducted, to Harbor Global. As a result of the transfer of Pioneer Goldfields II to Harbor Global, Harbor Global is obligated to reimburse Pioneer Group in the event that Pioneer Group indemnifies Ashanti for any claim under the purchase agreement.

     Similarly, under the distribution agreement, Pioneer Group has agreed to indemnify Harbor Global and its subsidiaries and their directors, officers, agents and employees for liabilities, other than tax liabilities, incurred by Harbor Global relating to the businesses or operations of Pioneer Group or its subsidiaries, other than Harbor Global and its subsidiaries.

     The liability of each of Harbor Global and Pioneer Group for taxes are exclusively governed by the tax separation agreement which is described below.

     Additional Liabilities. Under the purchase agreement in connection with the sale by Pioneer Group of its gold mining operations in Ghana to Ashanti, Pioneer Goldfields II is entitled to receive an $18.8 million base purchase price plus additional payments up to $5 million contingent upon the market price of gold and productivity of the Ghana gold mine. On June 19, 2000, $5 million of the base purchase price was paid to Pioneer Goldfields II in cash and $13.8 million of the base purchase price was paid in the form of a five year non-interest bearing promissory note. Under the distribution agreement, Harbor Global has agreed that promptly after June 19, 2005, the fifth anniversary of the closing of the sale, it will pay to Pioneer Group the lesser of $5 million or the proceeds received by Pioneer Goldfields II from Ashanti under the purchase agreement less any indemnification claims paid under the purchase agreement for breach of any representation or warranty of Pioneer Goldfields II, which shall not exceed the total purchase price paid by Ashanti. If any indemnification claim under the purchase agreement is pending on June 19, 2005, Harbor Global will pay the appropriate amount described above promptly upon resolution of the pending claim or claims. For more information about the transaction with Ashanti, see "Business -- Other Assets -- Ashanti Proceeds" in this information statement.

     Harbor Global will make certain payments to Mr. Hunter, Catherine V. Mannick and other employees of Calypso Management or subsidiaries of Harbor Global who are currently officers or employees of Pioneer Group or its subsidiaries and who, as a result of the merger, will be entitled to receive payments from Pioneer Group upon termination of their employment with Pioneer Group. In addition, Harbor Global will pay Mr. Kasnet a signing and retention bonus of $1.8 million if he remains employed by Calypso Management and Calypso Management continues to provide services to Harbor Global on the second anniversary of the distribution date, or if Harbor Global terminates his employment without cause prior to the second anniversary of the distribution date. Harbor Global expects that these payments will be approximately $3.6 million in the aggregate. See "Management -- Compensation of Executive Officers" in this information statement for more information regarding these payments.

     In addition, Harbor Global has commitments to invest an additional approximately $5.4 million in the Polish Real Estate Fund and approximately $2.3 million in the PBO Property Fund. See "Business -- Polish and Eastern European Real Estate" in this information statement for more information regarding the Polish Real Estate Fund and the PBO Property Fund.

     Intercompany Indebtedness. Prior to the distribution, any intercompany indebtedness, receivable or other intercompany obligation between Harbor Global or its subsidiaries on one hand, and Pioneer Group or its subsidiaries on the other hand, other than Pioneer Group's right to receive up to $5 million under the distribution agreement in connection with the Ashanti purchase agreement, will be contributed by Pioneer Group to the capital of either Harbor Global or one of its subsidiaries. Following the distribution, except as described above and except for any amounts payable by Harbor Global to Pioneer Group in connection with any transitional services provided to Harbor Global, there will be no outstanding indebtedness or accounts payable or receivable between Harbor Global and its subsidiaries and Pioneer Group and its subsidiaries.

     Mutual Release. Under the distribution agreement each of Harbor Global and Pioneer Group releases and forever discharges the other and its subsidiaries for all obligations, liabilities and claims which the releasing party has against the other relating to events or circumstances existing before the distribution date. This mutual release does not affect either party's ability to enforce the distribution agreement or any other agreement contemplated by the distribution agreement, including the tax separation agreement.

     Names. Following the distribution, the name "Pioneer" and all similar related names, marks and logos will be the property of UniCredito Italiano, Pioneer Group or a subsidiary of Pioneer Group. Harbor Global intends to change the names of its subsidiaries that currently contain the "Pioneer" name before the distribution. Accordingly, the names of some of the Harbor Global subsidiaries used in this information statement will be changed. In the event that these name changes cannot be completed before the distribution date, Pioneer Group and Harbor Global have agreed to use their good faith efforts to enter into a licence agreement to permit Harbor Global and its subsidiaries to use the "Pioneer" name for a reasonable period of time after the closing of the merger in connection with the continued operation of Harbor Global's assets and businesses.

     Distribution of Harbor Global Common Shares. The distribution agreement provides that the distribution record date and the distribution date will be the closing date of the merger and that the distribution will occur immediately prior to the closing of the merger.

     The distribution will occur only if the following conditions are satisfied:

     - the stockholders of Pioneer Group approve and adopt the merger agreement between Pioneer Group and UniCredito Italiano;

     - Pioneer Group transfers some of its businesses and assets to Harbor
       Global;

     - all of the conditions to the obligation of Pioneer Group to close the merger, other than the condition that the distribution be completed, are satisfied or waived by Pioneer Group; and

     - no order, injunction or other legal restraint preventing or prohibiting the distribution is in effect.

     Pioneer Group will deliver to EquiServe Limited Partnership, the distribution agent, certificates representing all of the outstanding Harbor Global common shares. At the time of distribution, Pioneer Group will notify the distribution agent that the distribution is effective, and you will be entitled to receive one Harbor Global common share for every five shares of Pioneer Group common stock held by you on the distribution date. No certificates or scrip representing fractional Harbor Global common shares will be issued to you as part of the distribution. The distribution agent will aggregate fractional shares into whole shares and seek to sell them at then prevailing prices on behalf of you and other holders who would be entitled to receive fractional share interests. Instead of a fractional share, you will receive a cash payment in the amount of your pro rata share of the total sale proceeds, net of any commissions incurred in connection with the sale of fractional shares. The aggregated fractional shares will be sold on, or as soon as practicable after, the distribution date.

     The total number of Harbor Global common shares to be distributed will depend on the number of shares of common stock of Pioneer Group outstanding on the distribution date. Based upon the number of shares of Pioneer Group outstanding on June 22, 2000, approximately 5,371,428 Harbor Global common shares will be distributed to Pioneer Group stockholders. This amount may increase prior to the distribution date due to the issuance of shares of Pioneer Group common stock upon the exercise of outstanding options. The certificate representing your Harbor Global common shares will be mailed to you approximately one to two weeks after the distribution date.

     You will not be required to pay any cash or other consideration for the Harbor Global common shares you receive in the distribution.

TAX SEPARATION AGREEMENT

     Pioneer Group and Harbor Global have entered into a tax separation agreement, which will govern each party's rights and obligations with respect to payments, deficiencies and refunds, if any, of federal, state, local or foreign taxes for periods before and after the distribution. Under the tax separation agreement, Harbor Global has agreed to pay any tax arising in connection with the transfer of businesses and assets from Pioneer Group to Harbor Global and the subsequent distribution. The tax separation agreement also governs each party's obligations with respect to the filing of tax returns and conduct of tax audits. The form of the tax separation agreement is attached as Exhibit B to this information statement.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a general description of certain United States federal income tax consequences that are expected to be material and are applicable to you by virtue of your receipt of cash and Harbor Global common shares in the merger and distribution. This description is not a comprehensive description of all of the tax consequences that may be relevant to you. This description does not discuss the tax consequences that may be applicable to you in light of your individual circumstances or if you are subject to special treatment under some United States federal income tax laws, such as laws pertaining to:

     - banks;

     - tax-exempt organizations;

     - insurance companies;

     - mutual funds;

     - traders in securities who elect to apply a mark-to-market method of accounting;

     - dealers in securities or foreign currencies;

     - stockholders who received their Pioneer Group common stock through the exercise of employee stock options or otherwise as compensation;

     - stockholders who are not United States persons, as defined in the Internal Revenue Code;

     - stockholders who hold Pioneer Group common stock as part of a hedge, straddle or conversion transaction;

     - stockholders who hold Pioneer Group common stock through a partnership, trust or other entity that is treated as a pass-through entity for United States federal income tax purposes; or

     - stockholders subject to the alternative minimum tax.

     This description is based upon the Internal Revenue Code of 1986, the regulations of the United States Treasury Department, and court and administrative rulings and decisions in effect on the date of this information statement, all of which are subject to change, possibly retroactively, which may change the tax consequences described below.

     Neither Harbor Global nor Pioneer Group has sought or will seek a ruling from the Internal Revenue Service or a legal opinion regarding any tax matter discussed in this information statement, including any tax consequences relating to the formation of Harbor Global, or the tax consequences of the merger and distribution or holding Harbor Global common shares. Neither Pioneer Group nor Harbor Global can assure you that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

     Tax matters are complicated. The tax consequences of the merger and the distribution to you are complex and will depend on your particular facts and circumstances. Harbor Global urges you to consult your own tax advisor regarding your specific tax consequences of the merger and distribution, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws.

     U.S. Federal Income Tax Consequences to Pioneer Group Stockholders of the Receipt of Cash and Harbor Global Common Shares. The United States federal income tax consequences to you of receiving Harbor Global common shares in the distribution may differ significantly depending on whether the distribution and merger are treated as a single integrated transaction or as two separate transactions for United States federal income tax purposes. Although there is no specific authority directly on point, UniCredito Italiano, Pioneer Group and Harbor Global intend to characterize the merger and the distribution as a single integrated transaction for United States federal income tax purposes. However, because the issue is not free from doubt, you should consult your tax advisor with respect to the proper treatment of the distribution of Harbor Global common shares.

     In general, your receipt of cash and Harbor Global common shares in connection with the merger and the distribution will be a taxable event. If the merger and the distribution are treated as a single, integrated transaction, your receipt of cash and Harbor Global common shares will be treated as an exchange of shares of Pioneer Group common stock for both cash and Harbor Global common shares. Under this treatment, you will generally recognize capital gain or loss for United States federal income tax purposes equal to the difference between (1) the amount of cash you receive plus the fair market value at the time of the distribution of the Harbor Global common shares you receive and (2) the adjusted tax basis in the shares of Pioneer Group common stock you surrender in exchange for the cash and Harbor Global common shares.

     The gain or loss will be long-term capital gain or loss if your holding period for the Pioneer Group common stock you exchange is more than 12 months at the closing of the merger. If you own more than one block of shares of Pioneer Group common stock, the cash and Harbor Global common shares you receive must be allocated ratably among the blocks you own. Your holding period for the Harbor Global common shares you receive in the distribution will begin on the day following the date of the distribution, and you will have an initial tax basis in the Harbor Global common shares equal to their fair market value on the distribution date.

     If the merger and distribution are not treated as a single integrated transaction for United States federal income tax purposes, the receipt of cash in exchange for shares of Pioneer Group common stock would result in the recognition of gain or loss as described above, while your receipt of Harbor Global common shares may instead be a taxable distribution from Pioneer Group.

     If the receipt of the Harbor Global common shares were treated as a taxable distribution, the fair market value of your Harbor Global common shares at the time of the distribution would be taxable to you as a dividend to the extent of Pioneer Group's current or accumulated earnings and profits, including earnings and profits arising from the deemed sale by Pioneer Group of the Harbor Global common shares as a result of the distribution. That portion of the value of Harbor Global common shares that exceeds the earnings and profits of Pioneer Group would first be treated as a non-taxable return of capital to the extent of your basis in your shares of Pioneer Group common stock, and your adjusted tax basis in this stock would be reduced accordingly (but not below zero). To the extent that the remaining portion of the value of Harbor Global common shares you receive were to exceed your adjusted tax basis in your shares of Pioneer Group common stock, the excess would be treated as long-term or short-term capital gain from the sale or exchange of Pioneer Group common stock, depending on the period of time you held the Pioneer Group stock.

     As discussed above, the amount of income, gain or loss, if any, that you will recognize will depend, in part, on the fair market value of the Harbor Global common shares you receive in the distribution. Harbor Global will undertake to provide you with its determination regarding the fair market value of the Harbor Global common shares you receive in the distribution. However, any determination will not be binding on the Internal Revenue Service, which may assert a different, and possibly higher, value for the Harbor Global common shares you receive. Accordingly, there can be no assurance as to the exact amount of income, gain or loss you may recognize as a result of the merger and the distribution.

     Bermuda and United States Tax Status of Harbor Global. Harbor Global believes that it will not be subject to taxation in Bermuda and that interest, dividends and gains distributed by Harbor Global to you will not be subject to taxation in Bermuda.

     For United States federal income tax purposes, Harbor Global will elect to be classified as a partnership. Harbor Global believes that it will not be classified as a "publicly traded partnership" or otherwise classified as a corporation for United States federal income tax purposes. It is anticipated that, for United States federal income tax purposes, you will be treated as a partner in the Bermuda partnership and your Harbor Global common shares will represent partnership interests.

     United States Federal Income Tax Consequences of Holding Harbor Global Common Shares. By reason of its classification as a partnership for United States federal income tax purposes, Harbor Global itself will not be subject to United States federal income tax. Instead, items of income, gain, loss, deduction and expense will pass through to you, and you will be treated as a partner in Harbor Global for United States federal income tax purposes.

     As a partner in Harbor Global, you will be required to take into account your allocable share of Harbor Global's items of income, gain, loss, deduction and credit. The amount of your allocable share of Harbor Global's items of income, gain, loss, deduction and credit will be determined in accordance with your interest in Harbor Global. Your adjusted tax basis in the Harbor Global shares generally will be equal to the fair market value of the Harbor Global shares you receive at the time of the distribution and will be (1) increased by your allocable share of Harbor Global's items of income and gain that you are required to take into account as described above and (2) decreased, but not below zero, by the allocable share of Harbor Global's items of deduction and loss and the amount of any cash or other distribution made by Harbor Global to you. Cash distributions that Harbor Global makes to you generally will not be taxable to you, except to the extent that these distributions exceed your adjusted tax basis in your Harbor Global common shares.

     Because Harbor Global will not be required to make current distributions of its earnings, it is possible that your United States federal income tax liability directly (as described below under the heading "Investments in Foreign Corporations"), or with respect to your allocable share of Harbor Global's items of income, gain, loss, deduction and credit, in a particular taxable year could exceed the cash distributions, if any, to you for that year. In this case, you may have a liability for tax which must be paid by you out of other funds.

     Harbor Global's disposition of businesses or assets may generally give rise to income, gain or loss, which will pass through to you, as described above. Except as described below under the heading "Passive Foreign Investment Company," this gain will be treated as long-term capital gain if Harbor Global's holding period in the stock is more than 12 months at the time of the sale. For this purpose, Harbor Global's holding period will include any period during which the stock was held as a capital asset by Pioneer Group. Harbor Global expects to distribute proceeds from the liquidation of its assets, net of its expenses and other liabilities, pro rata to its shareholders.

     Investments in Foreign Corporations. As a result of the structure of Harbor Global, you may be required to recognize a proportionate share of the income earned by any majority or minority owned Harbor Global subsidiary that is classified as a Foreign Personal Holding Company or a Passive Foreign Investment Company. You are urged to consult your tax advisor as to whether making a qualified electing fund election, as described below, with respect to each Passive Foreign Investment Company would be beneficial to you.

     Foreign Personal Holding Company. Harbor Global believes that one or more of its foreign subsidiaries may be classified as a "foreign personal holding company" (an "FPHC"). In general, a foreign corporation will be classified as an FPHC if in any taxable year (1) five or fewer individuals who are United States citizens or residents own or are deemed to own more than 50% (measured by the total voting power of all classes entitled to vote or the total value) of the foreign corporation's shares (the "ownership test") and (2) at least 60% (50% in some cases) of the foreign corporation's gross income consists of "foreign personal holding company income," which generally includes passive income such as dividends, interests, gains from the sale or exchange of shares or securities, rent and royalties (the "income test").

     For purposes of determining whether a foreign corporation meets the ownership test described above, you will be treated as owning your proportionate share of stock in any foreign corporation held by Harbor Global, and the shares that are treated as owned by you will be attributed to all other shareholders of Harbor Global. Therefore, any foreign corporation owned by Harbor Global will generally be treated as owned, through attribution, by each Harbor Global shareholder in the same proportion that the company is owned by Harbor Global, so that the ownership test will be satisfied with respect to any company that is owned more than 50 percent by Harbor Global. As a result, any foreign corporation that is more than 50% owned by Harbor Global will be treated as an FPHC based solely on whether the income test is satisfied. In addition, Harbor Global believes that one or more of the subsidiaries of Harbor Global will have substantial passive income, and as a result may be classified as an FPHC under the income test.

     In the event that any foreign subsidiary of Harbor Global is classified as an FPHC, you will be required to include your proportionate share of the subsidiary's undistributed foreign personal holding company income, regardless of whether you receive corresponding distributions of cash.

     Harbor Global will undertake to provide you with information regarding the classification of any Harbor Global subsidiary as an FPHC and your allocable share of the subsidiary's income, as described above. However, Harbor Global cannot assure you that it will be able to provide you with this information.

     Passive Foreign Investment Company. One or more of Harbor Global's subsidiaries could also be classified as a passive foreign investment company (a "PFIC"). In general, a foreign corporation will be a PFIC if, for any taxable year, either (1) 75% or more of its gross income is "passive income," which includes interest, dividends, and some types of rents and royalties, or (2) the average percentage of the corporation's assets that produce or are held for the production of "passive income" is 50% or more. If any of the foreign corporations owned directly or indirectly by Harbor Global is a PFIC during any year in which you own an interest in Harbor Global, you will be treated as directly owning your proportionate share of such PFIC. Unless you make a qualified electing fund election, as described below, you will be subject to tax on gains on dispositions of PFIC shares by Harbor Global or a subsidiary of Harbor Global and on certain "excess distributions" by a PFIC to Harbor Global as if the gain or distribution were ordinary income earned ratably over each of the years during the period in which the subsidiary was classified as a PFIC, and you will be treated as owning an indirect interest in the PFIC. You generally will be liable to pay tax at the ordinary income rates prevailing during each of the years to which the gain or distribution is allocated, except that in the case of gains and distributions allocated to prior years in which the foreign corporation was a PFIC, (1) the tax rate will be the highest in effect for that taxable year and (2) the tax will be payable generally without regard to offsets from deductions, losses and expenses. You will also be subject to an interest charge with respect to any tax described above that is allocated to a prior year.

     Alternatively, you may make an election with respect to each PFIC in which you are treated as owning shares to have the PFIC treated as a "qualified electing fund" ("QEF"). In general, a QEF election would require you to include in gross income each year your share of the PFIC's ordinary income and net capital gain for the year, even if the PFIC does not distribute cash or other property in respect of such income. You may only make a QEF election if the PFIC satisfies certain reporting requirements with respect to its ordinary income and net capital gains.

     In addition, subject to specific limitations, shareholders treated as owning marketable shares in a PFIC may make an election to mark those shares to market annually, rather than being subject to the above-described rules. Amounts included in or deducted from income under this mark-to-market election and actual gains and losses realized upon disposition, subject to specific limitations, would be treated as ordinary gains or losses.

     As mentioned above, Harbor Global expects that one or more of its subsidiaries will have substantial passive income. Accordingly, Harbor Global expects that one or more of its subsidiaries will be classified as a PFIC, in which case the subsidiary will likely be classified as both a PFIC and an FPHC. In that event, unless you make a QEF election, you will include in your income the portion of the foreign corporation's income that is required to be included under the FPHC rules, described above, and also be subject to tax under the PFIC rules with respect to gains on dispositions and excess distributions, including the interest charge, as described above. However, if you have made a QEF election with respect to a company that is treated as both a PFIC and an FPHC, you will include in your income your proportionate share of the foreign corporation's income as provided in the FPHC rules, as described above, and any remaining income under the QEF rules, as described above. Accordingly, you will include your proportionate share of the subsidiary's income, but only once, and you will not be subject to the PFIC rules regarding gains on dispositions and excess distributions, including the interest charge described above in the PFIC rules.

     Harbor Global will undertake to obtain from any PFIC, and provide to you, the information necessary to allow you to make, and maintain, a QEF election with respect to any PFIC. However, Harbor Global cannot assure you that it will be able to provide all the necessary information to satisfy the PFIC requirements and that you will be permitted to make and maintain a QEF election.

     YOU ARE STRONGLY URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO HOW THE PASSIVE FOREIGN INVESTMENT COMPANY RULES AFFECT YOUR TAX SITUATION AND WHETHER MAKING A QUALIFIED ELECTING FUND ELECTION WITH RESPECT TO EACH PASSIVE FOREIGN INVESTMENT COMPANY OWNED BY HARBOR GLOBAL WOULD BE BENEFICIAL TO YOU.

     Controlled Foreign Corporation. Any foreign corporation that is held directly or indirectly by Harbor Global could be treated as a "controlled foreign corporation" if more than 50% of the total voting power or value of the shares is owned, directly or indirectly, by shareholders that are citizens or residents of the United States, United States domestic partnerships or corporations or estates or trusts other than foreign estates or trusts, indirectly owning 10% or more of the total combined voting power of all classes of shares in the foreign corporation. This classification would have many complex results, including requiring the shareholders to include in income their pro rata shares of the controlled foreign corporation's "Subpart F Income," as defined by the Internal Revenue Code. In addition, with respect to any such shareholder who is or was a 10% or greater shareholder at any time during the five year period ending with the sale or exchange of shares in a controlled foreign corporation by Harbor Global or any of its subsidiaries, gain from such sale or exchange will be treated as a dividend taxable at ordinary income tax rates to the extent of the controlled foreign corporation's earnings and profits attributable to the shares sold or exchanged.

     Pioneer Group does not believe that any foreign corporation that will be held directly or indirectly by Harbor Global immediately following the distribution will be a controlled foreign corporation. However, we cannot assure you that a foreign corporation owned by Harbor Global will not qualify as a controlled foreign corporation in the future.

TRADING OF HARBOR GLOBAL COMMON SHARES

     Harbor Global has registered its common shares with the Securities and Exchange Commission on a registration statement on Form 10 under the Securities
Exchange Act of 1934, effective as of [            ], 2000. The Harbor Global
common shares you receive in the distribution will be freely transferable, unless you are an "affiliate" of Harbor Global under the Securities Act of 1933. However, there is no current public trading market for Harbor Global common shares, and Harbor Global common shares will not be listed on an exchange or on The Nasdaq Stock Market(R). Furthermore, Harbor Global does not intend to take any action to facilitate the development of an active trading market. Harbor Global cannot assure you that you will be able to sell your Harbor Global common shares, and if a trading market does develop, Harbor Global cannot assure you as to the prices at which Harbor Global common shares will trade.

     Persons who may be deemed to be affiliates of Harbor Global generally include individuals or entities that control, are controlled by or are under common control with Harbor Global and may include the directors and officers of Harbor Global or any principal shareholder of Harbor Global. Persons who are affiliates of Harbor Global will be permitted to sell their Harbor Global common shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded under Rule 144 under the Securities Act.

                            PRO FORMA CAPITALIZATION

     The following table presents the consolidated historical capitalization of Harbor Global as of March 31, 2000, adjusted to reflect capital contributions to be made by Pioneer Group to Harbor Global prior to the distribution, as well as the distribution. This information should be read in conjunction with the Condensed Consolidated Financial Statements and the related notes thereto of Harbor Global included elsewhere in this information statement.

                                                                         MARCH 31, 2000
                                                            ----------------------------------------
                                                                         (IN THOUSANDS)
                                                                                  PRO FORMA
                                                                          --------------------------
                                                            HISTORICAL    ADJUSTMENTS    AS ADJUSTED
                                                            ----------    -----------    -----------
Cash(1)...................................................     6,114         21,400        27,514
Restricted Cash(1)(2).....................................       880          7,720         8,600
Current Notes Payable(2)..................................     1,240         (1,240)           --
Amounts Due to Affiliates(3)..............................   100,455       (100,455)           --
Notes Payable(2)..........................................     3,720         (3,720)           --
Minority Interest.........................................    62,328             --        62,328
Preferred Shares (1,000,000 shares authorized and none
  outstanding on a pro forma basis).......................        --             --            --
Common Shares (48,000,000 shares authorized and 5,296,236
  shares outstanding on a pro forma basis, par value
  $.0025)(3)..............................................        --             13            13
Additional Paid In Capital(3).............................        --         76,437        76,437
Parent Company Investment(3)..............................   (59,164)        59,164            --
Total Shareholders' Equity................................   (59,164)       135,614        76,450

---------------
(1) Reflects the contribution of cash by the Pioneer Group of approximately $29,080,000 which includes: (1) $25,000,000 to fund the expenses to be incurred by Harbor Global for the administration and liquidation of its assets, to fund capital commitments to the PBO Property Fund and the Polish Real Estate Fund and to fund certain compensation liabilities payable to current employees of Pioneer Group who will become employees of Harbor Global or its subsidiaries or Calypso Management; and (2) $4,080,000 to fund the repayment of a note payable of Forest-Starma prior to the distribution. Also reflects $5,000,000 of cash received by Pioneer Goldfields II, which will become a wholly owned subsidiary of Harbor Global, in connection with the sale of its Ghanaian gold mining operations. Approximately $8,600,000 of the cash is reflected in short and long term restricted cash.

(2) Reflects the repayment of $4,960,000 of notes payable to occur prior to the distribution. Pioneer Group will contribute $4,080,000 to the repayment, and Harbor Global will fund the balance of $880,000.

(3) Reflects the capitalization of Harbor Global at the time of the distribution, including the issuance to Pioneer Group stockholders of one common share of Harbor Global for every five shares of Pioneer Group common stock held on the distribution date, based on the number of shares of Pioneer Group common stock outstanding on March 31, 2000, and the forgiveness of indebtedness of Harbor Global subsidiaries to Pioneer Group. In addition, the number of common shares authorized assumes that Harbor Global effects a four-for-one stock split prior to the distribution date.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     Set forth on the following pages are a historical and pro forma condensed consolidated statement of financial position of Harbor Global at March 31, 2000 and historical and pro forma condensed consolidated statements of operations of Harbor Global for the three month period ended March 31, 2000 and the year ended December 31, 1999.

     The pro forma condensed consolidated statement of financial position includes condensed consolidated historical amounts for Harbor Global at March 31, 2000, as adjusted to reflect the effect of capital contributions to be made by Pioneer Group to Harbor Global prior to the distribution date, as well as the distribution, as if the distribution was completed on March 31, 2000. The pro forma condensed consolidated statements of operations sets forth Harbor Global's results of operations for the three months ended March 31, 2000, and for the year ended December 31, 1999, and assumes the distribution was completed on January 1, 2000 or January 1, 1999, respectively.

     The pro forma condensed consolidated financial statements should be read together with the other financial information presented elsewhere in this information statement. The pro forma condensed consolidated information is presented for illustrative purposes only and is not necessarily indicative of either (1) the operating or financial results that would have occurred had the distribution occurred on January 1, 2000 or January 1, 1999, in the case of the pro forma condensed consolidated statements of operations, or on March 31, 2000, in the case of the pro forma condensed consolidated statement of financial position, or (2) Harbor Global's future operating or financial results, particularly in light of Harbor Global's intent to liquidate its assets within a limited period of time.

       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                                                        MARCH 31, 2000
                                                            --------------------------------------
                                                                        (IN THOUSANDS)
                                                            HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                            ----------    -----------    ---------
ASSETS
Cash(1)(4)................................................      6,114        21,400        27,514
Restricted Cash(1)(2).....................................        880         2,720         3,600
Timber Inventory..........................................      7,061            --         7,061
Other Current Assets......................................      1,953            --         1,953
Net Current Assets of Discontinued Operations.............         77            --            77
                                                             --------      --------      --------
          Total Current Assets............................     16,085        24,120        40,205
Long Term Restricted Cash(1)..............................         --         5,000         5,000
Goodwill..................................................      1,454            --         1,454
Venture Capital Investments(3)............................     50,765            --        50,765
Long Term Investments(4)..................................      8,177            --         8,177
Building(4)...............................................     24,689            --        24,689
Timber Equipment..........................................     12,677            --        12,677
Other Long Term Assets....................................      3,843            --         3,843
Notes Receivable(5).......................................         --         9,679         9,679
Net Noncurrent Assets of Discontinued Operations..........      1,197            --         1,197
                                                             --------      --------      --------
          Total Assets....................................    118,887        38,799       157,686
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts Payable..........................................      3,772            --         3,772
Accrued Expenses(6).......................................      6,536         3,600        10,136
Current Portion of Notes Payable(2).......................      1,240        (1,240)           --
                                                             --------      --------      --------
          Total Current Liabilities.......................     11,548         2,360        13,908
Other Liabilities(6)......................................         --         5,000         5,000
Notes Payable(2)..........................................      3,720        (3,720)           --
Amounts Due Affiliates(7).................................    100,455      (100,455)           --
                                                             --------      --------      --------
Total Debt................................................    104,175      (104,175)           --
                                                             --------      --------      --------
          Total Liabilities...............................    115,723       (96,815)       18,908
Minority Interest(3)(4)...................................     62,328            --        62,328
Preferred Shares (1,000,000 shares authorized and none
  outstanding on a pro forma basis).......................         --            --            --
Common Shares (48,000,000 shares authorized and 5,296,236
  shares outstanding on a pro forma basis, par value
  $.0025)(7)..............................................         --            13            13
Additional Paid In Capital(7).............................         --        76,437        76,437
Parent Company Investment(7)..............................    (59,164)       59,164            --
                                                             --------      --------      --------
          Total Equity....................................    (59,164)      135,614        76,450
                                                             --------      --------      --------
Total Liabilities and Equity..............................    118,887        38,799       157,686

---------------
(1) Reflects the contribution of cash by the Pioneer Group of approximately $29,080,000 which includes: (1) $25,000,000 to fund the expenses to be incurred by Harbor Global for the administration and management of its assets, to fund capital commitments to the PBO Property Fund and the Polish Real Estate Fund, and to fund certain compensation liabilities payable to current employees of Pioneer Group who will become employees of Harbor Global or its subsidiaries or Calypso

    Management; and (2) $4,080,000 to fund the repayment of a note payable of Forest-Starma prior to the distribution. Also reflects $5,000,000 of cash received by Pioneer Goldfields II, which will become a wholly owned subsidiary of Harbor Global, in connection with the sale of its Ghanaian gold mining operations. Approximately $8,600,000 of the cash contribution is reflected in short and long term restricted cash.

(2) Reflects the repayment of $4,960,000 of notes payable to occur prior to the distribution. Pioneer Group will contribute $4,080,000 and Harbor Global will fund the balance of $880,000.

(3) Harbor Global has consolidated 100% of the net assets of Pioneer Poland U.S., L.P. and Pioneer Poland UK, L.P., although Harbor Global's ownership interests are 7.2% and 9.2%, respectively. The Polish and Eastern European venture capital investments are made through these consolidated partnerships which comprise the Pioneer Poland Fund. Harbor Global's interest in the Pioneer Poland Fund totals $4,279,000. The difference between the assets listed under "Venture Capital Investments" and Harbor Global's interest is included under "Minority Interest" and represents the interest of other shareholders in the fund.

(4) Harbor Global owns approximately 52% of the equity in the Pioneer First Investment Fund. The Pioneer First Investment Fund invests directly in real estate, and to a lesser extent, securities of Russian companies. The building represents the Meridian Commercial Tower, which comprises a significant portion of the assets of Pioneer First investment Fund. The long-term investments and approximately $3.4 million in cash comprise the balance of the Pioneer First Investment Fund's assets. The 48% interest held by the other shareholders of the Pioneer First Investment Fund is recorded under Minority Interest and totals $14,010,000.

(5) Reflects a note receivable of Pioneer Goldfields II. Pioneer Goldfields II received the note from Ashanti Goldfields Teberebie Limited, in connection with the sale of its Ghanaian gold mining operations. The note receivable has the following repayment schedule: $2,500,000 in March 2001, $2,500,000 in March 2002, $3,000,000 in March 2003, $3,750,000 in March 2004 and
    $2,050,000 in March 2005. The note has a net present value of $9,679,000, when discounted at a rate of 13%.

(6) Reflects the obligation of Harbor Global under the distribution agreement to pay Pioneer Group up to $5 million of the proceeds received by Pioneer Goldfields II from Ashanti Goldfields, Teberebie Limited in connection with the sale of Pioneer Group's Ghanaian gold mining operations to Ashanti. Harbor Global has also assumed approximately $3,600,000 of compensation obligations payable to current employees of Pioneer Group or its subsidiaries who will become employees of Harbor Global or its subsidiaries or Calypso Management.

(7) Reflects the capitalization of Harbor Global at the time of the distribution, including the issuance to Pioneer Group stockholders of one common share of Harbor Global for every five shares of Pioneer Group common stock held on the distribution date, based on the number of shares of Pioneer Group common stock outstanding on March 31, 2000, and the forgiveness of the indebtedness of Harbor Global subsidiaries to Pioneer Group. In addition, the number of common shares authorized assumes that Harbor Global effects a four-for-one stock split prior to the distribution date.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                                     THREE MONTHS ENDED             YEAR ENDED
                                                       MARCH 31, 2000            DECEMBER 31, 1999
                                                   -----------------------    -----------------------
                                                                     (IN THOUSANDS)
                                                   HISTORICAL    PRO FORMA    HISTORICAL    PRO FORMA
                                                   ----------    ---------    ----------    ---------
Revenues
  Timber Sales...................................         0            0        14,383        14,383
  Real Estate Rental Revenue.....................     1,955        1,955         9,495         9,495
  Other..........................................       646          646         4,229         4,229
                                                     ------       ------       -------       -------
Total Revenues...................................     2,601        2,601        28,107        28,107

Operating Expenses
  Timber Cost of Goods Sold......................         0            0       (15,252)      (15,252)
  Salary and Benefit Expenses....................      (658)        (658)       (6,052)       (6,052)
  Facility Expenses..............................      (350)        (350)       (1,489)       (1,489)
  Building and Property Management Expenses......      (440)        (440)       (2,350)       (2,350)
  Other Expenses.................................    (2,236)      (2,236)       (6,392)       (6,392)
  Write-down of Natural Resource Projects........         0            0          (685)         (685)
  Reduction in Carrying Value of Timber Assets...         0            0       (15,300)      (15,300)
  Allocation of Corporate Costs..................    (2,140)      (2,140)      (11,431)      (11,431)
                                                     ------       ------       -------       -------
Total Operating Expenses.........................    (5,824)      (5,824)      (58,951)      (58,951)

Operating Income (Loss)..........................    (3,223)      (3,223)      (30,844)      (30,844)

Other Income (Expense)
  Unrealized and Realized Gains/Losses on
     Securities..................................     1,478        1,478         2,095         2,095
  Interest (Expense)/Income(1)...................      (100)         702          (593)        2,802
                                                     ------       ------       -------       -------
Total Other Income...............................     1,378        2,180         1,502         4,897

Income (Loss) from Continuing Operations before
  Provision for Income Taxes and Minority
  Interest.......................................    (1,845)      (1,043)      (29,342)      (25,947)
Provision for Income Taxes.......................      (321)        (321)       (1,438)       (1,438)

Income (Loss) from Continuing Operations before
  Minority Interest..............................    (2,166)      (1,364)      (30,780)      (27,385)

Minority Interest................................      (156)        (156)       (1,438)       (1,438)

Net Income (Loss) from Continuing Operations
  before Change in Accounting Principle..........    (2,322)      (1,520)      (32,218)      (28,823)

---------------
(1) Reflects assumed interest income earnings on a $26,400,000 contribution of cash (net of the payments owed to some employees of Harbor Global and Calypso Management) at a weighted average commercial paper rate of 5.5%, and reflects the accretion of interest income on the Ashanti note at a discount rate of 13%. No local tax provision will be required as the income will be earned in jurisdictions with no income taxes. Also reflects a reduction in interest expense associated with the repayment of $4,960,000 of notes payable.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     The following table presents summary consolidated historical financial data for Harbor Global for each of the periods indicated. The summary consolidated historical financial data for the five fiscal years ended December 31 have been derived from the audited consolidated financial statements of Harbor Global for these periods. The summary combined historical financial data for the three months ended March 31, 2000 and March 31, 1999 have been derived from unaudited consolidated historical financial statements of Harbor Global, which in the opinion of management include all normal recurring adjustments necessary to present fairly the information required to be contained in the consolidated historical financial statements for the periods indicated.

     You should read the summary consolidated historical financial data presented below in conjunction with the audited Consolidated Historical Financial Statements of Harbor Global and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this information statement. The summary consolidated historical financial data presented below and the consolidated historical financial statements of Harbor Global contained in this information statement are presented as if Harbor Global were a stand-alone independent company for the periods presented. However, the historical financial information presented below may not be indicative of (1) the results of operations or financial position that would have been attained if Harbor Global had been a stand-alone independent company during the periods shown or (2) Harbor Global's future performance as an independent company, particularly in light of its intent to liquidate its assets within a limited period of time. Historical per share data for earnings and dividends are not presented because Harbor Global was not a publicly held company during the periods presented below.

                                         THREE MONTHS
                                             ENDED
                                           MARCH 31,                  YEAR ENDED DECEMBER 31,
                                       -----------------   ----------------------------------------------
                                                              AMOUNTS IN THOUSANDS
                                       ------------------------------------------------------------------
                                        2000      1999      1999      1998      1997      1996      1995
                                       -------   -------   -------   -------   -------   -------   ------
Income Statement Data
  Revenue............................    2,601     3,498    28,107    21,460    20,916     6,073    4,196
  Operating Expenses.................   (5,824)   (5,075)  (58,951)  (68,131)  (41,299)  (10,162)  (3,755)
  Other Income (Expense).............    1,378        25     1,502   (12,399)    8,698      (709)  (3,489)
  Income (Loss) from Continuing
    Operations(1)....................   (2,322)  (13,612)  (43,765)  (45,797)  (13,634)   (2,784)   1,484
Balance Sheet Data
  Total Assets.......................  118,887   140,657   118,972   149,506   152,239   111,095   76,839
  Total Amounts Due to Affiliates....  100,455    94,946   103,557    95,282    38,496    47,081   36,148
  Total Long-term Obligations........    3,720     4,960     3,720     4,960    11,337    12,680    6,000
  Total Equity (Deficit).............  (59,164)  (41,180)  (59,707)  (29,162)    7,088     9,128   15,812

---------------
(1) Includes the cumulative effect of change in accounting principle totalling $11,547 in 1999.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

     The consolidated financial statements of Harbor Global include its real estate management and investment management operations in Russia, Polish and Eastern European venture capital investment and management operations, Polish and Eastern European real estate management operations, timber harvesting and sales operations in Russia and gold exploration operations in Russia.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

     Consolidated Operations. For fiscal year 1999, Harbor Global reported a net loss from continuing operations of $32.2 million as compared to $45.8 million for fiscal year 1998, reflecting a decrease in net losses of $13.6 million. The decrease was attributable, in large part, to increased profitability of the Meridian Commercial Towers in 1999 and the adverse consequences of the Russian financial crisis in 1998. For fiscal year 1999, losses from discontinued brokerage operations were $1.4 million, and as a result of a required change in accounting principle, Harbor Global reported the impact of the write-off of unamortized capitalized start-up costs of $11.5 million.

     For fiscal year 1998, Harbor Global reported a net loss from continuing operations of $45.8 million as compared to $13.6 million for fiscal year 1997, reflecting an increase of $32.2 million. The increase was attributable principally to losses incurred as a result of the Russian financial crisis and a fire disruption at the timber operation. For fiscal year 1998, Harbor Global reported losses from discontinued Russian brokerage and banking operations of $10.7 million as compared to income of $6.0 million in fiscal year 1997, reflecting a decrease in income of $16.7 million.

     Real Estate Management and Investment Management Operations in
Russia. Revenues from the Russian real estate management and investment management operations increased by $1.8 million in 1999 to $10.4 million. This was principally a result of increased rental revenues at the Meridian Commercial Tower. The net loss from continuing operations declined by $13.9 million to $1.6 million as certain costs and write-downs incurred in 1998 as a result of the Russian financial crisis were non-recurring in 1999. The increased profitability of the Meridian Commercial Tower operations also contributed to the reduction in the net loss. In 1998, Harbor Global had losses of $6.3 million associated with cost basis adjustments of certain securities in the Pioneer First Investment Fund. Additionally, Harbor Global incurred increased bad debt expense and foreign currency losses in connection with the Russian financial crisis in 1998. In 1997, the net loss from continuing operations was approximately $3.8 million, which was related to losses at the management and stockholder services companies that were partially offset by security gains in the Pioneer First Investment Fund.

     Losses from the discontinued Russian banking and brokerage operations totaled approximately $1.4 million and $10.1 million in 1999 and 1998, respectively. In 1997, the discontinued Russian banking and brokerage operations reported income of approximately $6.0 million.

     Polish and Eastern European Venture Capital. Harbor Global had losses from its Central and Eastern European venture capital operations of $0.8 million in 1999, $0.9 million in 1998 and $0.1 million in 1997. Losses in 1999 reflect a $0.4 million write off of start up costs associated with the cumulative effect of a change in accounting principle as well as costs associated with the development of the venture capital funds. The 1998 losses relate to write downs to certain portfolio investments.

     Polish and Eastern European Real Estate Management. Harbor Global's Polish and Eastern European real estate management operations reported losses of $5.0 million in 1999, $4.9 million in 1998 and $3.4 million in 1997. Most of the losses were attributable to costs associated with the development of Harbor Global's Polish and Eastern European real estate investments and related management operations. The losses increased in 1999 and 1998, over those incurred in 1997, due to losses recorded in connection with Harbor Global's investment in the PBO Property Fund in 1998.

     Timber Business. The results of the timber business are substantially attributable to the operations of Forest-Starma, which commenced in January 1997. Forest-Starma has developed a modern logging camp, including a harbor, from which it exports timber to markets in the Pacific Rim. In 1995, Closed Joint-Stock Company "Amgun-Forest" and Closed Joint-Stock Company "Udinskoye," Harbor Global's other Russian timber ventures, each executed a 49 year lease relating to timber harvesting.

     While Forest-Starma harvests timber and incurs the resulting operating expenses throughout the year, it ships timber from mid-April through December. As a result, Forest-Starma has incurred, and expects to continue to incur, seasonal operating losses from fixed costs in the first quarter of Harbor Global's fiscal year.

     In 1999, the timber business reported a net loss, prior to the cumulative effect of a change in accounting principle, of $24.7 million, compared to a net loss of $21.8 million in 1998. The 1999 net loss includes a reduction in the carrying value of timber equipment and deferred development costs of approximately $15.3 million. The $15.3 million adjustment to the cost basis of the project was recorded in connection with Pioneer Group's realization of certain US tax benefits. Prior to the cost basis adjustment, the timber business' net loss was $9.4 million. The reduction in net loss from 1998 to 1999 was principally associated with increased production and prices in 1999. Also, in 1998 Harbor Global wrote off certain costs incurred in connection with the Amgun and Udinskoye projects. In 1997, the timber business reported a net loss of $4.4 million.

     Timber Production and Sales. Harbor Global had timber shipments of 336,000 cubic meters in 1999, compared to 280,000 cubic meters in 1998 and 194,000 cubic meters in 1997. Production amounted to 313,000 cubic meters in 1999, compared to 248,000 cubic meters in 1998 and 257,000 cubic meters in 1997. Revenue increased to $14.4 million in 1999, up from $10.5 million in 1998 and $11.9 million in 1997. The average realized price of timber was $43 per cubic meter in 1999, compared to $37 in 1998 and $61 in 1997. Forest-Starma expects to produce over 325,000 cubic meters in 2000.

     Production in 1998 was hindered by a fire disruption, which required the redeployment of logging crews and equipment to contain the fire. There was damage to approximately 7.8 million cubic meters of standing timber on 76,000 hectares, as well as 5,500 cubic meters of decked logs. Harbor Global does not believe the fire damage will have a material impact on production over the next several years. Harbor Global is continuing negotiations with the territorial government for both replacement and additional cutting rights.

     Cost of Goods Sold. Forest-Starma values its inventory at the lower of cost or market under the full absorption accounting method and accordingly, includes operating costs such as payroll, fuel, spare parts, site related general and administrative expenses, depreciation and amortization and other taxes in the cost of goods sold.

     Third-Party Debt. Forest-Starma had $5.0 million of external debt outstanding at December 31, 1999. Scheduled principal and interest payments for 2000 are expected to aggregate $1.7 million. Pioneer Group elected to prepay this third-party financing obligation in the second quarter of 2000 and expects that it will be repaid in full prior to the distribution.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

     Consolidated Operations. For the three months ended March 31, 2000, Harbor Global reported a net loss from continuing operations of $2.3 million, as compared to a loss from continuing operations before the change in accounting principle of $2.1 million for the first quarter of 1999. In the first quarter of 1999, Harbor Global wrote-off $11.5 million of capitalized start-up costs, which represented the cumulative effect of a change in accounting principle.

Real Estate Management and Investment Management Operations. Revenues from Russian real estate management and investment management operations for the three months ended March 31, 2000, were $1.9 million, as compared to $2.7 million in the first quarter of 1999. The decrease is attributable to a decrease in rental revenues at the Meridian Commercial Tower. During the first quarter of 2000, the operations reported a net loss from continuing operations of $0.3 million, a decrease of $1.1 million compared to the corresponding period in 1999. The decrease was attributable to lower rental revenue at the Meridian Commercial Towers in 2000 coupled with a non-recurring tax credit recorded in 1999. The decrease in rental revenue was attributable to the restructuring of certain leases, which increased the term of these leases in exchange for lower current lease rates. The lease restructuring was designed to maintain the present value of these leases in view of lower market rates.

Polish and Eastern European Venture Capital. The Polish and Eastern European venture capital operations reported income of approximately $0.1 million for the three months ended March 31, 2000, as compared to a loss of $0.2 million in the comparable period in 1999. The decrease was largely attributable to operating cost reductions.

Polish and Eastern European Real Estate Management. The Company's Polish and Eastern European real estate management operations reported losses of $0.8 million in the first three months of 2000, compared to losses of $1.3 million in the same period in 1999. The improvement principally represents management fees and cost reductions associated with the closing of the Polish Real Estate Fund in late 1999. Most of the first quarter 2000 losses were attributable to costs associated with the development of the PBO Property Fund.

Timber Business. The results of the timber business are substantially attributable to the operations of Forest-Starma. While Forest-Starma harvests timber and incurs the resulting operating expenses throughout the year, it typically ships timber from mid-April through December. As a result, Forest Starma has incurred, and expects to continue to incur, operating losses from fixed costs in the first three months of each year. Harbor Global's timber business reported losses of $1.3 million in the first quarter of 2000 compared to $1.0 million in the first quarter of 1999. There were no timber shipments in the three months ended March 31, 2000 nor in the same period of 1999. Forest-Starma produced approximately 65,200 cubic meters of timber in the first three months of 2000, as compared to 85,600 cubic meters of timber during the comparable period in 1999. The reduction in production is attributable to concerted efforts to realize greater overall value through improvements in grade quality.

LIQUIDITY AND CAPITAL RESOURCES

     Harbor Global's liquidity needs have historically been met through advances and capital contributions made by Pioneer Group. Other than the $25 million to be contributed by Pioneer Group to Harbor Global prior to the distribution, Harbor Global's cash is generally held by its wholly or majority owned subsidiaries, and accordingly, it is not available for general corporate purposes. The $25 million that Pioneer Group will contribute prior to the distribution will be used to manage the liquidation of Harbor Global's assets and to discharge certain other obligations. Based upon budget projections, Harbor Global currently has sufficient cash, without liquidating any of its assets, to continue to operate its assets for approximately three years. As such, it may be necessary for Harbor Global to liquidate some of its assets within three years of the distribution date to continue to operate its remaining assets pending their liquidation. If Harbor Global is unable to liquidate some of its assets, it will require additional funding. Harbor Global may not be able to obtain additional funding, either in the form of additional capital or debt financing, because of the nature of its operations, namely its intent to hold its assets for liquidation and its limited duration. In addition, after the distribution and the merger, Pioneer Group will not own any Harbor Global common shares, and Pioneer Group and Harbor Global will operate as two wholly independent companies. As an independent company, Harbor Global will not be able to obtain additional funding from Pioneer Group.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Harbor Global monitors its exposure to adverse changes in interest rates, foreign currency exchange rates and the market price paid for timber.

     Harbor Global is exposed to certain changes in foreign currency exchange rates, primarily as a result of its operations in Russia and Poland. The functional currency of its Russian operations is the U.S. dollar, while the functional currency of its Polish operations is the local currency. All of these operations have some costs denominated in the local currency, which acts as a natural hedge to the revenues denominated in local currencies.

     In addition, Harbor Global conducts timber operations in Russia. The prices it receives for its timber products are denominated in U.S. dollars. However, as most of the timber produced is sold to the Asian markets, the U.S. dollar prices have been influenced by changes in the foreign currency exchange rates. The revenues of this business are also subject to changes in the market price paid for timber.

                                    BUSINESS

     Harbor Global is a Bermuda limited duration company organized in May 2000 to receive various businesses and assets currently owned or operated by Pioneer Group. Currently, Harbor Global is a wholly owned subsidiary of Pioneer Group. Following the distribution, all of the outstanding Harbor Global common shares will be held pro rata by the stockholders of Pioneer Group.

     The assets of Harbor Global consist primarily of the following businesses and assets, each of which is currently owned or operated by Pioneer Group:

     - real estate management and investment management operations in Russia;

     - Polish and Eastern European venture capital investment and management operations;

     - Polish and Eastern European real estate management operations;

     - timber harvesting and sales in Russia;

     - gold exploration operations in Russia;

     - the proceeds from the sale of Pioneer Group's gold mining operations in Ghana; and

     - $25 million in cash.

     Harbor Global will seek to liquidate its assets in a timely fashion on economically advantageous terms. Harbor Global will operate its assets as going concern businesses until they are liquidated. Harbor Global's memorandum of association provides that the liquidation of its assets will be completed upon the earlier of the fifth anniversary of the date of the distribution of Harbor Global common shares to its shareholders or the distribution by Harbor Global of all its assets to its shareholders. If Harbor Global has not liquidated all its assets before the fifth anniversary of the distribution date, the Harbor Global board of directors, in its discretion, may authorize Harbor Global to continue to operate its assets for up to three additional one year periods.

     Stephen G. Kasnet will be the President and Chief Executive Officer, and Donald H. Hunter will be the Chief Operating Officer of Harbor Global. Mr. Kasnet is currently the President, and Mr. Hunter is currently the Chief Operating Officer and Senior Vice President of Pioneer Global Investments, a division of Pioneer Group. As officers of Pioneer Global Investments, Mr. Kasnet and Mr. Hunter operate substantially all of the businesses that will be conducted by Harbor Global following the distribution. Prior to the distribution, Harbor Global will enter into an administration and liquidation agreement with Calypso Management LLC under which Calypso Management will manage the liquidation of Harbor Global and operate Harbor Global's assets as going concern businesses pending their liquidation. Mr. Kasnet is the President and Chief Executive Officer, and Mr. Hunter is the Chief Operating Officer and Chief Financial Officer of Calypso Management. See "Certain Relationships and Related Transactions" in this information statement for more information about the administration and liquidation agreement.

     Harbor Global does business in countries outside of the United States, primarily in Russia and Poland. In the year ended December 31, 1999, nearly all of Harbor Global's revenues were derived from operations outside of the United States. Harbor Global's businesses and assets are described below, together with the principal strategies that Harbor Global currently intends to employ to sell or liquidate the assets.

     Harbor Global intends to change the names of its subsidiaries that currently contain the "Pioneer" name before the distribution. Accordingly, the names of some of the Harbor Global subsidiaries used in this information statement will be changed. For more information see "The Distribution -- The Distribution Agreement -- Names" in this information statement.

RUSSIAN REAL ESTATE AND INVESTMENT MANAGEMENT

     Ownership Structure. Harbor Global's Russian real estate management and investment management operations are consolidated under its wholly owned Delaware subsidiary, Pioneer Omega, Inc. Pioneer

Omega owns an approximately 82% interest in Pioneer First Russia, Inc., a Delaware corporation, and the International Finance Corporation, a member of the World Bank Group, owns an approximately 18% interest in Pioneer First Russia. Pioneer First Russia in turn operates through two wholly owned subsidiaries, Closed Joint-Stock Company "Pioneer First," an investment management company (JSC Pioneer First), and Closed Joint-Stock Company "Pioneer Services," a stockholder services company (JSC Pioneer Services). Both JSC Pioneer First and JSC Pioneer Services are Russian joint stock companies.

     In addition, Pioneer Omega, through its two wholly owned Delaware subsidiaries, Lucinia, Inc. and Theta Enterprises, Inc., holds an approximately 52% interest in Pioneer First Investment Fund, a Russian joint stock company managed by JSC Pioneer First.

     Currently, approximately two million Russian stockholders hold the remaining approximately 48% interest in Pioneer First Investment Fund.

     Pioneer First Investment Fund. Pioneer First Investment Fund invests directly in real estate and, to a lesser extent, securities of Russian companies. A significant portion of the assets of Pioneer First Investment Fund consists of its ownership of the Meridian Commercial Tower, an 18-story, 22,600 square meter office building in Moscow, Russia. The Meridian Commercial Tower is primarily occupied by American and European corporate tenants and is managed by PREA, LLC (formerly Pioneer Real Estate Advisors, Inc.), Harbor Global's real estate management subsidiary. Pioneer First Investment Fund has agreed to pay PREA a property management fee of 5% of gross revenues less any value added taxes or similar taxes. In 1999, Pioneer First Investment Fund paid PREA approximately $433,000 in property management fees.

     PREA leases the Meridian Commercial Tower from Pioneer First Investment Fund under a master lease agreement and, in turn, subleases the premises to tenants. The initial term of the master lease agreement between Pioneer First Investment Fund and PREA will expire in July 2001, but may be extended at the option of PREA for two additional five-year periods. Under the master lease agreement PREA pays Pioneer First Investment Fund an amount equal to gross revenues less building operating expenses, the PREA property management fee described above and any value added taxes or similar taxes. In 1999, Meridian Commercial Tower net lease revenues were approximately $8.6 million and accounted for approximately 90% of the revenues of Pioneer First Investment Fund.

     The remaining assets of Pioneer First Investment Fund primarily consist of real estate related securities, including a 25% interest in the Cosmos Hotel, located in Moscow, Russia, and securities in Russian companies, some of which are illiquid.

     JSC Pioneer First. Under a management agreement between JSC Pioneer First and Pioneer First Investment Fund, JSC Pioneer First has agreed to provide management services to Pioneer First Investment Fund for an annual fee of 5% of gross assets less any value added taxes or similar taxes. In 1999, Pioneer First Investment Fund paid JSC Pioneer First an aggregate management fee of approximately $3.1 million.

     JSC Pioneer First also serves as an investment manager to two Russian open-end unit investment funds having an aggregate market value of $1.8 million at March 31, 2000. Pioneer First Unit Investment Fund was organized by Pioneer Group in 1996 and is one of Russia's first open-end unit investment funds. Pioneer First Unit Investment Fund invests primarily in Russian government bonds. Pioneer First Liquid Shares was organized by Pioneer Group in 1997 and invests primarily in Russian securities and government bonds.

     As compensation for its investment management services to Pioneer First Unit Investment Fund and Pioneer First Liquid Shares, JSC Pioneer First receives annual management fees equal to three percent of the annual net asset value of the Pioneer First Unit Investment Fund and three and one-half percent of the annual net asset value of Pioneer First Liquid Shares. In 1999, Pioneer First Unit Investment Fund and Pioneer First Liquid Shares paid JSC Pioneer First aggregate management fees of approximately $30,000.

     JSC Pioneer Services. Through December 1999, JSC Pioneer Services was the transfer agent to Pioneer First Investment Fund and Pioneer First Unit Investment Fund. JSC Pioneer Services maintained the funds' shareholder registers and provided customer service and technical support to the funds. As a result of new legislation enacted by the Russian Federal Securities Commission, Russian funds are currently prohibited from using a registrar which is directly related to the fund's management company and requires a Russian registrar to have at least five stockholders and maintain at least 50 registers. Because JSC Pioneer Services does not meet these three Russian registrar requirements, as of December 23, 1999, JSC Pioneer Services was no longer licensed to act as a registrar within the Russian Federation.

     As a result, JSC Pioneer Services entered into a service contract with the National Registry Company (NRC) whereby JSC Pioneer Services agreed to pay NRC an annual fee of $50,200 for the use of its registrar license, and five employees of JSC Pioneer Services became employed by NRC to service Pioneer First Investment Fund and Pioneer First Unit Investment Fund. The five JSC Pioneer Services employees are compensated by JSC Pioneer Services.

     JSC Pioneer Services' operations are supported solely by a transfer agent fee from Pioneer First Investment Fund. In 1999, Pioneer First Investment Fund paid JSC Pioneer Services a transfer agent fee of approximately $950,000.

     In 1999, 1998 and 1997, Harbor Global's Russian real estate management and investment management operations had revenues and net income (loss) from continuing operations as shown in the table below:

                                                             1999      1998     1997
                                                             -----    ------    -----
                                                                  (IN MILLIONS)
Revenues...................................................  $10.4    $  8.6    $ 8.0
Net Income (Loss)..........................................  $(1.6)   $(15.5)   $(3.8)

     Minority Interest in Pioneer First Russia. In connection with the investment by the International Finance Corporation in Pioneer First Russia, International Finance Corporation, Pioneer Omega, Inc. and Pioneer First Russia entered into a stockholders agreement and a put and call agreement. Under the stockholders agreement, Pioneer Omega may not transfer or pledge its shares of Pioneer First Russia common stock without the consent of the International Finance Corporation if, as a result of the transfer or pledge, Pioneer Omega would cease to own at least 51% of the outstanding shares of Pioneer First Russia. In addition, under the stockholders agreement, as long as the International Finance Corporation is a stockholder of Pioneer First Russia, the International Finance Corporation is entitled to nominate one person to the Pioneer First Russia board of directors. The approval of the International Finance Corporation nominated director is required to take the actions that may materially affect the business of Pioneer First Russia.

     Under the put and call agreement, from October 2000 to October 2004, upon written notice to Pioneer Omega, the International Finance Corporation will have the right to cause Pioneer Omega to purchase all of its shares of Pioneer First Russia common stock. From October 2004 to October 2006, upon written notice to the International Finance Corporation, Pioneer Omega will have the right to buy all of the International Finance Corporation's shares of Pioneer First Russia common stock. In each case, the purchase price to be paid by Pioneer Omega is equal to the greater of the International Finance Corporation's pro rata share, calculated on a fully diluted basis, of Pioneer First Russia's net asset value on a specified date not more than 30 or less than 60 days from the date of the notice or 12 times the three year average of the product of net income divided by the weighted average of the number of shares outstanding during such period times the weighted average of shares held by the International Finance Corporation during such period.

     Under the put and call agreement, if the International Finance Corporation proposes to transfer any of its shares to any party, Pioneer Omega has a right of first refusal to purchase the shares proposed to be transferred. In addition, if Pioneer First Russia proposes to issue any of its common stock, or a security convertible into shares of its common stock, the International Finance Corporation has a preemptive right to purchase its pro rata portion of the securities to be issued.

     Insurance.  Harbor Global maintains Overseas Private Insurance Corporation
(OPIC) political risk insurance in an amount that would protect up to 90% of its equity investment in the Pioneer First Investment Fund and loans as reduced by cumulative losses.

     Asset Realization Strategy. JSC Pioneer First is seeking to increase the value of the Pioneer First Investment Fund through a process of restructuring the Pioneer First Investment Fund portfolio by:

     - selling securities which are considered illiquid;

     - increasing the value of its real estate holdings through the redevelopment of the Cosmos Hotel;

     - investing in real estate and in more liquid securities;

     - improving the value of its investments in portfolio companies through active board representation; and

     - exploring alternatives to reduce the number of Pioneer First Investment Fund stockholders.

     PREA is managing, on behalf of Pioneer First Investment Fund, the redevelopment of the Cosmos Hotel, a moderately priced hotel with approximately 1,770 rooms. PREA currently plans to convert a portion of the hotel into commercial office space and corporate apartments and upgrade the remaining hotel facilities. Harbor Global believes that restructuring the Pioneer First Investment Fund portfolio as described above will maximize the value of Pioneer First Investment Fund in a sale.

     In addition, JSC Pioneer First is seeking to increase the asset level of the two Russian unit investment funds it manages. Harbor Global believes that by increasing JSC Pioneer First's assets under management, it will be more likely to realize economies of scale and to attract additional institutional investors, which Harbor Global believes will, in turn, maximize the value of Pioneer First Russia in a sale.

     Competition. JSC Pioneer First is seeking to increase its assets under management by competing for institutional investors for the two Russian unit investment funds it manages. However, many of its competitors have substantially greater resources to attract institutional investors.

     Employees. At May 31, 2000, Pioneer First Russia and its subsidiaries together with Pioneer First Investment Fund employed 44 persons.

POLISH AND EASTERN EUROPEAN REAL ESTATE

     Ownership Structure. Harbor Global's Polish and Eastern European real estate investment and management operations are conducted by PREA, a wholly owned Delaware subsidiary of Harbor Global, and its subsidiaries. PREA provides real estate investment opportunities in Poland and Eastern Europe to institutional investors through two pooled investment funds, the Polish Real Estate Fund and the PBO Property Fund, LLC. PREA is based in Boston and conducts its operations in Russia through a representative office in Moscow, and in Poland through a wholly owned subsidiary, Pioneer Real Estate Advisors Poland Sp. z o.o., a Polish limited liability company.

     Polish Real Estate Fund. In October 1999, PREA established the Polish Real Estate Fund, a Polish real property fund with committed capital of $33.5 million created to invest in a diversified portfolio of commercial real estate in Poland, including office space, warehouse/distribution centers and retail centers. PREA has committed to invest $5.7 million and other Polish and non-United States institutional investors have committed to invest $27.8 million. As of May 31, 2000, PREA had invested approximately $285,000 in the Polish Real Estate Fund and the other investors had invested a total of $1.57 million. Currently, none of the Polish Real Estate Fund's committed capital has been invested. After October 20, 2001, the Polish Real Estate Fund may be liquidated by a vote of stockholders representing three-fourths of the fund's capital if less than one-third of the fund's capital is invested or committed to be invested as of

October 20, 2001, or if less than two-thirds of the fund's capital is invested or committed to be invested as of October 21, 2002.

     Pioneer Real Estate Advisors Poland has agreed to act as the investment advisor of the Polish Real Estate Fund for an annual base advisory fee equal to 2% of the Polish Real Estate Fund's net capital and after October 2002, equal to 1 1/2% of net capital, as defined in the investment advisory services agreement. In addition, after the Polish Real Estate Fund stockholders have received a return of their original capital contributions plus a 10% cumulative annual return, Pioneer Real Estate Advisors Poland is entitled to an additional annual incentive advisory fee. In 1999, the Polish Real Estate Fund paid Pioneer Real Estate Advisors Poland approximately $110,000 in advisory fees.

     Under its investment advisory services agreement with Pioneer Real Estate Advisors Poland, the Polish Real Estate Fund may terminate the agreement upon the written resolution of its stockholders holding two-thirds of its voting shares if Pioneer Real Estate Advisors Poland ceases to be directly or indirectly controlled by Pioneer Group. As a result of the distribution by Pioneer Group of Harbor Global shares of common shares to Pioneer Group stockholders, the Polish Real Estate Fund stockholders will have the right to terminate the advisory services agreement because Pioneer Group will cease to directly or indirectly control Pioneer Real Estate Advisors Poland. PREA is currently seeking a waiver of the right to terminate the advisory services agreement from the Polish Real Estate Fund stockholders and expects to obtain the waiver prior to the distribution date. If this waiver is not obtained, the value of Harbor Global's carried interest in the Polish Real Estate Fund and any potential benefit derived from this carried interest to Harbor Global may be materially adversely affected, which in turn may adversely affect the results of operations and financial condition of Harbor Global's Polish and Eastern European real estate management business.

     PREA also provides advisory services to third parties. The scope of its advisory services includes property management, facilities management, development management, feasibility and valuation analysis, fund management and corporate advisory services.

     PBO Property Fund. In May 1998, PREA and Banc One Capital Holdings Corporation, established the PBO Property Fund, LLC, a pooled investment fund sponsored by the Overseas Private Investment Corporation (OPIC). PBO Property Capital, LLC, a 99% owned Delaware subsidiary of PREA, manages the PBO Property Fund. The PBO Property Fund will consider investing in a broad array of commercial property projects in Central and Eastern Europe and the independent states of the former Soviet Union, including:

     - warehousing/distribution centers;

     - office buildings;

     - light assembly/manufacturing facilities;

     - big-box, single tenant retail space; and

     - business hotels with master lease support.

     The PBO Property Fund is designed to be funded with up to $80 million of equity from institutional investors and up to $160 million of debt guaranteed by OPIC. PREA is actively seeking, directly and through third parties, capital commitments for the PBO Property Fund. As of June 16, 2000, PREA, through PBO Property Capital, had invested approximately $167,300 in the PBO Property Fund. Additionally, Pioneer Group has invested approximately $1.5 million in the PBO Property Fund.

     Currently, each of PREA, together with PBO Property Capital, and Banc One Capital Holdings holds approximately 50% of the membership interests in the PBO Property Fund. Under the PBO Property Fund limited liability company agreement, members of the PBO Property Fund are entitled to receive cash distributions first equal to their initial capital contributions and then in preferential amounts as specified in the PBO Property Fund limited liability company agreement. Before paying cash distributions to its members, the PBO Property Fund must pay its expenses, including the payment of an asset management fee to PBO Property Capital and the payment of amounts due to OPIC in connection with the financing agreement between OPIC and the PBO Property Fund.

     PBO Property Capital, as the manager of the PBO Property Fund, is entitled to receive an annual asset management fee equal to 2% of the aggregate amount of committed capital. In 1999, the PBO Property Fund paid PBO Property Capital an aggregate management fee of $825,000.

     Asset Realization Strategy. PREA is currently negotiating with new American and Polish investors in an effort to increase the capital commitments in the Polish Real Estate Fund to approximately $55 million. PREA will continue to seek institutional investors for its Polish Real Estate Fund and PBO Property Fund to increase their committed capital and, in turn, maximize their value in a sale.

     Competition. PREA is actively competing for institutional investors for its Polish Real Estate Fund and PBO Property Fund. However, PREA must compete with a large number of real estate firms, many of which have substantially more resources than those available to PREA.

     Employees. At May 31, 2000, PREA and its subsidiaries had 36 employees, including two expatriate employees provided by PIOGlobal Corporation, a Delaware corporation and wholly owned subsidiary of Harbor Global, and 12 employees of the Meridian Commercial Tower.

POLISH VENTURE CAPITAL

     Ownership Structure. Harbor Global holds minority interests in two venture capital funds partnerships, Pioneer Poland U.S., L.P. and Pioneer Poland UK, L.P. Together, Pioneer Poland U.S., L.P. and Pioneer Poland UK, L.P. constitute the Pioneer Poland Fund. Pioneer Poland U.S. (Jersey) Limited, a wholly owned subsidiary of Harbor Global, holds approximately a 7% interest in Pioneer Poland U.S., L.P. and approximately a 9% interest in Pioneer Poland UK, L.P. In addition, Pioneer Poland U.S. Limited holds a 59.5% interest in the general partner of the Pioneer Poland Fund.

     Pioneer Poland Fund. At March 31, 2000, the Pioneer Poland Fund had approximately $60 million in committed capital of which approximately $45.8 million has been invested in 11 privately held Polish companies engaged in:

     - computer distribution;

     - computer systems integration;

     - stainless steel distribution;

     - the restaurant business;

     - food distribution;

     - wood products manufacturing;

     - automotive parts distribution;

     - the video rental business; and

     - disposable diaper manufacturing.

     Pioneering Management Limited, an indirect wholly owned subsidiary of Harbor Global, manages the Pioneer Poland Fund. Pioneering Management Limited entered into a sub-advisory contract with Pioneer Investments Poland Sp. z o.o. by which Pioneer Investments Poland manages the investments and makes investment decisions on behalf of the Pioneer Poland Fund. Under its joint management agreement with the Pioneer Poland Fund, Pioneering Management is entitled to a management fee equal to 2% of the carried capital of the fund. In 1999, the Pioneer Poland Fund paid Pioneering Management Limited a management fee of $1.2 million.

     Asset Realization Strategy. The Pioneer Poland Fund currently intends to maximize stockholder value by selling its investments in its portfolio companies. Harbor Global expects the Pioneer Poland Fund to be sold or fully liquidated by the end of 2003.

     Competition. The Pioneer Poland Fund currently does not intend to seek new investments.

     Employees. At May 31, 2000, the Polish venture capital business had 13 employees.

RUSSIAN TIMBER

     Ownership Structure. Harbor Global's Russian timber operations are conducted through its indirect subsidiaries Closed Joint-Stock Company "Forest-Starma," Closed Joint-Stock Company "Udinskoye" and Closed Joint-Stock Company "Amgun-Forest". These three companies will be consolidated under Pioneer Forest, LLC, a wholly owned Delaware subsidiary of Harbor Global. Udinskoye is a wholly owned subsidiary, and Amgun-Forest is an approximately 99.5% owned subsidiary of Forest-Starma. Of the three companies, Forest-Starma is the only company currently engaged in timber operations. Forest-Starma, which is located on Siziman Bay in the Vanino district of the Khabarovsk Territory of the Russian Far East, owns and operates a modern logging camp, including a harbor facility, from which it exports timber to markets in the Pacific Rim, primarily Japan and South Korea.

     Leasehold and Cutting Rights. Forest-Starma, Amgun-Forest and Udinskoye have each been granted long-term leases that provide significant leasehold acreage and annual cutting rights. In the aggregate, the three subsidiaries have been granted long-term leasehold rights comprising 1,076,500 hectares (approximately 2.7 million acres), with annual cutting rights of approximately
1.2 million cubic meters. Each of the leases has a 49-year term with expiration dates ranging from 2046 to 2047. The current leasehold rights of each of the subsidiaries appear in the table below:

                                                 FOREST-STARMA    AMGUN-FOREST    UDINSKOYE
                                                 -------------    ------------    ---------
Hectares (Acres)...............................     390,100           485,400      201,000
                                                   (964,000)       (1,200,000)    (497,000)
Annual Cutting Rights (m(3))...................     555,000           350,000      300,000

     Currently, the local timber authorities are reviewing the cutting rights for Forest-Starma and Udinskoye. Because of losses due to natural drying and other causes, Harbor Global expects that its annual cutting rights in those areas where it currently has leasehold rights will be reduced. However, Harbor Global is currently negotiating with the territorial government to obtain replacement cutting rights in the surrounding area.

     In addition, Harbor Global has commenced the process of unifying the Udinskoye and Forest-Starma leaseholds. This process requires that Udinskoye tender its leasehold rights back to the Russian state in order for the Russian state to tender these rights to Forest-Starma.

     Timber Operations. Forest-Starma seeks to harvest timber according to international sustainable development standards using advanced planning and implementation of the management practices as defined in the United States Forest Service stewardship guidelines and the United Nations Conference on Environment and Development principles. Production crews consisting, in the aggregate, of four harvesters, eight skidders, and five processors form the nucleus of the logging operation. The harvesters cut the trees, which are then skidded to processors that delimb the timber. The logs are hauled on company constructed roads by log trucks approximately 50 kilometers to a lower landing log yard for sorting and scaling prior to shipment. The lower landing is equipped with log loaders and other equipment necessary for maintaining the log yard and delivering sorted logs to the self-constructed harbor for shipment. Sorted logs are delivered to the Siziman Bay harbor based upon a manifest received from Forest-Starma's marketing and sales agent, Rayonier, Inc. The logs are then delivered to the dock and placed on ships by crane. Forest-Starma has constructed and maintains a self-contained camp with living quarters for between 250 and 300 workers, a modern maintenance and parts facility, on-site offices and sophisticated communications equipment.

     During the period between January and mid-April, the Siziman Bay harbor typically is frozen, which prevents the delivery of harvested timber. In January 2000, Forest-Starma entered into an agreement with Rayonier, Inc. to receive prepayment for timber production during this period. This arrangement allows Forest-Starma to cover ongoing expenditures prior to commencement of the shipping season. Forest-Starma has already shipped sufficient amounts of logs to Rayonier to repay all advances made to Forest-Starma under this agreement.

     In 1999, Forest-Starma shipped 56% of its timber to ten customers in South Korea, 35% of its timber to six customers in Japan and 9% of its timber to three customers in China. The following chart shows Forest-Starma's total production and shipments of timber during the last three years.

                                                         1999       1998       1997
                                                        -------    -------    -------
Timber Produced (m(3))................................  313,000    248,000    257,000
Timber Shipped (m(3)).................................  336,000    280,000    194,000

     A three-year financial summary for the timber business is shown below:

                                                             1999      1998     1997
                                                            ------    ------    -----
                                                                  (IN MILLIONS)
Revenues..................................................  $ 14.4    $ 10.5    $11.9
Net Income (Loss).........................................  $(35.3)   $(21.8)   $(4.4)
Total Assets..............................................  $ 19.8    $ 48.3    $55.2

     Insurance. In connection with Harbor Global's investment in Forest-Starma, it maintains OPIC political risk insurance in an amount that would protect up to 90% of its equity investment in Forest-Starma and loans as reduced by cumulative losses. In addition, Harbor Global has OPIC business income loss insurance of up to $5 million for Forest-Starma.

     Asset Realization Strategy. Harbor Global is actively exploring strategic alternatives with respect to its timber operations, including joint venture opportunities and the sale of Pioneer Forest or its subsidiaries. Harbor Global is also currently pursuing the potential sale of Amgun-Forest.

     Employees. At May 31, 2000, Forest-Starma had 480 employees, including 11 expatriate employees provided by PIOGlobal Corporation, a Delaware corporation and wholly owned subsidiary of Harbor Global.

RUSSIAN GOLD EXPLORATION

     Ownership Structure. Harbor Global's Russian gold exploration operations are conducted through its indirect majority owned Russian subsidiary, Closed Joint-Stock Company "Tas-Yurjah" Mining Company. Harbor Far East Exploration, LLC, a wholly owned subsidiary of Harbor Global, will own a 94.5% direct interest and a 0.6% indirect interest in Tas-Yurjah.

     Gold Exploration. Tas-Yurjah conducts the exploration of potential gold mining properties over concession areas in the Ayano-Maysky district of the Khabarovsk Territory. Tas-Yurjah has secured four licenses which permit it to conduct geological exploration activities over aggregate concession areas totaling 909.7 square kilometers. Two of these licenses also allow for mining in their respective concession areas and require that production commence at specified levels in 2001 to maintain their validity. In addition, Tas-Yurjah will forfeit its exploration and mining licenses if it fails to comply with other covenants, which include:

     - meeting Russian environmental standards;

     - meeting Russian health and safety standards for its employees;

     - taking part in the social and economic development of the Ayano-Maysky district of the Khabarovsk Territory; and

     - preferential hiring of the Ayano-Maysky population.

Tas-Yurjah has completed a number of feasibility studies on the Red Zone and has conducted preliminary studies of the mineral deposits in the Malyutka Zone but has not developed any part of the concession area for extraction operations. In addition, Tas-Yurjah is presently exploring other zones in the concession area.

     As of December 31, 1999, Pioneer Group had spent a total of approximately $6.4 million for exploration work related to Tas-Yurjah, $1.0 million of which was spent in 1999.

     Asset Realization Strategy. Harbor Global is actively exploring strategic alternatives with respect to Tas-Yurjah, including the sale of its interest in Tas-Yurjah.

     Employees. At May 31, 2000, Tas-Yurjah had 38 employees, including 26 seasonal employees.

OTHER ASSETS

     Cash. Under the contribution agreement, prior to the distribution date, Pioneer Group will contribute $25 million to Harbor Global. Harbor Global believes that this cash contribution will be sufficient to pay the expenses, capital commitments and liabilities, if any, associated with the operation of its assets for a period of approximately three years.

     Ashanti Proceeds. In May 2000, Pioneer Goldfields II Limited, a wholly owned subsidiary of Harbor Global, sold its gold mining operations in Ghana to Ashanti Goldfields Teberebie Limited for an $18.8 million base purchase price plus additional payments of up to $5 million contingent upon the market price of gold and productivity of the Ghanaian goldmine. On June 19, 2000, $5 million of the base purchase price was paid to Pioneer Goldfields II in cash and $13.8 million of the base purchase price was paid in the form of a promissory note. Under the promissory note, Ashanti is obligated to pay the purchase price over five years, with principal amounts of between $2.0 million and $3.75 million due annually, as specified in the purchase agreement.

     In connection with the sale to Ashanti, each of Pioneer Goldfields II and Pioneer Group agreed to indemnify Ashanti for the breach of any representation or warranty of Pioneer Goldfields II contained in the purchase agreement for an amount not to exceed the total purchase price paid by Ashanti to Pioneer Goldfields II under the purchase agreement. The representations and warranties contained in the purchase agreement, other than those relating to tax and environmental issues, survive until June 19, 2002. The tax and environmental representations and warranties survive the closing of the purchase agreement until June 19, 2005. Under the distribution agreement, Harbor Global has agreed to reimburse Pioneer Group for any liability it incurs in connection with any claim brought by Ashanti for indemnification under the purchase agreement. See "The Distribution -- The Distribution Agreement" in this information statement for more information about Harbor Global's obligation to indemnify Pioneer Group.

     In addition, under the distribution agreement, Harbor Global has agreed that promptly after the fifth anniversary of the closing of the purchase agreement it will pay to Pioneer Group the lesser of $5 million or the proceeds received by Pioneer Goldfields II from Ashanti under the purchase agreement less any indemnification claims paid under the purchase agreement. If any indemnification claim under the purchase agreement is pending on June 19, 2005, Harbor Global will pay the appropriate amount described above promptly upon resolution of the pending claim or claims.

     Metals. Harbor Global will own a 25% interest in Pioneer Metals and Technology. Pioneer Metals and Technology is engaged in the production and sale of powdered metals, in particular neodymium-iron-boron permanent magnet powders, as well as the production of permanent magnets and permanent magnet assemblies. Pioneer Metals and Technology is also engaged in the production and distribution of titanium powders, titanium-vanadium-aluminum powders and nickel powders and powdered alloys for aerospace and industrial applications.

     These activities are largely carried out in Russia through Pioneer Metals International, Pioneer Metals and Technology's wholly owned Russian subsidiary, and through Gradient, a joint venture located in the

Moscow region, 50% of which is owned by Pioneer Metals International and 50% of which is owned by Kompozit, a leading Russian materials company.

     Pioneer Metals and Technology is involved in the commercial development of the "lean neo" line of neodymium-iron-boron magnetic powders and magnets.

EMPLOYEES

     At May 31, 2000, Harbor Global and its subsidiaries employed a total of 611 employees worldwide, including employees of its businesses described in this information statement. Harbor Global employs three of these employees at its principal executive offices in Boston, Massachusetts. None of the employees of Harbor Global or its subsidiaries are unionized or parties to any collective bargaining agreement.

PROPERTIES

     Harbor Global's principal properties, other than its timber production and gold exploration properties, consist of its leased principal executive offices in Boston, Massachusetts, and its leased offices in Warsaw, Poland and Moscow, Russia.

     Harbor Global and some of its subsidiaries currently conduct their operations from a portion of the space leased by Pioneer Group at 60 State Street, Boston, Massachusetts. Harbor Global expects to enter into a lease agreement to lease space independent of Pioneer Group at 60 State Street, Boston, Massachusetts prior to the distribution.

     PREA and its subsidiaries conduct some of their Polish real estate management and advisory services operations in Warsaw, Poland and Moscow, Russia. Pioneer Real Estate Advisors Poland Sp. z o.o. leases 1,930 square feet of office space in Warsaw Poland for an annual rent of approximately $62,900. PREA also leases 1,840 square feet of office space in Moscow, Russia, for an annual rent of approximately $42,400. The Warsaw lease will expire in July 2000 and the Moscow lease will expire in 2011. PREA is currently in negotiations to renew its Warsaw lease.

HOLDING COMPANY STRUCTURE

     Harbor Global will own and operate all of its assets through a direct majority owned subsidiary, Harbor Global II Ltd. Harbor Global owns 99% of the share capital of Harbor Global II, and HGC Ltd., a wholly owned subsidiary of Harbor Global, owns the remaining 1% of the share capital of Harbor Global II. Both Harbor Global II and HGC are Bermuda limited duration companies. Under their memorandums of association, each of Harbor Global II and HGC will liquidate concurrently with the liquidation of Harbor Global.

LEGAL PROCEEDINGS

     Neither Harbor Global nor its subsidiaries are a party to, and their property is not the subject of, any material legal proceedings.

                                   MANAGEMENT

DIRECTORS

     As of the distribution date, Harbor Global's board of directors will consist of three persons, each of whom is currently a director of Pioneer Group. Each of the following individuals has been elected for a five year term expiring at Harbor Global's annual general meeting in 2005:

NAME                                                          AGE
----                                                          ---
John D. Curtin Jr...........................................  67
W. Reid Sanders.............................................  50
John H. Valentine...........................................  75

     JOHN D. CURTIN JR. has been a Director of Pioneer Group since February 2000. From 1995 to 1998, Mr. Curtin was the Chairman, President and Chief Executive Officer of Aearo Corporation, a provider of personal safety equipment. Prior to 1995, Mr. Curtin was the Executive Vice President and Chief Financial Officer of Cabot Corporation, a global specialty chemicals and materials company. Mr. Curtin serves as a Director of Aearo Corporation, Eastern Enterprises, the parent company of Boston Gas Company, and Imperial Sugar Company, a refined sugar supplier.

     W. REID SANDERS has been a Director of Pioneer Group since February 2000. Prior to retiring in 1999, Mr. Sanders was a Director and Executive Vice President of Southeastern Asset Management, Inc., an investment management firm that he co-founded in 1975. In addition, Mr. Sanders serves as a Trustee of The Hugo Dixon Foundation and Rhodes College, Trustee and member of the Executive Committee of the Dixon Gallery and Gardens and Vice Chairman and member of the Board of Trustees of the Hutchinson School.

     JOHN H. VALENTINE has been a Director of Pioneer Group since 1985. Mr. Valentine is the Vice Chairman of the Board of Directors and Treasurer of Boston Medical Center and serves as the Chairman of the Board of Directors of Cypress Hill Associates, an outpatient addiction treatment facility. He is also Director of Entrepreneurial Management at Boston University Health Policy Institute. From 1980 to 1990, Mr. Valentine was a consultant to T.A. Associates, a manager of venture capital. From 1972 to 1975, Mr. Valentine was a partner of Tucker Anthony & R.L. Day, a member of the New York Stock Exchange. Mr. Valentine also serves as a Director of Visualization Technology, Inc., and is a member of the Advisory Committees of the Hurricane Island Outward Bound School and the Thompson Island Outward Bound Education Center, and he was a Trustee of both institutions.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Harbor Global board of directors intends to establish an audit committee, which will oversee Harbor Global's financial reporting process, including the scope and approach of the annual audit and recommendations of the audit performed by the independent accountants, and consider procedures for internal controls.

COMPENSATION OF DIRECTORS

     Each Harbor Global director will be entitled to receive $20,000 annually as compensation for serving on the Harbor Global board of directors. In addition, directors of Harbor Global will be entitled to be reimbursed for out of pocket expenses incurred in connection with attendance at any meeting of the board of directors or any committee meeting of the board of directors.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth certain information concerning the individuals who will serve as executive officers or key employees of Harbor Global following the distribution. Each individual has been elected to the office indicated on or before the distribution date and serves at the discretion of the Harbor Global board of directors.

NAME                                         AGE                  POSITION
----                                         ---    -------------------------------------
Stephen G. Kasnet..........................  54     President and Chief Executive Officer
Donald H. Hunter...........................  43     Chief Operating Officer and Chief
                                                      Financial Officer
Catherine Mannick..........................  45     Senior Vice President

     STEPHEN G. KASNET has been the Executive Vice President of Pioneer Group and the President of Pioneer Global Investments, a division of Pioneer Group, since 1998. From 1995 to 1998, Mr. Kasnet was a Vice President of Pioneer Group and has been the President of PREA, LLC since 1996. From 1991 to 1995, Mr. Kasnet served as a Managing Director of First Winthrop Corporation and Winthrop Financial Associates. Mr. Kasnet serves as a Director of PREA, Pioneer Forest, Inc. and JSC Forest-Starma. In addition, Mr. Kasnet serves as Chairman of the Board of Directors of Warren Bancorp and Warren Five Cents Savings Bank and Director of Bradley Real Estate, Inc.

     DONALD H. HUNTER has been the Senior Vice President and Chief Operating Officer of Pioneer Global Investments, a division of Pioneer Group, since 1998. From 1992 to 1998, Mr. Hunter was the Manager of International Finance. Prior to 1992, Mr. Hunter served in various high-profile finance roles at Pioneer Group and General Electric Company. In addition, Mr. Hunter has served as Chairman of the Audit Committee of Pioneer First Polish Trust Fund Company, Treasurer of Pioneer Forest, Inc. and a director of several international foreign subsidiaries of Pioneer Group.

     CATHERINE MANNICK has been Assistant General Counsel of Pioneer Group since 1996 and a Vice President of Pioneer Group since 1998, during which time she has overseen Pioneer Group's Russian legal matters. From 1991 to 1996, Ms. Mannick was Of Counsel at Hale and Dorr LLP in the firm's corporate department. Ms. Mannick is currently a member of the Board of Directors of the U.S.-Russia Chamber of Commerce of Boston.

COMPENSATION OF EXECUTIVE OFFICERS

     Currently, Harbor Global has not paid any compensation to, and no compensation has been earned by, the executive officers of Harbor Global. Although Mr. Kasnet, Mr. Hunter and Ms. Mannick will be executive officers of Harbor Global, Harbor Global will not directly pay compensation to these individuals. Instead, the administration and liquidation agreement between Harbor Global and Calypso Management LLC is expected to provide that, after the distribution date, Harbor Global will pay the operating expenses of Calypso Management, including compensation payable to Mr. Kasnet in the amount of $325,000 as an annual base salary for his services as President and Chief Executive Officer of Harbor Global, and Mr. Hunter in the amount of $250,000 as an annual base salary for his services as Chief Operating Officer and Chief Financial Officer of Harbor Global. In addition, each of Mr. Kasnet and Mr. Hunter are expected to be eligible to receive annual bonus payments of up to 100% of their respective salaries. The annual bonus payments will be based upon the achievement of performance goals which will be established by the Harbor Global board of directors. Harbor Global will also pay a signing and retention bonus of 1.8 million to Mr. Kasnet if he remains employed by Calypso Management and Calypso Management continues to provide services to Harbor Global on the second anniversary of the distribution date, or if Harbor Global terminates his employment without cause before the second anniversary of the distribution date. For more information about the administration and liquidation agreement with Calypso Management, see "Certain Relationships and Related
Transactions -- Administration and Liquidation Agreement" in this information statement. Ms. Mannick will be compensated by Calypso Management for her services as Senior Vice President to Harbor Global. The funds Calypso Management will use to compensate Ms. Mannick, as well as other employees of Calypso Management, will be included in the operating expenses of Calypso Management payable by Harbor Global under the administration and liquidation agreement.

     In addition, Mr. Hunter and Ms. Mannick have entered into agreements with Pioneer Group which provide for payments of approximately $751,250 and $164,400, respectively, upon termination of their employment with Pioneer Group. Harbor Global has agreed to make these payments to Mr. Hunter and Ms. Mannick immediately following the distribution. Harbor Global will also make severance and retention payments to other employees of Calypso Management or subsidiaries of Harbor Global who are currently officers or employees of Pioneer Group or its subsidiaries and who, as a result of the merger, will be entitled to receive severance and retention payments. Harbor Global expects these payments will be approximately $1.8 million in the aggregate, including the payments to Mr. Hunter and Ms. Mannick described above.

                              BENEFICIAL OWNERSHIP
                    OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     All of the outstanding Harbor Global common shares are currently beneficially owned by Pioneer Group. The following table presents the number of shares of Pioneer Group common stock beneficially owned as of May 31, 2000, unless otherwise indicated, by:

     - each person or entity known by Harbor Global to own more than five percent of Pioneer Group common stock;

     - each director of Pioneer Group and Harbor Global;

     - each of the named executive officers of Pioneer Group and Harbor Global; and

     - all directors and officers of Pioneer Group as a group and all directors and officers of Harbor Global as a group.

The table below also presents the number of shares of Harbor Global that each listed person or entity will own immediately after the distribution, on a pro forma basis, assuming no changes in the ownership of Pioneer Group common stock. Unless otherwise indicated, each person or entity has sole voting and investment power with respect to the shares listed opposite the person's or entity's name.

                                                                            HARBOR GLOBAL
                                        PIONEER GROUP                       PRO FORMA(4)
                          ------------------------------------------   -----------------------
                                          NUMBER OF      PERCENT OF                PERCENT OF
                          NUMBER OF     SHARES SUBJECT   OUTSTANDING   NUMBER OF   OUTSTANDING    NATURE OF
BENEFICIAL OWNER          SHARES(1)     TO OPTIONS(2)     SHARES(3)    SHARES(1)    SHARES(3)    OWNERSHIP(1)
----------------          ---------     --------------   -----------   ---------   -----------   ------------
John F. Cogan, Jr.......  2,548,294        510,000           9.31%      407,658        7.59%         Direct
  The Pioneer Group,
    Inc.                  1,277,708(5)                       4.76%      255,541        4.76%       Indirect
  60 State Street
  Boston, MA 02109
Southeastern Asset
  Management, Inc. .....  3,194,100(6)                      11.89%      638,820       11.90%       Indirect
  6410 Poplar Avenue
  Suite 900
  Memphis, TN 38119
Gabelli Funds, Inc......  1,857,300(7)                       6.92%      371,460        6.92%       Indirect
  One Corporate Center
  Rye, NY 10580
David D. Tripple........    461,485        292,500           1.70%       33,797           *          Direct
John D. Curtin Jr.+.....         --             --             --            --          --              --
Alyce J. Lee............         --             --             --            --          --              --
W. Reid Sanders+........         --             --             --            --          --              --
Alan J. Strassman.......    120,000        120,000              *            --           *          Direct
Jaskaran S. Teja........     53,636         48,500              *         1,027           *          Direct
John H. Valentine+......      4,000             --              *           800           *          Direct
Stephen G. Kasnet+......    159,265        142,500              *         3,353           *          Direct
Alicja K. Malecka.......    214,655        182,000              *         6,531           *          Direct
William H. Smith, Jr....    411,448        240,000           1.52%       34,289           *          Direct

All directors and
  executive officers of
  Pioneer Group as a
  group (14 persons)....  4,211,171(8)   1,740,500          15.39%      494,134        9.20%         Direct
                          1,277,708(5)(8)                    4.76%      255,541        4.76%       Indirect
Donald H. Hunter+.......      3,661             --              *           732           *          Direct
Catherine V. Mannick+...      1,473             --              *           294           *          Direct

                                                                            HARBOR GLOBAL
                                        PIONEER GROUP                       PRO FORMA(4)
                          ------------------------------------------   -----------------------
                                          NUMBER OF      PERCENT OF                PERCENT OF
                          NUMBER OF     SHARES SUBJECT   OUTSTANDING   NUMBER OF   OUTSTANDING    NATURE OF
BENEFICIAL OWNER          SHARES(1)     TO OPTIONS(2)     SHARES(3)    SHARES(1)    SHARES(3)    OWNERSHIP(1)
----------------          ---------     --------------   -----------   ---------   -----------   ------------
All directors and
  officers of Harbor
  Global as a group (6
  persons)..............    168,399        142,500              *         5,179           *          Direct

---------------
 * Denotes ownership of less than 1% of outstanding shares of either Pioneer Group common stock or Harbor Global common shares, as applicable.

 +  Denotes a director or executive officer of Harbor Global.

(1) The inclusion of shares of common stock listed as beneficially owned does not constitute an admission of beneficial ownership of those shares.

(2) Includes options that will be exercisable on the distribution date due to the full acceleration of vesting of these options in connection with the merger.

(3) For purposes of this table, the percentage of outstanding shares of common stock is adjusted for each director and executive officer to include the number of shares of Pioneer Group common stock into which the listed options held by such director or executive officer will be exercisable.

(4) The Harbor Global pro forma ownership calculations assume that directors or officers will not exercise any of their currently exercisable options prior to closing the merger, and therefore, that these persons will not receive Harbor Global common shares for the shares of Pioneer Group common stock underlying their options.

(5) Includes 1,167,410 shares of Pioneer Group common stock held by family trusts of which Mr. Cogan is the sole trustee and with respect to which he has sole voting and investment power; an aggregate of 74,340 shares of Pioneer Group common stock held in trusts with respect to which Mr. Cogan may be deemed to be a beneficial owner by reason of his position as a trustee and/or his interests as beneficiary, over which shares Mr. Cogan exercises shared voting and investment power; and 35,958 shares of Pioneer Group common stock held for the benefit of Mr. Cogan in Pioneer Group's deferred compensation plan, over which shares Mr. Cogan exercises no voting power and sole investment power.

(6) Consists of shares of Pioneer Group common stock held by a variety of investment advisory clients, over which shares Southeastern Asset Management, Inc. exercises sole, shared or no voting authority and exercises sole or shared investment power. This information is based solely on information provided by Southeastern Asset Management, Inc. in Amendment No. 1 to Schedule 13G dated June 7, 2000, with respect to shares held on May 31, 2000.

(7) Consists of shares of Pioneer Group common stock held by a variety of investment advisory and investment company clients, over which shares Gabelli Funds, Inc., Gabelli Asset Management, Inc. or one of their affiliates exercises sole voting authority and sole investment power. This information is based solely on information provided by Gabelli Funds, Inc. in Amendment No. 13 to Schedule 13D dated June 16, 2000, with respect to shares held on June 14, 2000.

(8) Of the shares beneficially owned by the directors and executive officers of Pioneer Group as a group, an aggregate of 4,495,875 shares are subject to a voting agreement that Mr. Cogan, Mr. Tripple, Robert Nault and Eric Reckard entered into in connection with the merger agreement and pursuant to which each agreed to vote his shares in favor of the merger agreement and the merger.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The businesses that Harbor Global will conduct have engaged in transactions with Pioneer Group in the past, some of which included various types of financial support by Pioneer Group. These transactions were often on terms more favorable to the businesses conducted by Harbor Global than would otherwise have been attainable in similar transactions with unaffiliated third parties. Following the distribution, Harbor Global will continue to have a relationship with Pioneer Group only as a result of the distribution agreement and the tax separation agreement entered into in connection with the distribution. The transactions contemplated between Harbor Global and Pioneer Group by the distribution agreement and the tax separation agreement are described in "The Distribution" in this information statement. In addition, Harbor Global and Pioneer Group may enter into an agreement under which Pioneer Group may agree to provide corporate administrative, information and technology and other support to Harbor Global for a limited transition period.

     Other than as contemplated by the distribution agreement and tax separation agreement, following the distribution, Harbor Global and Pioneer Group will not have any material contractual or other material relationships with each other, and transactions between Harbor Global and Pioneer Group will be conducted on an arms-length basis.

     Harbor Global is expected to enter into an administration and liquidation agreement with Calypso Management LLC pursuant to which Calypso Management will, at the direction of the Harbor Global board of directors, manage the liquidation of Harbor Global and operate Harbor Global's assets pending their liquidation. The administration and liquidation agreement is expected to have a term ending upon the liquidation of Harbor Global. The agreement is expected to provide that Harbor Global will pay the operating expenses of Calypso Management incurred in connection with the provision of services to Harbor Global. These operating expenses are expected to include annual salaries for Mr. Kasnet and Mr. Hunter of $325,000 and $250,000, respectively, plus annual bonuses of up to 100% of such base salary, depending upon the achievement of performance goals to be established by the Harbor Global board of directors. Calypso Management will provide the services of Mr. Kasnet and Mr. Hunter and other employees to act as officers and employees of Harbor Global. As compensation for its provision of services to Harbor Global, Calypso Management is expected to receive a portion of the net proceeds distributed from the liquidation of Harbor Global's assets, generally according to the following schedule:

     - with respect to the first $36 million in net proceeds available for distribution, Calypso Management shall receive a payment equal to 10% of such net proceeds;

     - with respect to the next $72 million in net proceeds available for distribution, Calypso Management shall receive a payment equal to 7.5% of such net proceeds; and

     - with respect to any additional net proceeds, Calypso Management shall receive a payment equal to 10% of such net proceeds.

Net proceeds will not include any unexpended portion of the $25 million contributed by Pioneer Group to Harbor Global. The proceeds received by Pioneer Goldfields II in connection with the sale of its Ghanaian gold mine to Ashanti will not be subject to the preceding schedule. Instead, Calypso Management will receive only 5% of the Ashanti proceeds that are distributed, if any.

     In addition, Harbor Global will pay Mr. Kasnet a signing and retention bonus of $1.8 million if he remains employed by Calypso Management and Calypso Management continues to provide services to Harbor Global on the second anniversary of the distribution date, or if Harbor Global terminates his employment without cause prior to the second anniversary of the distribution date.

     Following the first two years of the term of the administration and liquidation agreement, Calypso Management may terminate the agreement upon 120 days notice to Harbor Global. Harbor Global may terminate the agreement in the event of Mr. Kasnet's death or disability, or upon an uncured failure by Calypso Management to follow a reasonable direction of the Harbor Global board of directors. Generally, Calypso Management will not be entitled to the payments described above following a termination of the agreement. As part of the administration and liquidation agreement, Calypso Management will agree to customary confidentiality and noncompetition covenants with respect to Harbor Global.

                   DESCRIPTION OF HARBOR GLOBAL SHARE CAPITAL

     Your rights as a holder of Harbor Global common shares will be governed by Bermuda law and Harbor Global's memorandum of association and bye-laws. The following is a summary of certain provisions of Bermuda law and Harbor Global's memorandum of association and bye-laws. This summary may not contain all of the information that may be important to you. You should carefully read the memorandum of association and bye-laws of Harbor Global, copies of which have been filed with the Securities and Exchange Commission as exhibits to Harbor Global's registration statement on Form 10, of which this information statement is a part. For information on how you may obtain a copy of Harbor Global's memorandum of association and bye-laws, see "Where You Can Find Additional Information" in this information statement.

     Under Harbor Global's memorandum of association, Harbor Global's authorized share capital consists of 12,000,000 common shares, par value $.01 per share, and 1,000,000 preferred shares, par value $.01 per share. Pioneer Group currently owns 1,200,000 Harbor Global common shares. No Harbor Global preferred shares have been issued. Prior to the distribution, Harbor Global will effect a four-for-one stock split of its common shares and Pioneer Group will purchase enough additional Harbor Global common shares so that it may distribute one Harbor Global common share for every five shares of Pioneer Group common stock held by you immediately before closing the merger. After giving effect to the four-for-one stock split, Harbor Global's authorized common share capital will consist of 48,000,000 common shares, par value $.0025, of which Pioneer Group will own 4,800,000 shares. Based on the number of shares of Pioneer Group common stock outstanding on June 22, 2000, immediately following the distribution approximately 5,371,428 million Harbor Global common shares will be outstanding. This amount may increase prior to the distribution date due to the issuance of shares of Pioneer Group common stock upon the exercise of outstanding options. All of the Harbor Global common shares to be distributed to you in the distribution will be fully paid and nonassessable.

COMMON SHARES

     Each outstanding Harbor Global common share is entitled to one vote on all matters submitted to a vote of Harbor Global shareholders, including the election of directors. There are no cumulative voting rights. As a holder of Harbor Global common shares you are entitled to receive dividends if, when and as declared by the board of directors out of assets legally available for the payment of dividends. In the event of a liquidation, dissolution, or winding up of Harbor Global, Harbor Global's assets will be distributed pro rata among the holders of Harbor Global common shares after satisfaction in full of its debts and liabilities. The holders of Harbor Global common shares have no preemptive, redemption, conversion or subscription rights and there are no sinking fund provisions. The rights, powers, preferences and privileges of holders of Harbor Global common shares are subject to, and may be impaired by, the rights of any preferred shares that Harbor Global may designate and issue in the future.

PREFERRED SHARES

     Under Harbor Global's bye-laws, the Harbor Global board of directors is authorized, without further shareholder approval, to issue an aggregate of 1,000,000 preferred shares in one or more classes or series and to fix the voting powers, if any, and the preferences, privileges and restrictions of the preferred shares, including dividend rights, dividend rates, conversion rights, terms of redemption, redemption prices and liquidation preferences of any class or series of preferred shares. Although the board of directors does not presently intend to do so, it could issue preferred shares with rights that could adversely affect the voting power and other rights of holders of Harbor Global common shares without obtaining the approval of its shareholders. In addition, the issuance of preferred shares could delay or prevent a change in control of Harbor Global without further action by its shareholders.

BERMUDA LAW AND ADDITIONAL PROVISIONS OF HARBOR GLOBAL'S MEMORANDUM OF ASSOCIATION AND BYE-LAWS

     Meetings of Shareholders. Under Bermuda law, a company is required to convene at least one general shareholders' meeting per calendar year. Bermuda law provides that a special general meeting must be convened by the board of directors upon the request of shareholders holding not less than 10% of the paid-up capital of the company having the right to vote. Bermuda law also requires that shareholders be given at least five days' advance notice of a general meeting. Harbor Global's bye-laws provide that the accidental omission of notice to any person does not invalidate the proceedings at the meeting. Harbor Global's bye-laws require that at least five days' advance notice of an annual general meeting or a special general meeting be given to each shareholder.

     Shareholder Action. Under Bermuda law, the number of shareholders constituting a quorum at any general meeting of shareholders is determined by the bye-laws of the company. Harbor Global's bye-laws provide that a minimum of two persons present in person and representing in person or by proxy in excess of 50% of the total issued voting shares of Harbor Global constitutes a quorum. Any action to be taken by Harbor Global shareholders at a general meeting or special general meeting may be taken by unanimous written consent of the shareholders without a meeting and without previous notice being given.

     Election or Removal of Directors. Under Harbor Global's bye-laws, the initial directors are elected for a term expiring at the annual general meeting immediately following the fifth anniversary of the date of the distribution of Harbor Global common shares to Pioneer Group stockholders or until their successors are elected or appointed, unless they resign or are earlier removed. Subsequent directors are elected at the annual general meeting for a term of three years or until their successors are elected or appointed, unless they resign or are earlier removed.

     Harbor Global's bye-laws provide that a director may only be removed for cause at a special general meeting of shareholders specifically called for that purpose. The director whose removal is sought must be served with at least 14 days' notice of the meeting, and the director has a right to be heard at the meeting. Any vacancy created by the removal of a director at a special general meeting may be filled by the shareholders or by the board.

     Advance Notice Requirements for Shareholder Nominations and
Proposals. Under Harbor Global's bye-laws, a shareholder seeking (1) to bring business before an annual general meeting or special general meeting or (2) to nominate candidates for election as directors must provide Harbor Global with timely written notice of the nomination or proposal. To be timely, notice in connection with a special meeting must be received by Harbor Global not less than 60 nor more than 90 days before the meeting, and notice before an annual general meeting must be received by Harbor Global not less than 60 nor more than 90 days before the anniversary date of the prior year's annual general meeting, excluding, in each case, the meeting date and the date the notice is received by Harbor Global. The notice must contain the name and business background of the person to be nominated as director and all material information on any proposal and any additional information the board of directors may specify from time to time.

     Shareholder Proposals. Under The Companies Act 1981 of Bermuda, Harbor Global must circulate notice of a properly supported shareholder requisition proposing a resolution to be passed on at the next annual general meeting of the company, together with a statement of up to 1,000 words in response to the proposed resolution. The resolution must be supported by the lesser of 100 shareholders or shareholders representing 5% of the total voting power eligible to vote at the meeting at which the resolution is proposed to be passed. Unless Harbor Global determines otherwise, the resolution and notice will be circulated at the expense of the shareholders making the requisition. The requisition proposing a resolution must be deposited at the registered office of the company not less than six weeks before the annual general meeting.

     Access to Books and Records and Dissemination of Information. Members of the general public have the right to inspect the public documents of a Bermuda company which are available at the office of the Registrar of Companies in Bermuda. These documents include:

     - Harbor Global's memorandum of association; and

     - any amendment of Harbor Global's memorandum of association.

     In addition, under Bermuda law Harbor Global's shareholders have the right to inspect:

     - Harbor Global's bye-laws;

     - minutes of Harbor Global's general meetings; and

     - audited financial statements of Harbor Global, which must be presented to shareholders at the annual general meeting.

     Additionally, Harbor Global's register of shareholders is open to inspection by its shareholders free of charge and to members of the general public upon the payment of a fee. Harbor Global is required to maintain its share register in Bermuda. Harbor Global is required to keep at its registered office a register of its directors and officers which is open for inspection for not less than two hours each day by members of the public without charge. Other than as described above, Bermuda law does not provide a general right for shareholders to inspect or obtain copies of any other corporate records.

     Amendment of Memorandum of Association and Bye-laws. Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders after due notice has been given. An amendment to the objects set out in Harbor Global's memorandum of association may require the approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion. Under Bermuda law, the directors may amend the bye-laws with the approval of the shareholders representing a majority of Harbor Global's outstanding voting shares at a general meeting.

     Under Bermuda law, the holders of at least 20% of any class of a company's issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment to the company's memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda courts. An application for annulment of any amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum is passed and may be made on behalf of the persons entitled to make the application by one or more of shareholders as they may appoint in writing for that purpose. Persons voting in favor of an amendment may not make an application for its annulment.

     Duties of Directors and Officers. The Companies Act 1981 imposes a duty to act honestly and in good faith with a view to the best interests of the company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances upon each director and officer of a Bermuda company. A Bermuda court is unlikely to interfere with decision of directors unless one of these two duties is breached. The court must find that the director acted in bad faith or that no reasonable board of directors could have come to the decision that was reached.

     Interested Directors. Harbor Global's bye-laws provide that any director, or a firm, partner or company associated with a director, may act in a professional capacity for Harbor Global, and will be entitled to remuneration for those services. However, a director or a firm, partner or company associated with a director, may not act as auditor of Harbor Global's accounts.

     The bye-laws also provide that a director who has a direct or indirect material interest, in a contract or other arrangement with Harbor Global must disclose the nature of his or her interest as required by the Companies Act. Following this disclosure, unless the chairman of the board of directors disqualifies the interested director, the interested director may be counted in the quorum and vote in respect of any contract or other arrangement in which he or she is interested and will not be liable for any profit realized in connection with the contract or other arrangement.

     Appraisal Rights and Shareholder Suits. Under Bermuda law, in the event of a consolidation, amalgamation or merger with one or more companies, if a shareholder is not satisfied that fair value has been offered for his or her shares, he or she may apply to the Bermuda courts to appraise the fair value of the shares.

     Except as described below, class actions and derivative actions against a Bermuda company are not available to shareholders under Bermuda law. Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be an act that cannot be confirmed by a majority of shareholders because the act:

     - is beyond the corporate power of the company;

     - is illegal;

     - is a fraud on the minority shareholders and the wrongdoers are in control of the company; or

     - infringes personal rights of an individual shareholder.

     When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of one or more of the shareholders, a shareholder may apply to the Bermuda courts for an order to regulate the company's conduct of affairs in the future or order the purchase of the shares held by the shareholder by other shareholders or by the company.

     Mergers and Similar Arrangements. Harbor Global may acquire the business of another Bermuda company similarly exempt from Bermuda taxes or a company incorporated outside Bermuda and carry on the acquired company's business when it is within the corporate powers specified in its memorandum of association. Harbor Global may also consolidate, amalgamate or merge with another Bermuda company or with a body incorporated outside Bermuda upon the approval of the board of directors and the holders of a majority of the outstanding shares of the company, including any shares that would otherwise be non-voting shares.

     Takeovers. Bermuda law provides that where an offer is made for shares of another company and within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept the offer, the offeror may give notice to the non-tendering shareholders requiring them to transfer their shares to the offeror on the same terms as the initial offer. Dissenting shareholders may object to the transfer by applying to the Bermuda courts for relief within one month of the offeror's notice. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which a Bermuda court will be unlikely to do unless there is evidence of fraud, bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing minority shareholders out of the company.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Harbor Global's bye-laws provide that it will indemnify its directors, officers and any liquidator or trustee acting in relation to any of Harbor Global's affairs, including the heirs, executors or administrators of these indemnified persons, from all expenses incurred as a result of any act done, concurred in or omitted in execution of their duty, so long as the action or inaction does not involve fraud or dishonesty. In addition, Harbor Global's bye-laws also provide that each shareholder agrees to waive any claim or right of action, whether individually or by right of Harbor Global, against any director or officer as a result of any action taken or omitted in execution of his or her duty, so long as the action or inaction does not involve fraud or dishonesty or the recovery of any gain, personal profit or advantage to which the director or officer is not legally entitled.

     Currently, there is no pending litigation or proceeding involving any director, officer, liquidator or trustee of Harbor Global in which indemnification will be required or permitted. Harbor Global is not aware of any threatened or pending litigation or proceeding which may result in a claim for indemnification.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for Harbor Global's common shares is EquiServe Limited Partnership.

MATERIAL FOREIGN ISSUER CONSIDERATIONS

     Foreign Exchange Control Regulations. Harbor Global has obtained the permission of the Bermuda Monetary Authority for the distribution of its common shares to you and has been designated by the Bermuda Monetary Authority as a non-resident exempted company for exchange control purposes. As such, Harbor Global is exempted from the provisions of Bermuda law that require at least 60% of a Bermuda company's equity to be owned by Bermudians. This designation allows Harbor Global to engage in transactions, or to pay dividends to non-residents of Bermuda who are holders of Harbor Global common shares in currencies other than the Bermuda Dollar.

     The transfer of shares between persons regarded as resident outside Bermuda for exchange control purposes and the issue of shares after the completion of distribution to or by non-resident persons may take place without specific consent under the Exchange Control Act 1972. The issuance or transfer of shares involving any person regarded as resident in Bermuda for exchange control purposes requires specific prior approval of the Bermuda Monetary Authority under the Exchange Control Act 1972.

     Harbor Global shareholders who are not Bermuda residents are not restricted in the exercise of the rights to hold or vote their shares. Because Harbor Global has been designated as a non-resident for Bermuda exchange control purposes, there are no restrictions on its ability to transfer funds in and out of Bermuda or to pay dividends to United States residents who are holders of Harbor Global common shares, as long as the transactions are not effected in the Bermuda Dollar.

     Under Bermuda law, registration of share ownership is only required to be in the names of corporations or individuals. In the case of an applicant acting in a special capacity (for example as a trustee), the register may, at the request of the applicant, record the capacity in which the applicant is acting, but Harbor Global is not bound to investigate or incur any responsibility in respect of the proper administration of the trust. Harbor Global will take no notice of any trust applicable to any of its shares whether or not it has notice of the trust.

     As an exempted company, Harbor Global may not participate in certain business transactions, including:

     - acquiring or leasing land in Bermuda, except as required for Harbor Global's business and then for a term of not more than 50 years, without the express authorization of the Bermuda legislature;

     - taking mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Bermuda Minister of Finance;

     - the acquisition of any bonds or debentures secured by any land in Bermuda, other than certain types of Bermuda government securities; or

     - carrying on business of any kind in Bermuda, except in furtherance of Harbor Global's business carried on outside Bermuda or under a license granted by the Bermuda Minister of Finance.

     The Bermuda government actively encourages foreign investment in exempted entities which, like Harbor Global, are based in Bermuda but do not operate in competition with local business.

     Reciprocal Recognition and Enforcement of Civil Judgements. Harbor Global has been advised by its legal counsel in Bermuda that the United States and Bermuda currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. A final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not based solely on United States federal securities laws, would therefore not be automatically enforceable in Bermuda.

     Nevertheless, a final and conclusive judgment obtained in a state court or federal court of the United States based upon a contractual obligation under which a sum of money is payable could be enforced by an action in the Supreme Court of Bermuda, without reexamination of the merits, under the common law doctrine of obligation. A final opinion as to the availability of this remedy could only be given when the facts surrounding the judgment were known but, generally, based on advise from its legal counsel in Bermuda, Harbor Global would expect an application to be successful if the judgment:

     - was final and conclusive;

     - was not obtained by fraud;

     - was not, and its enforcement would not be, contrary to the public policy of Bermuda;

     - was not obtained in circumstances where the proceedings were contrary to the rules of natural justice;

     - complied with procedures under Bermuda law for its enforcement; and

     - no new evidence is submitted to the Bermuda courts.

     A Bermuda court may impose civil liability on Harbor Global or its directors or officers in a suit brought in the Supreme Court of Bermuda against Harbor Global or those persons with respect to a violation of United States securities if the facts surrounding the violation would constitute or give rise to a cause of action under Bermuda law.

     Bermuda Taxation. Under current Bermuda law, there is no Bermuda income tax, withholding tax, capital gains tax or capital transfer tax levied on Harbor Global or its shareholders. The United States and Bermuda do not currently have a reciprocal treaty regarding withholding taxes that is applicable to Harbor Global.

     Harbor Global and its Bermuda subsidiaries have each applied for a written undertaking from the Bermuda Minister of Finance under the Exempted Undertakings Tax Protection Act, 1966, as amended, that, in the event any legislation imposing tax computed on profits or income, or on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax is enacted in Bermuda, the tax will not be applicable to Harbor Global or any of its operations, or to the shares, debentures or other obligations of Harbor Global until 2016, except insofar as the tax applied to Bermuda residents holding shares, debentures or other obligations of Harbor Global or to any Bermuda land leased by Harbor Global.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     Harbor Global has filed with the Securities and Exchange Commission a registration statement on Form 10 under the Securities Exchange Act of 1934 with respect to the Harbor Global common shares to be distributed to you. This information statement, which is a part of the registration statement on Form 10, does not contain all of the information in the registration statement or the exhibits and schedules which are part of the registration statement.

     For further information about Harbor Global and the Harbor Global common shares to be distributed to you, please refer to the registration statement and the exhibits and schedules which are part of the registration statement. Statements in this information statement regarding the contents of any contract or any other document to which Harbor Global refers are not necessarily complete, and in each instance where a copy of the contract or other document has been filed as an exhibit to the registration statement, Harbor Global refers to the filed copy. Each statement in this information statement regarding the contents of the referenced contract or other document is qualified in all respects by the filed copy.

     You may read a copy of the registration statement on Form 10, or any contract or other document filed as an exhibit to the registration statement or any other information from our Securities and Exchange Commission filings at the following public reference rooms maintained by the Securities and Exchange
Commission:

Public Reference Room 1024         Citicorp Center                    7 World Trade Center
Judiciary Plaza                    500 West Madison Street            Suite 1300
450 Fifth Street, N.W.             Suite 1400                         New York, NY 10048
Washington, D.C. 20549             Chicago, IL 60661

     In addition, you can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission at the address listed above. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Harbor Global's Securities and Exchange Commission filings are also available to you on the Securities and Exchange Commission Web site (http://www.sec.gov).

     As a result of registering Harbor Global's common shares with the Securities and Exchange Commission, Harbor Global will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, including annual reports containing audited financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information, proxy statements and other information with the Securities and Exchange Commission. You may request copies of or view Harbor Global's future periodic reports filed with the Securities and Exchange Commission as described above.

                         HARBOR GLOBAL COMPANY LIMITED
                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants....................   F-2
Consolidated Statements of Operations.......................   F-3
Consolidated Balance Sheets.................................   F-4
Consolidated Statements of Changes in Net Parent Company
  Investment (Deficit)......................................   F-5
Consolidated Statements of Cash Flows.......................   F-6
Notes to Consolidated Financial Statements..................   F-7
Unaudited Consolidated Interim Statements of Operations.....  F-22
Unaudited Consolidated Interim Balance Sheets...............  F-23
Unaudited Notes to Consolidated Interim Financial
  Statements................................................  F-24

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Harbor Global Company Ltd.:

     After the reorganization transaction discussed in Note 1 to Harbor Global Company Ltd.'s consolidated financial statements is effected, we expect to be in a position to render the following audit report.

                                          /s/ ARTHUR ANDERSEN LLP

Boston, Massachusetts
June 9, 2000

     We have audited the accompanying consolidated balance sheets of Harbor Global Company Ltd. (a Bermuda limited duration company) as of December 31, 1999 and 1998 and the related consolidated statements of operations, changes in net parent company investment (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harbor Global Company Ltd. as of December 31, 1999 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

     As explained in Note 2 to the consolidated financial statements, effective January 1, 1999, the Company changed its method of accounting for start-up costs.

                           HARBOR GLOBAL COMPANY LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

                                                                1999        1998       1997
                                                              --------    --------    -------
                                                                      (IN THOUSANDS)
Revenues:
  Timber Sales..............................................  $ 14,383    $ 10,450    $11,879
  Real Estate Rental Revenue................................     9,495       8,589      7,013
  Other.....................................................     4,229       2,421      2,024
                                                              --------    --------    -------
          Total Revenues....................................    28,107      21,460     20,916
Operating Expenses:
  Timber Cost of Goods Sold.................................   (15,252)    (18,918)   (13,469)
  Salary and Benefit Expenses...............................    (6,052)     (6,882)    (6,048)
  Facility Expenses.........................................    (1,489)     (2,620)    (1,775)
  Building and Property Management Expenses.................    (2,350)     (4,965)    (3,958)
  Other Expenses............................................    (6,392)    (18,686)    (8,585)
  Write-down of Natural Resource Projects...................      (685)     (6,103)        --
  Reduction in the Carrying Value of Timber Assets..........   (15,300)         --         --
  Allocation of Corporate Costs.............................   (11,431)     (9,957)    (7,464)
                                                              --------    --------    -------
          Total Operating Expenses..........................   (58,951)    (68,131)   (41,299)
                                                              --------    --------    -------
          Operating Loss....................................   (30,844)    (46,671)   (20,383)
Other Income (Expense):
  Unrealized and Realized Gains (Losses) on Securities......     2,095     (11,665)     9,551
                                                              --------    --------    -------
  Interest Expense..........................................      (593)       (734)      (853)
                                                              --------    --------    -------
          Total Other Income (Expense)......................     1,502     (12,399)     8,698
          Loss from Continuing Operations before Provision
            for Income Taxes and Minority Interest..........   (29,342)    (59,070)   (11,685)
Provision for Income Taxes..................................    (1,438)       (183)    (1,517)
                                                              --------    --------    -------
          Loss from Continuing Operations before Minority
            Interest........................................   (30,780)    (59,253)   (13,202)
Minority Interest (Expense) Income..........................    (1,438)     13,456       (432)
                                                              --------    --------    -------
          Net Loss from Continuing Operations before
            Cumulative Effect of a Change in Accounting
            Principle.......................................   (32,218)    (45,797)   (13,634)
Net (Loss) Income from Discontinued Operations..............    (1,413)    (10,142)     6,015
Cumulative Effect of Change in Accounting Principle.........   (11,547)         --         --
                                                              --------    --------    -------
          Net Loss..........................................  $(45,178)   $(55,939)   $(7,619)
                                                              ========    ========    =======
Basic and Diluted Loss Per Share............................  $  (8.53)   $ (10.56)   $ (1.44)
                                                              ========    ========    =======
Weighted Average Shares Outstanding.........................     5,296       5,296      5,296
                                                              ========    ========    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           HARBOR GLOBAL COMPANY LTD.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998

                                                                1999        1998
                                                              --------    --------
                                                                 (IN THOUSANDS)
ASSETS
Cash and Cash Equivalents...................................  $  5,177    $  5,473
Restricted Cash.............................................       880       1,513
Timber Inventory............................................     2,482       3,585
Other Current Assets........................................     3,938       5,592
Net Current Assets of Discontinued Operations...............     6,004       4,793
                                                              --------    --------
          Total Current Assets..............................    18,481      20,956
Deferred Development Costs..................................        --      19,561
Goodwill....................................................     1,524       1,810
Venture Capital Investments.................................    51,093      50,085
Long-term Investments.......................................     6,712       7,006
Building....................................................    24,559      24,700
Timber Equipment............................................    12,566      18,800
Other Long-term Assets......................................     2,708       5,754
Net Noncurrent Assets of Discontinued Operations............     1,329         834
                                                              --------    --------
          Total Assets......................................  $118,972    $149,506
                                                              ========    ========
LIABILITIES AND PARENT COMPANY DEFICIT
Accounts Payable............................................  $  2,628    $  3,194
Accrued Expenses............................................     5,902      13,816
Current Portion of Notes Payable............................     1,240       1,696
                                                              --------    --------
          Total Current Liabilities.........................     9,770      18,706
Amounts Due to Affiliates...................................   103,557      95,282
Notes Payable, Net of Current Portion.......................     3,720       4,960
                                                              --------    --------
          Total Liabilities.................................   117,047     118,948
Minority Interest...........................................    61,632      59,720
Parent Company Deficit......................................   (59,707)    (29,162)
                                                              --------    --------
          Total Liabilities and Parent Company Deficit......  $118,972    $149,506
                                                              ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           HARBOR GLOBAL COMPANY LTD.

 CONSOLIDATED STATEMENTS OF CHANGES IN NET PARENT COMPANY INVESTMENT (DEFICIT)
             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

                                                              (IN THOUSANDS)
Balance, December 31, 1996..................................     $  9,128
(Deduct) Add:
  Net Loss..................................................       (7,619)
  Net Parent Company Investment.............................        5,579
                                                                 --------
Balance, December 31, 1997..................................        7,088
(Deduct) Add:
  Net Loss..................................................      (55,939)
  Net Parent Company Investment.............................       19,689
                                                                 --------
Balance, December 31, 1998..................................      (29,162)
(Deduct) Add:
  Net Loss..................................................      (45,178)
  Net Parent Company Investment.............................       14,633
                                                                 --------
Balance, December 31, 1999..................................     $(59,707)
                                                                 ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           HARBOR GLOBAL COMPANY LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

                                                                1999        1998        1997
                                                              --------    --------    --------
                                                                       (IN THOUSANDS)
Cash Flows from Operating Activities:
  Net Loss..................................................  $(45,178)   $(55,939)   $ (7,619)
  Net Loss of Discontinued Operations.......................    (1,413)    (10,142)      6,015
  Cumulative Effect of Change in Accounting Principle.......   (11,547)         --          --
                                                              --------    --------    --------
        Net Loss from Continuing Operations.................   (32,218)    (45,797)    (13,634)
  Adjustments to Reconcile Net Loss to Net Cash Used in
    Operating Activities --
    Bad Debt Expense........................................        --       2,559         651
    Depreciation and Amortization...........................     4,272       7,543       4,508
    Write-down of Natural Resource Projects.................       685       6,103          --
    Reduction in the Carrying Value of Timber Assets........    15,300          --          --
    Unrealized and Realized (Gains) Losses on Venture
      Capital, Marketable Securities, and Long-term
      Investments, Net......................................    (2,095)     11,665      (9,551)
    Provision on Other Investments..........................        81         420         962
    Minority Interest.......................................     1,438     (13,456)        432
  Changes in Operating Assets and Liabilities --
    Timber Inventory........................................     1,103       2,312      (4,491)
    Other Current Assets....................................     1,655       2,937       5,734
    Other Long-term Assets..................................     1,778      (2,212)     (8,589)
    Accrued Expenses and Accounts Payable...................    (8,513)      5,677       4,631
                                                              --------    --------    --------
        Total Adjustments and Changes in Operating Assets
          and Liabilities...................................    15,704      23,548      (5,713)
                                                              --------    --------    --------
        Net Cash Used in Operating Activities...............   (16,514)    (22,249)    (19,347)
                                                              --------    --------    --------
        Net Cash (Used in) Provided by Discontinued
          Operations........................................    (3,119)     (6,976)      1,277
                                                              --------    --------    --------
Cash Flows from Investing Activities:
  Building..................................................      (556)       (832)     (2,865)
  Purchase of Long-term Venture Capital Investments.........      (201)    (29,652)    (14,889)
  Proceeds from Sale of Long-term Venture Capital
    Investments.............................................     1,003         492          --
  Deferred Timber Development Costs.........................      (695)         --        (354)
  Purchase of Timber Equipment..............................    (3,127)     (4,988)     (5,206)
  Purchase of Long-term Investments.........................      (189)     (2,245)     (4,026)
  Proceeds from Sale of Long-term Investments...............       768       5,007      13,884
                                                              --------    --------    --------
        Net Cash Used in Investing Activities...............    (2,997)    (32,218)    (13,456)
                                                              --------    --------    --------
Cash Flows from Financing Activities:
  Capital Contributions.....................................    14,633      19,689       5,579
  Due to Affiliates, Net....................................     8,277      19,865       4,667
  Amounts Invested by Limited Partners of Venture Capital
    Subsidiary..............................................       475      27,169      24,004
  Repayment of Short-term Borrowings........................        --        (738)        741
  Repayments of Notes Payable...............................    (1,696)     (4,680)     (3,968)
  Borrowing of Notes Payable................................        --          --       2,625
  Reclassification of Restricted Cash.......................       633          39      (1,552)
                                                              --------    --------    --------
        Net Cash Provided by Financing Activities...........    22,322      61,344      32,096
                                                              --------    --------    --------
Effect of Foreign Currency Exchange Rate Changes on Cash and
  Cash Equivalents..........................................        12        (104)        (11)
Net (Decrease) Increase in Cash and Cash Equivalents........      (296)       (203)        559
                                                              --------    --------    --------
Cash and Cash Equivalents, Beginning of Period..............     5,473       5,676       5,117
                                                              --------    --------    --------
Cash and Cash Equivalents, End of Period....................  $  5,177    $  5,473    $  5,676
                                                              ========    ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           HARBOR GLOBAL COMPANY LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1999

(1) BACKGROUND AND BASIS OF PRESENTATION

BACKGROUND

     On May 14, 2000, The Pioneer Group, Inc. (Pioneer) entered into a merger agreement with UniCredito Italiano S.p.A., an Italian Corporation (UniCredito) under which a wholly owned subsidiary of UniCredito will merge with and into Pioneer, with Pioneer surviving the merger as a wholly owned subsidiary of UniCredito. As a condition to closing the merger, Pioneer has agreed to transfer some of its assets to Harbor Global Company Ltd. (the Separation), a newly formed wholly owned Bermuda limited duration company (the Company), and, before closing the merger, to distribute all the outstanding common shares of the Company to stockholders of Pioneer (the Distribution).

     At the time of the Distribution, the Company's assets will primarily consist of: real estate management and investment management operations in Russia; Polish and Eastern European venture capital investment and management operations; Polish and Eastern European real estate management operations; timber harvesting and sales in Russia; gold exploration operations in Russia; approximately $30 million in cash, of which $5 million is restricted to satisfy liabilities associated with Pioneer's former gold mining operations; approximately $3.6 million of liabilities related to certain compensation liabilities payable to current employees of Pioneer who will become employees of Harbor Global or Calypso Management; and a non-interest-bearing promissory note with a face value of $13.8 million, payable to Pioneer Goldfields II, a wholly owned subsidiary of the Company.

     The Russian real estate and investment management operations consist of an 81% owned Russian investment management company (JSC Pioneer First), an 81% owned Russian stockholder services company (JSC Pioneer Services), and on approximately 52% interest held in the Pioneer First Investment Fund, a Russian joint stock company managed by JSC Pioneer First. Pioneer First Investment Fund invests directly in real estate and securities of Russian companies. A significant portion of the assets of Pioneer First Investment Fund consists of its ownership of the Meridian Commercial Tower, an 18-story, 22,600 square-meter office building in Moscow, Russia. Under a management agreement between JSC Pioneer First and Pioneer First Investment Fund, JSC Pioneer First has agreed to provide management services to Pioneer First Investment Fund for an annual fee of five percent of gross assets less any value-added taxes or similar taxes. Through December 31, 1999, JSC Pioneer Services provided shareholder services to Pioneer First Investment Fund and two Russian open-end unit investment funds managed by JSC Pioneer First.

     The Polish and Eastern European venture capital investment and management operations consist primarily of the Pioneer Poland Fund. At December 31, 1999, the Pioneer Poland Fund had approximately $60 million in commitments from U.S. and European investors, of which approximately $40 million had been invested in privately held Polish companies.

     The Polish and Eastern European real estate management operations are conducted by PREA, LLC (formerly, Pioneer Real Estate Advisors, Inc.) (PREA). PREA provides real estate investment opportunities in Poland and Eastern Europe to institutional investors through two pooled investment funds, the Polish Real Estate Fund and the PBO Property Fund, LLC. PREA also provides management services for the Meridian Commercial Tower.

     The Russian timber harvesting and sales operations consist of Forest-Starma's operations. Forest-Starma, which is located on the Siziman Bay in the Vanino district of the Khabarovsk Territory of the Russian Far East, owns and operates a modern logging camp, including a harbor facility, from which it exports timber to markets in the Pacific Rim, primarily Japan and South Korea. Two other entities in this segment, JSC Udinskoye and JSC Amgun-Forest, are both in the development stage. All of these entities have signed long-term leases relating to timber harvesting in the Russian Far East.

                           HARBOR GLOBAL COMPANY LTD.

                               December 31, 1999

     The Russian gold exploration operations consist of Tas-Yurjah's operations. Tas-Yurjah conducts the exploration of potential gold mining properties over concession areas in the Ayano-Maysky district of the Khabarovsk Territory. Tas-Yurjah is included in the Company's "Other" segment (see Note 14).

     Pioneer is in the final stages of closing its Russian brokerage operations and, as such, has reported the results of those operations as discontinued operations. Additionally, Pioneer sold its Russian banking operations in 1999 and the historical results are reflected as a discontinued operation. These companies will not be included as part of the legal separation due to a prior liquidation or sale. However, as they were subsidiaries of Pioneer First Russia, the 81% owned subsidiary of the Company, the results of these operations have been included in these consolidated financial statements.

BASIS OF PRESENTATION

     The consolidated financial statements reflect the results of operations, financial position, changes in net parent company investment (deficit), and cash flows of the businesses that will be transferred to the Company from Pioneer in the Separation (the Company Businesses) as if the Company were a separate entity for all periods presented. The consolidated financial statements have been prepared using the historical basis in the assets and liabilities and historical results of operations related to the Company Businesses. Changes in net parent company investment (deficit) represent the net losses of the Company plus net cash transfers to or from Pioneer and noncash transfers to or from Pioneer. Additionally, the consolidated financial statements include allocations of certain Pioneer expenses relating to the Company Businesses that will be transferred to the Company from Pioneer. All material intercompany transactions and balances between the Company Businesses have been eliminated.

     Certain costs historically have been incurred on the Company's behalf by Pioneer. These costs relate to shared activities, such as executive, legal, finance, human resources, and information technology support. The shared activities costs are allocated to all Pioneer business units and the Company based upon estimated time spent and the actual compensation costs of the departments performing shared activities. Additionally, certain other costs that are directly attributable to the operations of the Company, such as salary and benefits costs of Pioneer employees who have worked exclusively for the Company, and other direct costs, including travel, entertainment, gold exploration costs and political risk insurance, are allocated to the Company. The costs of the shared services charged to the Company are not necessarily indicative of the costs that would have been incurred if the Company had performed these functions as a stand-alone entity. Subsequent to the Distribution, the Company will perform these shared functions using its own resources or purchased services and will be responsible for the costs and expenses associated with the management of an independent public corporation. Additionally, income taxes are calculated using the separate-tax-return method.

     The Company is expected to enter into an administration and liquidation agreement with Calypso Management LLC (the Manager) under which the Manager will manage the liquidation of the Company and operate the Company's assets pending liquidation in exchange for a fee (see Note 10).

     The consolidated financial information included herein may not necessarily reflect the consolidated results of operations, financial position, changes in net parent company investment (deficit), and cash flows of the Company in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.

RUSSIAN ENVIRONMENT

     In recent years, Russia has undergone substantial political, economic, and social change. As an emerging market, Russia does not possess a well developed business, legal, and regulatory infrastructure

                           HARBOR GLOBAL COMPANY LTD.

                               December 31, 1999

that would generally exist in a more mature free-market economy. As a result, operations carried out in Russia involve significant risks that are not typically associated with those in developed markets. Such risks have been evidenced by the government's inability to meet its obligations under its short-term ruble denominated treasury bills (GKOs) and certain other ruble and foreign currency denominated securities. The government also announced a widening of the ruble-trading corridor, which was soon abandoned, and a moratorium on certain foreign currency payments.

     The economic conditions in Russia, together with actions of the Russian government, led to a severe devaluation of the ruble, a sharp increase in the rate of inflation, the near collapse of the banking system, significant defaults on foreign currency obligations, a dramatic decline in the prices of Russian debt and equity securities, and an inability to raise funds in the international capital markets during 1998 and 1999. Although recent performance has improved, the Russian economy since August 1998 generally has been characterized by rising unemployment and underemployment, high government debt relative to gross domestic product, high levels of trade credit, high levels of corporate insolvency, highly volatile foreign currency exchange and interest rates, and an unstable stock market.

ASIAN CRISIS

     The Company has been and for the foreseeable future will continue to be affected by the unstable economies in the Asian-Pacific region. The Company's timber sales are primarily made to this region. During 1998, timber sales prices were significantly depressed and, although prices increased in the last quarter of 1998 and in 1999, there is uncertainty as to whether this trend will continue. This will be dependent upon the recovery in the economies of countries in this region.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, PRINCIPLES OF CONSOLIDATION

CONSOLIDATION

     The accompanying consolidated financial statements include the Company's wholly owned and majority-owned subsidiaries and certain partnerships that it controls. Intercompany transactions and balances have been eliminated. The Company has consolidated the Pioneer Poland U.S., L.P. and Pioneer Poland UK, L.P. in which the Company's ownership interests are 7.2% and 9.2%, respectively. Control is defined by several factors, including, but not limited to, the fact that the Company is the general partner of both Pioneer Poland U.S., L.P. and Pioneer Poland UK, L.P., the general partner has absolute and unilateral authority to make investment decisions, the limited partners may not remove the general partner, and the general partner has absolute and unilateral authority to declare, or not to declare, distributions of partnership income to the partners. Investments in which the Company exercises significant influence but which it does not control (generally a 20% to 50% ownership interest) are accounted for under the equity method of accounting. Investments in which the Company has less than a 20% ownership interest are generally accounted for under the cost method of accounting.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates with regard to these consolidated financial statements relate to the valuation of investments of the Pioneer First Investment Fund and venture capital investments and the estimated future cash flows of the Company's timber operations, as discussed herein.

                           HARBOR GLOBAL COMPANY LTD.

                               December 31, 1999

CONSOLIDATED STATEMENT OF CASH FLOWS

     Cash and cash equivalents consist primarily of cash on deposit in banks. The Company had approximately $880,000 and $1,513,000 of restricted cash as of December 31, 1999 and 1998, respectively. The cash is restricted due to certain provisions of the loan agreement between Forest Starma and the Overseas Private Investment Corporation (OPIC) (see Note 4). Pioneer, as required under the agreement with UniCredito, intends to repay the OPIC debt prior to the Distribution.

INVENTORIES

     Inventories are stated at the lower of average cost or net realizable value.

DEFERRED TIMBER DEVELOPMENT COSTS

     Deferred timber development costs consist of construction and engineering expenditures and infrastructure costs incurred in developing the site and the roads, as well as capitalized interest. These costs are amortized on a units-of-production basis, which anticipates recovery principally over 10 years. Certain other deferred timber development costs, including legal, organizational, and other preoperating costs, were expensed in connection with the adoption of an American Institute of Certified Public Accountants Statement of Position (SOP) 98-5, Reporting on the Costs of Start-up Activities,effective January 1, 1999.

GOODWILL

     Pioneer acquired its Russian real estate management and investment management operations in 1995 for approximately $20,000,000. At inception, the excess of the purchase price over the estimated fair value of the assets approximated $2,858,000. As of December 31, 1999 and 1998, goodwill totaled approximately $1,524,000 and $1,810,000, respectively, and is being amortized over 10 years. Amortization expense was approximately $286,000 for both 1999 and 1998. At December 31, 1999 and 1998, the accumulated amortization of goodwill was approximately $1,334,000 and $1,048,000, respectively.

TIMBER EQUIPMENT

     Timber equipment and facilities consist of a jetty, logging machinery, and building and housing units. These costs are principally depreciated on a units-of-production basis, which anticipates recovery over 5 to 20 years. Major renewals and improvements are capitalized, while maintenance and repairs are expensed when incurred. In the event of retirement or other disposition of a fixed asset, the cost of the asset and the related accumulated depreciation or amortization amount is removed from the accounts and any resulting gain or loss is reflected in earnings.

BUILDING

     The building represents the Meridian Commercial Tower in Russia. The Meridian Commercial Tower is an office building that is wholly owned by the Pioneer First Investment Fund. The building is being

                           HARBOR GLOBAL COMPANY LTD.

                               December 31, 1999

depreciated on a straight-line basis over 40 years. The cost and the accumulated depreciation for the building is as follows:

                                                                1999         1998
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Building Cost...............................................   $26,550      $25,994
Accumulated Depreciation....................................    (1,991)      (1,294)
                                                               -------      -------
                                                               $24,559      $24,700
                                                               =======      =======

LONG-TERM VENTURE CAPITAL INVESTMENTS

     The Company's long-term venture capital investments consist of the following:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1999         1998
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Cash Restricted for Future Investment Purposes..............   $11,232      $22,586
Venture Capital Investments.................................    39,861       27,499
                                                               -------      -------
                                                               $51,093      $50,085
                                                               =======      =======

     The Company's venture capital investments are made through certain of its consolidated partnerships. The venture capital investments are in companies that are domiciled in Poland and are primarily engaged in bringing new technology to market, as well as more mature companies in need of capital for expansion, acquisitions, management buyouts, or recapitalizations. At the time the investments are made, the investments are primarily in the form of unregistered common and preferred stock, warrants, and promissory notes. No market quotes are available for the venture capital investments.

     Most of the Company's venture capital investments are valued at fair value, as determined in good faith by management. In determining fair value, investments are initially stated at cost until significant subsequent events require a change in valuation. The Company considers the financial condition and operating results of the investee, prices paid in subsequent private offerings of the same or similar securities, the amount that the Company can reasonably expect to realize upon the sale of these securities, and other factors deemed relevant.

LONG-TERM INVESTMENTS

     Long-term investments consist of Russian investments of the Pioneer First Investment Fund. These securities are carried at cost with adjustments made for any other-than-temporary impairment in value until such time as the breadth and scope of the Russian securities markets develop to certain quantifiable levels. The carrying value of these securities was approximately $6,712,000 and $7,006,000 at December 31, 1999 and 1998, respectively. Management estimated the approximate fair value of these securities was $20,600,000 and $13,400,000 at December 31, 1999 and 1998, respectively, (based upon available market quotations and appraisals).

VALUATION OF FINANCIAL INSTRUMENTS

     The Company considers the available market quotations when estimating fair value of financial instruments. As stated in the accompanying consolidated balance sheets, the carrying values of the Company's financial instruments approximate fair value, except for the long-term investments of Pioneer First Investment Fund, as discussed above.

                           HARBOR GLOBAL COMPANY LTD.

                               December 31, 1999

LOSS PER SHARE

     On the date of Distribution, shareholders of Pioneer will receive one share of the Company for every five Pioneer shares they own. The loss per share has been computed assuming that the shares expected to be issued on the distribution date were outstanding for all periods presented.

     The following table provides a reconciliation of the numerators and denominators of the basic and diluted loss per share calculation:

                                                         1999           1998           1997
                                                      -----------    -----------    ----------
                                                      (SHARE AND DOLLAR AMOUNTS IN THOUSANDS,
                                                             EXCEPT PER SHARE AMOUNTS)
Net Loss............................................   $(45,178)      $(55,939)      $(7,619)
Weighted Average Shares.............................      5,296          5,296         5,296
Basic and Diluted Loss Per Share....................      (8.53)        (10.56)        (1.44)

     The Company had no stock options or other common stock equivalents outstanding during the periods presented.

COMPREHENSIVE LOSS

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for the reporting of comprehensive income and its components. Comprehensive income, as defined, includes all changes in equity during a period from nonowner sources.

FOREIGN CURRENCY TRANSLATION

     In accordance with SFAS No. 52, Foreign Currency Translation, the functional currency of the Company's timber operation is the U.S. dollar, as the revenues, costs of capital equipment, and financing costs are principally denominated in U.S. dollars. The functional currency of the Company's financial services operations is generally the currency of the country in which those operations are conducted. However, some of those operations are conducted in countries having highly inflationary economies and, as a result, the functional currency is currently the U.S. dollar. For those entities, the gains and losses that result from remeasuring into the U.S. dollar for reporting purposes are included in the accompanying consolidated statements of operations. The net foreign currency losses were approximately $135,000 in 1999, $1,705,000 in 1998, and $515,000 in 1997.

LONG-LIVED ASSETS

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for the Long-Lived Assets to Be Disposed Of, the Company uses an estimate of the future undiscounted cash flows of the related asset or asset grouping in measuring whether the assets are impaired. If any impairment is identified, an impairment charge is recorded to write down the assets by the excess of the carrying value over fair value. The Company periodically reviews its long-lived assets and assesses the future useful life of these assets whenever events or changes in circumstances indicate that the current useful life has diminished.

CONCENTRATION OF RISK

     The Company's operations are concentrated in Russia and Eastern Europe. Additionally, the Company's timber project sells its timber primarily in the Asian markets. The Company performs ongoing

                           HARBOR GLOBAL COMPANY LTD.

                               December 31, 1999

evaluations of its subsidiaries and investments and obtains political risk insurance, which mitigates its exposure in foreign countries (see Note 14).

CHANGE OF ACCOUNTING PRINCIPLE

     On January 1, 1999, the Company adopted SOP 98-5. This standard requires that entities expense costs of start-up activities as those costs are incurred. The Company previously capitalized certain preoperating costs in connection with its natural resource operations and certain organizational costs associated with its financial services operations. In the first quarter of 1999, the Company recorded the cumulative effect of a change in accounting principle and wrote off unamortized capitalized start-up costs, net of tax, of approximately $11,547,000. The amount of pro forma net income in 1998 giving effect to the change in accounting principle did not differ materially from the amount reported in 1998.

(3) TIMBER INVENTORY AND EQUIPMENT

     Timber inventory comprises the following:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1999          1998
                                                              --------      --------
                                                              (DOLLARS IN THOUSANDS)
Log Inventory...............................................   $  842        $1,887
Spare Parts, Supplies, and Other............................    1,045         1,553
Fuel........................................................      595           145
                                                               ------        ------
                                                               $2,482        $3,585
                                                               ======        ======

     Timber equipment comprises the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1999         1998
                                                              ----------    ---------
                                                              (DOLLARS IN THOUSANDS)
Production Equipment........................................   $ 12,618      $11,747
Buildings and Construction..................................      7,260        7,225
Roads.......................................................      2,513        2,177
Vehicles....................................................      1,463        1,409
Other.......................................................      1,083           42
                                                               --------      -------
          Total Cost........................................     24,937       22,600
Less -- Accumulated Depreciation............................    (12,371)      (3,800)
                                                               --------      -------
                                                               $ 12,566      $18,800
                                                               ========      =======

                           HARBOR GLOBAL COMPANY LTD.

                               December 31, 1999

(4)  NOTES PAYABLE

     Notes payable of the Company consist of the following:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1999         1998
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Forest Starma financing, guaranteed by OPIC, payable in
  semiannual installments of $620,000 through December 15,
  2003, interest payable at 9.95%...........................   $ 4,960      $ 6,200
Note payable to a bank, interest payable quarterly at the
  three month LIBOR plus 6%, principal due in eight
  quarterly installments through January 1999, secured by
  lease rental payments and proceeds from insurance
  policies..................................................        --          456
Less -- Current Portion.....................................    (1,240)      (1,696)
                                                               -------      -------
                                                               $ 3,720      $ 4,960
                                                               =======      =======

     Pioneer has guaranteed the repayment of the loan to OPIC.

(5)  AMOUNTS DUE TO AFFILIATES

     The consolidated financial statements include approximately $103,557,000 and $95,282,000 of amounts due to affiliates at December 31, 1999 and 1998, respectively. These amounts primarily consist of costs paid for services and costs that arose when Pioneer made payments on behalf of the Company. In connection with the Distribution, the outstanding balance at the date of distribution will be contributed to capital of the Company.

(6)  OTHER EXPENSES

     Other expenses consist of the following:

                                                                 DECEMBER 31,
                                                          ---------------------------
                                                           1999      1998       1997
                                                          ------    -------    ------
                                                            (DOLLARS IN THOUSANDS)
Insurance and Other Tax.................................  $1,772    $ 3,396    $  784
Professional Services...................................   1,137      2,589     1,113
Bad-debt Expense........................................      --      2,559       651
Foreign Currency Transaction Losses.....................     135      1,705       515
Travel, Subscriptions, and Dues.........................     471        889       759
Amortization Expense....................................     451        718       421
Telephone and Data Processing...........................     242        481       404
Selling Expense.........................................     136        253       204
Other...................................................   2,048      6,096     3,734
                                                          ------    -------    ------
          Total Other Expenses..........................  $6,392    $18,686    $8,585
                                                          ======    =======    ======

(7)  INCOME TAXES

     The results of operations of certain subsidiaries of the Company were previously included in the U.S. federal consolidated tax returns of Pioneer. In the Company's consolidated financial statements, the provision for income taxes includes a provision calculated on the separate-return basis in accordance with

                           HARBOR GLOBAL COMPANY LTD.

                               December 31, 1999

the requirements of SFAS No. 109, Accounting for Income Taxes. The separate return method allocates current and deferred taxes to members of a group by applying the provisions of SFAS No. 109 to each member as if it were a separate tax payer.

     The following is a summary of the components of loss from continuing operations before provision for income taxes and minority interest for financial reporting purposes:

                                                       1999        1998        1997
                                                     --------    --------    --------
                                                          (DOLLARS IN THOUSANDS)
Domestic...........................................  $(21,653)   $(12,856)   $ (7,223)
Foreign............................................    (7,689)    (46,214)     (4,462)
                                                     --------    --------    --------
                                                     $(29,342)   $(59,070)   $(11,685)
                                                     ========    ========    ========

     The Company is a Bermuda limited duration company and will not be subject to taxation in Bermuda. The Company currently has subsidiaries located in the United States. Prior to the Separation, the results of these subsidiaries have been included in the U.S. federal consolidated tax returns of Pioneer. Under the separate-return method, the losses incurred in the United States have not been benefited. However, Pioneer has made capital contributions to the Company in exchange for the tax benefits that Pioneer realized. In connection with the Separation, the U.S. subsidiaries will be recharacterized as partnerships for U.S. tax purposes. The income tax provisions and the deferred taxes included in the accompanying consolidated financial statements relate to the Company's corporate subsidiaries that are located primarily in Russia and Poland.

     The components of the provision for foreign income taxes on continuing operations consist of:

                                                              1999     1998     1997
                                                             ------    ----    ------
                                                              (DOLLARS IN THOUSANDS)
Current Foreign............................................  $1,438    $183    $1,517
Deferred Foreign...........................................      --      --        --
                                                             ------    ----    ------
                                                             $1,438    $183    $1,517
                                                             ======    ====    ======

     Income taxes, as stated as a percentage of loss from continuing operations before provision for income taxes, are comprised of the following:

                                                              1999     1998     1997
                                                              -----    -----    -----
Federal Statutory Rate:.....................................  (35.0)%  (35.0)%  (35.0)%
Losses Not Benefited........................................   39.5     35.0     50.6
Foreign Taxes...............................................    1.7      0.3     (0.8)
Other.......................................................   (1.1)     0.0      0.2
                                                              -----    -----    -----
     Effective Tax Rate.....................................    5.1%     0.3%    15.0%
                                                              =====    =====    =====

                           HARBOR GLOBAL COMPANY LTD.

                               December 31, 1999

     The total income tax provision (benefit) included in the accompanying consolidated statements of operations is as follows:

                                                           1999      1998       1997
                                                          ------    -------    ------
                                                            (DOLLARS IN THOUSANDS)
Continuing Operations...................................  $1,438    $   183    $1,517
Discontinued Operations.................................    (365)    (1,615)    5,128
Change in Accounting Principle..........................    (249)        --        --
                                                          ------    -------    ------
                                                          $  824    $(1,432)   $6,645
                                                          ======    =======    ======

     The tax effects of significant temporary differences are as follows:

                                                                1998          1999
                                                              ---------    ----------
                                                              (DOLLARS IN THOUSANDS)
Net Operating Loss Carryforwards of Foreign Subsidiaries....   $9,733       $12,726
Valuation Allowance.........................................    9,733        12,726
                                                               ------       -------
                                                               $    0       $     0
                                                               ======       =======

     The net operating loss carryforward is primarily related to Forest-Starma. There are a number of restrictions on the utilization of loss carryforwards in Russia. The net operating loss carryforward approximated 876,000,000 Russian Rubles at both December 31, 1999 and 1998.

     Pioneer, the Company and Harbor Global II Ltd., a wholly owned subsidiary of the Company, will enter into a tax separation agreement before consummation of the Distribution. Under the tax separation agreement, the Company will agree to indemnify Pioneer for any income tax obligations arising from the Separation and Distribution.

(8)  MINORITY INTEREST

     The Company's minority interest liability includes the interests of the other equity holders of the Company's consolidated entities. The liability for each entity is recorded based upon the net book value of that entity at the balance sheet date, except for those instances in which agreements could result in the Company redeeming those interests at amounts greater than their share of the net book value. In those instances, adjustments are made to the liability to reflect the minority equity holders' economic interests under those agreements. As of December 31, 1999 and 1998, the Company's minority interest liability consisted of the following:

                                                                1999         1998
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Pioneer First Investment Fund...............................   $13,816      $13,433
Pioneer First Russia........................................     1,330          638
The Poland Fund -- Venture Capital..........................    46,486       45,649
                                                               -------      -------
                                                               $61,632      $59,720
                                                               =======      =======

(9)  BENEFIT PLANS

     Prior to the Distribution, the Company's employees participated in a retirement benefit plan and a savings and investment plan (the Benefit Plans) qualified under Section 401(k) of the Internal Revenue Code. Pioneer makes contributions to a trustee, on behalf of eligible employees to fund both Benefit Plans. The contributions allocable to the Company's employees have been included in the costs and expenses in

                           HARBOR GLOBAL COMPANY LTD.

                               December 31, 1999

the accompanying consolidated financial statements. In 1999, 1998, and 1997, these costs were approximately $164,000, $157,000 and $125,000 respectively.

(10)  RELATED PARTY TRANSACTIONS

     The Company is expected to enter into an administration and liquidation agreement with the Manager, under which the Manager will manage the liquidation of the Company and operate the Company's assets as going concern businesses until they are liquidated. The principal executive officers of the Company will also serve as the principal executive officers of the Manager. These officers are currently officers of Pioneer. Under the management agreement, the Company has agreed to pay certain expenses of the Manager incurred in connection with its provision of services and a percentage of the net proceeds realized from the liquidation of its assets.

(11) COMMITMENTS

     The Company has committed to contribute up to $5,700,000 for Class B shares of the Pioneer Poland Real Estate Fund, of which approximately $300,000 has been contributed as of December 31, 1999. Additionally, the Company has also committed to contribute $4,000,000 for shares of the PBO Property Fund, of which $1,384,000 has been contributed as of December 31, 1999. The Company also provides management and advisory services to these funds.

     Pioneer First Russia (PFR), a subsidiary of the Company, is part of the Russian real estate and investment management operations and is the parent of JSC Pioneer First and JSC Pioneer Services. In 1996, PFR issued approximately 18% of its common stock in exchange for $4,000,000. At the same time, PFR entered into a put and call agreement with respect to the common stock. The put allows the holder to put the shares to PFR for the greater of a defined book value or 12 times the holder's share of PFR's average earnings, as further defined in the agreement. This put is effective from October of 2000 through October of 2004. The liability recorded in connection with the put was approximately $1,900,000 and $2,000,000 at December 31, 1999 and 1998,
respectively, and is included in both the minority interest liability and the net noncurrent assets of discontinued operations in the accompanying consolidated balance sheet.

(12) DISCONTINUED OPERATIONS

     Pioneer Securities and UKS Securities Ltd. previously traded in various Russian securities on behalf of customers and, to a lesser extent, on their own account. In 1999, the decision was made by management of the Company to close the operations of these two companies after all transfers of customers' positions were complete. No loss was realized in connection with the closure.

     In the third quarter of 1998, the Company decided to liquidate its Russian banking operations. The 1998 loss included a provision of approximately $3,600,000 for costs and certain losses associated with liquidating the bank. In December 1998, the Company sold its stock in the bank to an unrelated third party.

                           HARBOR GLOBAL COMPANY LTD.

                               December 31, 1999

     Accordingly, the operating results for the Russian brokerage and banking have been segregated from the results from continuing operations and reported separately on the consolidated statements of operations for all periods presented. The following is a summary of the results of discontinued operations for the years ended December 31, 1999, 1998, and 1997, respectively.

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                               1999        1998       1997
                                                              -------    --------    -------
                                                                  (DOLLARS IN THOUSANDS)
Revenues from Brokerage and Banking.........................  $   728    $  6,581    $46,629
                                                              -------    --------    -------
  Income (Loss) before Income Taxes and Minority Interest...   (2,096)    (15,265)    11,410
Income Tax Benefit (Expense)................................      365       1,615     (5,128)
                                                              -------    --------    -------
  (Loss) Income from Discontinued Operations before Minority
     Interest...............................................   (1,731)    (13,650)     6,282
Minority Interest Income (Expense)..........................      318       3,508       (267)
                                                              -------    --------    -------
  Net (Loss) Income from Discontinued Operations............  $(1,413)   $(10,142)   $ 6,015
                                                              =======    ========    =======

(13) TIMBER OPERATIONS

     In connection with the filing of its 1999 income tax return, Pioneer realized approximately $15,300,000 of income tax benefits associated with the timber operations. In connection with the realization of the income tax benefits, Pioneer recorded an equal offsetting reduction in the carrying value of its timber project. The reduction in the carrying value of the timber project has been reflected in the accompanying consolidated statement of operations. As the Company utilizes the separate return method for providing income taxes (see
Note 7), the income tax benefits have not been reflected in the accompanying consolidated statement of operations.

(14) FINANCIAL INFORMATION BY BUSINESS SEGMENT

     The Company presents its segment information for continuing operations using the management approach. The management approach is based on the way that management organizes the segments within a Company for making operating decisions and assessing performance. The Company's operating segments are organized around services and products provided, as well as geographic regions.

                           HARBOR GLOBAL COMPANY LTD.

                               December 31, 1999

     The following details selected financial information by business segment and geographic region (dollars in thousands):

                              SEGMENT DISCLOSURES

                                                             INTER-
                                                 RUSSIAN    NATIONAL
                                                FINANCIAL   VENTURE     REAL
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1999  SERVICES    CAPITAL    ESTATE     TIMBER     OTHER     TOTAL
----------------------------------------------  ---------   --------   -------   --------   -------   --------
Net Revenues and Sales....................       $10,386    $ 1,221    $ 1,737   $ 14,383   $   380   $ 28,107
                                                 -------    -------    -------   --------   -------   --------
  Income (Loss) before Income Taxes, Minority
     Interest, and Cumulative Effect of
     Accounting Change....................           839        481     (4,868)   (24,681)   (1,113)   (29,342)
Income Taxes..............................        (1,352)       (17)       (68)        (1)       --     (1,438)
Minority Interest Expense.................          (600)      (838)        --         --        --     (1,438)
                                                 -------    -------    -------   --------   -------   --------
  Net Loss from Continuing Operations before
     Change in Accounting Principle.......        (1,113)      (374)    (4,936)   (24,682)   (1,113)   (32,218)
Cumulative Effect of Change in Accounting
  Principle...............................          (450)      (382)       (88)   (10,627)       --    (11,547)
                                                 -------    -------    -------   --------   -------   --------
  Net Loss from Continuing Operations.....       $(1,563)   $  (756)   $(5,024)  $(35,309)  $(1,113)  $(43,765)
                                                 =======    =======    =======   ========   =======   ========
Depreciation and Amortization.............       $(1,073)   $   (12)   $  (119)  $ (3,064)  $    (4)  $ (4,272)
                                                 =======    =======    =======   ========   =======   ========
Interest Expense..........................       $    --    $    --    $    (7)  $   (586)  $    --   $   (593)
                                                 =======    =======    =======   ========   =======   ========
Capital Expenditures......................       $   652    $     4    $    --   $  3,127   $    --   $  3,783
                                                 =======    =======    =======   ========   =======   ========
Total Assets..............................       $37,795    $51,794    $ 1,338   $ 19,761   $   951   $111,639
                                                 =======    =======    =======   ========   =======   ========

                          ENTERPRISE-WIDE DISCLOSURES

1999
----
Revenues from External Customers --
  Russia....................................................  $24,769
  Poland....................................................    2,958
  Other.....................................................      380
                                                              -------
          Total.............................................  $28,107
                                                              =======
Long-lived Assets
  Russia....................................................  $38,301
  Poland....................................................      263
  Other.....................................................    2,445
                                                              -------
          Total.............................................  $41,009
                                                              =======

                           HARBOR GLOBAL COMPANY LTD.

                               December 31, 1999

                              SEGMENT DISCLOSURES

                                                             INTER-
                                                 RUSSIAN    NATIONAL
                                                FINANCIAL   VENTURE     REAL
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1998  SERVICES    CAPITAL    ESTATE     TIMBER     OTHER     TOTAL
----------------------------------------------  ---------   --------   -------   --------   -------   --------
Net Revenues and Sales....................      $  8,599    $   949    $ 1,208   $ 10,450   $   254   $ 21,460
                                                --------    -------    -------   --------   -------   --------
  Loss before Income Taxes and Minority
     Interest.............................       (22,515)    (7,193)    (4,862)   (21,821)   (2,679)   (59,070)
Income Taxes..............................          (176)        21        (28)        --        --       (183)
Minority Interest Income..................         7,219      6,237         --         --        --     13,456
                                                --------    -------    -------   --------   -------   --------
  Net Loss from Continuing Operations.....      $(15,472)   $  (935)   $(4,890)  $(21,821)  $(2,679)  $(45,797)
                                                ========    =======    =======   ========   =======   ========
Depreciation and Amortization.............      $ (1,920)   $   (18)   $  (108)  $ (5,481)  $   (16)  $ (7,543)
                                                ========    =======    =======   ========   =======   ========
Interest Expense..........................      $     --    $    --    $   (24)  $   (710)  $    --   $   (734)
                                                ========    =======    =======   ========   =======   ========
Capital Expenditures......................      $  1,076    $    23    $    --   $  4,988   $    --   $  6,087
                                                ========    =======    =======   ========   =======   ========
Total Assets..............................      $ 37,591    $50,774    $ 5,360   $ 48,308   $ 1,846   $143,879
                                                ========    =======    =======   ========   =======   ========

                          ENTERPRISE-WIDE DISCLOSURES

1998
----
Revenues from External Customers --
  Russia....................................................  $19,049
  Poland....................................................    2,157
  Other.....................................................      254
                                                              -------
          Total.............................................  $21,460
                                                              =======
Long-lived Assets
  Russia....................................................  $44,107
  Poland....................................................      502
  Other.....................................................    2,184
                                                              -------
          Total.............................................  $46,793
                                                              =======

                           HARBOR GLOBAL COMPANY LTD.

                               December 31, 1999

                              SEGMENT DISCLOSURES

                                                             INTER-
                                                 RUSSIAN    NATIONAL
                                                FINANCIAL   VENTURE     REAL
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1997  SERVICES    CAPITAL    ESTATE    TIMBER     OTHER     TOTAL
----------------------------------------------  ---------   --------   -------   -------   -------   --------
Net Revenues and Sales.....................      $ 7,972    $   522    $   543   $11,879   $    --   $ 20,916
                                                 -------    -------    -------   -------   -------   --------
  Loss before Income Taxes and Minority
     Interest..............................       (1,311)      (669)    (3,397)   (4,367)   (1,941)   (11,685)
Income Taxes...............................       (1,508)        (8)        (1)       --        --     (1,517)
Minority (Expense) Interest Income.........         (998)       566         --        --        --       (432)
                                                 -------    -------    -------   -------   -------   --------
  Net Loss from Continuing Operations......      $(3,817)   $  (111)   $(3,398)  $(4,367)  $(1,941)  $(13,634)
                                                 =======    =======    =======   =======   =======   ========
Depreciation and Amortization..............      $(1,571)   $    (9)   $   (54)  $(2,871)  $    (3)  $ (4,508)
                                                 =======    =======    =======   =======   =======   ========
Interest Expense...........................      $    --    $    --    $   (20)  $  (833)  $    --   $   (853)
                                                 =======    =======    =======   =======   =======   ========
Capital Expenditures.......................      $ 3,561    $    29    $   344   $ 5,206   $    48   $  9,188
                                                 =======    =======    =======   =======   =======   ========
Total Assets...............................      $53,226    $27,105    $ 5,327   $55,241   $   504   $141,403
                                                 =======    =======    =======   =======   =======   ========

                          ENTERPRISE-WIDE DISCLOSURES

1997
----
Revenues from External Customers --
  Russia....................................................  $19,851
  Poland....................................................    1,065
  Other.....................................................       --
                                                              -------
          Total.............................................  $20,916
                                                              =======
Long-lived Assets
  Russia....................................................  $41,829
  Poland....................................................    1,878
  Other.....................................................    1,399
                                                              -------
          Total.............................................  $45,106
                                                              =======

                           HARBOR GLOBAL COMPANY LTD.

            UNAUDITED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

                                                               2000        1999
                                                              -------    --------
                                                                  (UNAUDITED)
                                                                (IN THOUSANDS)
Revenues:
  Real Estate Rental Revenue................................  $ 1,955    $  2,710
  Other.....................................................      646         788
                                                              -------    --------
          Total Revenues....................................    2,601       3,498
Operating Expenses:
  Salary and Benefit Expenses...............................     (658)       (710)
  Facility Expenses.........................................     (350)       (365)
  Building and Property Management Expenses.................     (440)       (459)
  Other Expenses............................................   (2,236)     (1,557)
  Allocation of Corporate Costs.............................   (2,140)     (1,984)
                                                              -------    --------
          Total Operating Expenses..........................   (5,824)     (5,075)
                                                              -------    --------
          Operating Loss....................................   (3,223)     (1,577)
Other Income:
  Unrealized and Realized Gains on Securities...............    1,478         135
  Interest Expense..........................................     (100)       (110)
                                                              -------    --------
          Total Other Income................................    1,378          25
          Loss from Continuing Operations before Provision
           for Income Taxes and Minority Interest...........   (1,845)     (1,552)
Provision for Income Taxes..................................     (321)       (633)
                                                              -------    --------
          Loss from Continuing Operations before Minority
           Interest.........................................   (2,166)     (2,185)
Minority Interest (Expense) Income..........................     (156)        120
                                                              -------    --------
          Net Loss from Continuing Operations before
           Cumulative Effect of a Change in Accounting
           Principle........................................   (2,322)     (2,065)
Net Income (Loss) from Discontinued Operations..............      192      (1,654)
Cumulative Effect of Change in Accounting Principle.........       --     (11,547)
                                                              -------    --------
          Net Loss..........................................  $(2,130)   $(15,266)
                                                              =======    ========
Basic and Diluted Loss Per Share............................  $ (0.40)   $  (2.88)
                                                              =======    ========
Weighted Average Shares Outstanding.........................    5,296       5,296
                                                              =======    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           HARBOR GLOBAL COMPANY LTD.

                  UNAUDITED CONSOLIDATED INTERIM BALANCE SHEET
                                 MARCH 31, 2000

                                                                  UNAUDITED
                                                                --------------
                                                                (IN THOUSANDS)
ASSETS
Cash and Cash Equivalents...................................       $  6,114
Restricted Cash.............................................            880
Timber Inventory............................................          7,061
Other Current Assets........................................          1,953
Net Current Assets of Discontinued Operations...............             77
                                                                   --------
          Total Current Assets..............................         16,085
Deferred Development Costs..................................             --
Goodwill....................................................          1,454
Venture Capital Investments.................................         50,765
Long-term Investments.......................................          8,177
Building....................................................         24,689
Timber Equipment............................................         12,677
Other Long-term Assets......................................          3,843
Net Noncurrent Assets of Discontinued Operations............          1,197
                                                                   --------
          Total Assets......................................       $118,887
                                                                   ========
LIABILITIES AND PARENT COMPANY INVESTMENT
Accounts Payable............................................       $  3,772
Accrued Expenses............................................          6,536
Current Portion of Notes Payable............................          1,240
                                                                   --------
          Total Current Liabilities.........................         11,548
Amounts Due to Affiliates...................................        100,455
Notes Payable, Less Current Portion.........................          3,720
                                                                   --------
          Total Liabilities.................................        115,723
Minority Interest...........................................         62,328
Parent Company Deficit......................................        (59,164)
                                                                   --------
          Total Liabilities and Parent Company Investment...       $118,887
                                                                   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           HARBOR GLOBAL COMPANY LTD

          UNAUDITED NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS as of and for the Three Months Ended March 31, 2000

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of the Company conform to generally accepted accounting principles. The Company has not changed any of its principal accounting policies from those stated in the consolidated financial statements for the year ended December 31, 1999, included elsewhere in this information statement.

     During the first quarter of 1999, the Company adopted the provisions of the American Institute of Certified Public Accountants (the AICPA) SOP 98-5, Reporting on the Costs of Start-Up Activities. SOP 98-5 requires that costs of start-up activities be expensed as incurred. The Company had capitalized certain pre-operating costs in connection with capitalized organizational costs associated with its financial services operations and its natural resource operations. Adoption of SOP 98-5 resulted in write-offs of $11.5 million, which is reflected in the accompanying consolidated financial statements as a change in accounting principle.

(2) FINANCIAL INFORMATION BY BUSINESS SEGMENT

     In accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company presents segment information using the management approach. The management approach is based on the way that management organizes the segments within a Company for making operating decisions and assessing performance. The Company's operating segments are organized around services and products provided, as well as geographic regions.

     The following details selected financial information by business segment (dollars in thousands):

  As of and for the three months ended March 31, 2000 (unaudited)

                                  RUSSIAN     INTERNATIONAL
                                 FINANCIAL       VENTURE        REAL
                                 SERVICES        CAPITAL       ESTATE    TIMBER     OTHER     TOTAL
                                 ---------    -------------    ------    -------    -----    --------
Net Revenues and Sales.........   $ 1,945        $   240       $  416    $    --    $ --     $  2,601
                                  -------        -------       ------    -------    ----     --------
  Income (Loss) before Income
     Taxes and Minority
     Interest..................       464           (215)        (794)    (1,300)     --       (1,845)
Income Taxes...................      (321)            --           --         --      --         (321)
Minority Interest..............      (441)           285           --         --      --         (156)
                                  -------        -------       ------    -------    ----     --------
  Net (Loss) Income from
     Continuing Operations.....   $  (298)       $    70       $ (794)   $(1,300)   $ --     $ (2,322)
                                  =======        =======       ======    =======    ====     ========
Depreciation and
  Amortization.................   $   272        $     4       $   31    $   757    $ --     $  1,064
                                  =======        =======       ======    =======    ====     ========
Interest Expense...............   $    --        $    --       $   --    $  (100)   $ --     $   (100)
                                  =======        =======       ======    =======    ====     ========
Capital Expenditures...........   $   166        $    --       $   --    $   429    $ --     $    595
                                  =======        =======       ======    =======    ====     ========
Total Assets...................   $40,772        $51,613       $1,442    $22,834    $952     $117,613
                                  =======        =======       ======    =======    ====     ========

                           HARBOR GLOBAL COMPANY LTD

                        UNAUDITED NOTES TO CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (Continued)
              as of and for the Three Months Ended March 31, 2000

  As of and for the three months ended March 31, 1999 (unaudited)

                                                       INTER-
                                           RUSSIAN    NATIONAL
                                          FINANCIAL   VENTURE     REAL
                                          SERVICES    CAPITAL    ESTATE     TIMBER    OTHER     TOTAL
                                          ---------   --------   -------   --------   ------   --------
Net Revenues and Sales..................   $ 2,710    $   208    $   354   $     --   $  226   $  3,498
                                           -------    -------    -------   --------   ------   --------
  Income (Loss) before Income Taxes,
  Minority Interest and Change in
  Accounting Principle..................     1,477       (316)    (1,346)    (1,005)    (362)    (1,552)
Income Taxes............................      (624)        (9)        --         --       --       (633)
Minority Interest.......................       (26)       146         --         --       --        120
                                           -------    -------    -------   --------   ------   --------
Net Income (Loss) from Continuing
  Operations before the Change in
  Accounting Principle..................       827       (179)    (1,346)    (1,005)    (362)    (2,065)
Change in Accounting Principle..........      (450)      (382)       (88)   (10,627)      --    (11,547)
  Net Income (Loss) from Continuing
  Operations............................   $   377    $  (561)   $(1,434)  $(11,632)  $ (362)  $(13,612)
                                           =======    =======    =======   ========   ======   ========
Depreciation and Amortization...........   $   547    $    75    $    37   $    545   $   --   $  1,204
                                           =======    =======    =======   ========   ======   ========
Interest Expense........................   $    --    $    --    $    --   $   (110)  $   --   $   (110)
                                           =======    =======    =======   ========   ======   ========
Capital Expenditures....................   $   111    $    70    $    --   $    720   $   --   $    901
                                           =======    =======    =======   ========   ======   ========
Total Assets............................   $38,225    $50,357    $ 4,456   $ 39,863   $1,773   $134,674
                                           =======    =======    =======   ========   ======   ========

                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          HARBOR GLOBAL COMPANY LTD.

                                          By:     /s/ STEPHEN G. KASNET
                                            ------------------------------------
                                              Name: Stephen G. Kasnet
                                              Title: President and Chief
                                                     Executive Officer

June 26, 2000

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 2.1     Form of Distribution Agreement by and among The Pioneer
         Group, Inc., Harbor Global Company Ltd. and Harbor Global II
         Ltd.
 3.1     Memorandum of Association of Harbor Global Company Ltd.
 3.2     Bye-Laws of Harbor Global Company Ltd.
10.1     Form of Tax Separation Agreement by and among The Pioneer
         Group, Inc., Harbor Global Company Ltd. and Harbor Global II
         Ltd.
10.2*    Form of Administration and Liquidation Agreement by and
         between Calypso Management LLC and Harbor Global Company
         Ltd.
10.3     [Reserved]
10.4     Purchase Agreement dated as of May 11, 2000 by and among
         Ashanti Goldfields Company Limited, The Pioneer Group, Inc.,
         Pioneer Goldfields II Limited and Ashanti Goldfields
         (Teberebie) Limited
10.5     Form of Promissory Note from Ashanti Goldfields Teberebie
         Limited to Pioneer Goldfields II Limited
10.6     Amended and Restated Limited Partnership Agreement of
         Pioneer Poland U.S., L.P. dated as of January 20, 1995 by
         and between Pioneer Poland U.S. (Jersey) Limited and Pioneer
         Poland U.K. (Jersey) Limited, as amended July 18, 1995,
         September 15, 1995, October 18, 1995 and August 3, 1999
10.7     Limited Partnership Agreement of Pioneer Poland UK, L.P.
         dated as of January 20, 1995 by and among Pioneer Poland UK
         Limited, Pioneer Poland U.K. (Jersey) Limited and the
         Limited Partners, as amended July 18, 1995, September 15,
         1995, October 18, 1995 and August 3, 1999
10.8     Limited Partnership Agreement of Pioneer Poland GP Limited
         Partnership dated as of August 3, 1999 by and among Pioneer
         Poland U.S. (Jersey) Limited and the Limited Partners
10.9     Joint Management Agreement dated as of January 20, 1995 by and among Pioneer Poland U.S., L.P., Pioneer Poland U.K.
         Limited and Pioneering Management (Jersey) Limited, as
         amended September 15, 1995 and August 3, 1999
10.10    [Reserved]
10.11    [Reserved]
10.12    Advisory Agreement dated as of January 20, 1995 by and
         between Pioneering Management (Jersey) Limited and Pioneer
         Investment Poland Sp. z o.o, as amended September 15, 1995
10.13    Limited Liability Company Agreement of PBO Property Fund,
         LLC dated as of May 20, 1998 by and among PBO Property
         Capital, LLC, Banc One Capital Holdings Corporation and the
         other Members
10.14    Limited Liability Company Agreement of PBO Property Capital,
         LLC dated as of May 20, 1998 by and between PREA, LLC
         (formerly Pioneer Real Estate Advisors, Inc.) and Banc One
         Capital Holdings Corporation
10.15    Limited Liability Company Agreement of PBO Holdings, LLC
         dated as of May 20, 1998 entered into by PBO Property Fund,
         LLC
10.16    Organizer Interest Pledge, Assignment and Security Agreement
         dated as of May 20, 1998 by and among PBO Property Fund,
         LLC, PBO Property Capital, LLC, Banc One Capital Holdings
         Corporation, PREA, LLC (formerly Pioneer Real Estate
         Advisors, Inc.), The Pioneer Group, Inc., Overseas Private
         Investment Corporation and State Street Bank and Trust
         Company

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
10.17    Subscription and Shareholders' Agreement dated as of October
         20, 1999 by and among Pioneer Polski Fundusz Nieruchomosci
         S.A., Fundacja Na Rzecz Nauki Polskiej, Towarzystwo Obrotu
         Nieruchomosciami AGRO S.A., Vienna Leas International S.A.,
         Pioneer Real Estate Advisors Poland Sp. z o.o., Pioneer
         Pierwsze Polskie Towarzystwo Funduszy Inwestycyjnych S.A.,
         PREA, LLC (formerly Pioneer Real Estate Advisors, Inc.),
         CADIM Servotech B.V. and The European Bank for
         Reconstruction and Development
10.18    Investment Advisory Agreement dated as of October 27, 1999 by and between Pioneer Polski Fundusz Nieruchomosci S.A. and
         Pioneer Real Estate Advisors Poland Sp. z o.o.
10.19    Amended and Restated Finance Agreement dated as of May 20,
         1998 by and among Overseas Private Investment Corporation,
         PBO Property Fund, LLC, PBO Holdings, LLC and PBO Property
         Capital, LLC
10.20    Subordination Agreement dated as of May 20, 1998 by and
         among PBO Property Fund, LLC, PBO Property Capital, LLC, PBO
         Holdings, LLC, Banc One Capital Holdings Corporation, PREA,
         LLC (formerly Pioneer Real Estate Advisors, Inc.), The
         Pioneer Group, Inc. and Overseas Private Investment
         Corporation
10.21    Indemnity Agreement dated as of May 20, 1998 by and among
         Banc One Capital Holdings Corporation, PREA, LLC (formerly
         Pioneer Real Estate Advisors, Inc.), The Pioneer Group,
         Inc., PBO Property Fund, LLC, PBO Property Capital, LLC and
         Overseas Private Investment Corporation
10.22    Master Transaction Agreement dated as of May 15, 1996 by and between Open Joint-Stock Company "Pioneer First Investment
         Fund" (formerly Open Joint-Stock Company "The First
         Investment Voucher Fund") and PREA, LLC (formerly Pioneer
         Real Estate Advisors, Inc.)
10.23    Property Management Agreement dated as of May 15, 1996 by
         and between Open Joint-Stock Company "Pioneer First
         Investment Fund" (formerly Open Joint-Stock Company "The
         First Investment Voucher Fund") and PREA, LLC (formerly
         Pioneer Real Estate Advisors, Inc.)
10.24    Master Lease Agreement dated as of July 1, 1996 by and
         between Open Joint-Stock Company "Pioneer First Investment
         Fund" (formerly Open Joint-Stock Company "The First
         Investment Voucher Fund") and PREA, LLC (formerly Pioneer
         Real Estate Advisors, Inc.)
10.25    Management Agreement dated as of November 24, 1998 by and
         between Closed Joint-Stock Company "Pioneer First" and Open
         Joint-Stock Company "Pioneer First Investment Fund"
         (formerly Open Joint-Stock Company "First Investment Voucher
         Fund"), as amended December 13, 1998
10.26    License No. HAB 00486 BR for the Right to Use Mineral
         Resources dated as of July 7, 1995 issued by the Committee on Geology and Use of Mineral Resources of the Russian
         Federation to Closed Joint-Stock Company "Tas-Yurjah" Mining
         Company
10.27    Agreement on Conditions of the Use of Mineral Resources
         under License No. HAB 00486 BR dated as of July 7, 1995 by and among the Administration of the Khabarovsk Territory,
         the Far Eastern Committee on Geology and Use of Mineral
         Resources (Dalgeolkom) and the Closed Joint-Stock Company
         "Tas-Yurjah" Mining Company
10.28    License No. HAB 01012 BR for the Right to Use Mineral
         Resources dated as of August 27, 1997 issued by the
         Committee on Geology and Use of Mineral Resources of the
         Russian Federation to Closed Joint-Stock Company
         "Tas-Yurjah" Mining Company, as amended by the Resolution of the Administration of the Khabarovsk Territory and Committee
         of Natural Resources of the Khabarovsk Territory dated as of
         December 30, 1998
10.29    Agreement on Conditions of the Use of Mineral Resources
         License No. HAB 01012 BR dated as of August 27, 1997 by and among the Administration of the Khabarovsk Territory, the
         Far Eastern Committee on Geology and Use of Mineral
         Resources (Dalgeolkom) and the Closed Joint-Stock Company
         "Tas-Yurjah" Mining Company

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
10.30    License No. HAB 10650 BE for the Right to Use Mineral
         Resources dated as of May 6, 1998 issued by the Committee on
         Geology and Use of Mineral Resources of the Russian
         Federation to Closed Joint-Stock Company "Tas-Yurjah" Mining
         Company
10.31    Licensing Agreement regarding License No. HAB 10650 BE dated as of May 6, 1998 by and among the Ministry of Natural
         Resources of the Russian Federation, the Khabarovsk
         Territory and Closed Joint-Stock Company "Tas-Yurjah" Mining
         Company, as amended January 22, 1999
10.32    Agreement on Lease of Timber Tracts dated as of March 10,
         1998 by and between Vysokogorny Leskhoz and Closed
         Joint-Stock Company "Forest-Starma"
10.33    Agreement on Lease of Timber Tracts dated as of March 13,
         1998 by and between Tumninsky Leskhoz and Closed Joint-Stock
         Company "Forest-Starma"
10.34    License No. 11 for Long-Term Use (Lease) of Timber Tracts in
         the Khabarovsk Territory dated as of January 12, 1998 issued by the Federal Timber Service of Russia to Closed
         Joint-Stock Company "Forest-Starma"
10.35    License No. 18 for Long-Term Use (Lease) of Timber Tracts in
         the Khabarovsk Territory dated as of November 15, 1997
         issued by the Federal Timber Service of Russia to Closed
         Joint-Stock Company "Forest-Starma"
10.36    License No. 19 for Long-Term Use (Lease) of Timber Tracts in
         the Khabarovsk Territory dated as of November 15, 1997
         issued by the Federal Timber Service of Russia to Closed
         Joint-Stock Company "Forest-Starma"
10.37    Contract on Laboratory Research dated as of March 24, 2000 by and between FGUGGP "KhabarovskGeologiya" and Closed
         Joint-Stock Company "Tas-Yurjah" Mining Company
10.38    License No. 9 for Long-Term Use (Lease) of Timber Tracts in
         the Khabarovsk Territory dated as of November 25, 1996
         issued by the Federal Timber Service of Russia to Closed
         Joint-Stock Company "Udinskoye"
10.39    Agreement on the Lease of Timber Tracts dated as of
         September 27, 1996 by and between Kerbinsky Leskhoz and
         Closed Joint-Stock Company "Udinskoye"
10.40    License No. 402980 dated as of February 2, 2000 issued by
         the Administration of the Khabarovsk Territory, Department
         of Natural Resources and Mining Industry to Closed
         Joint-Stock Company "Udinskoye"
10.41    License No. 6 for Long-Term Use (Lease) of Timber Tracts
         dated as of January 1, 1996 issued by the Federal Timber
         Service of Russia to Closed Joint-Stock Company
         "Amgun-Forest"
10.42    Agreement on Lease of Timber Tracts dated as of June 9, 1995 by and between Kerbinsky Leskhoz and Closed Joint-Stock
         Company "Amgun-Forest"
10.43    Services Agreement dated as of January 5, 1994 by and
         between The Pioneer Group, Inc. and Closed Joint-Stock
         Company "Forest-Starma"
10.44    Assignment Agreement dated as of May 16, 2000 by and among
         Pioneer Forest, LLC, The Pioneer Group, Inc. and Closed
         Joint-Stock Company "Forest-Starma"
10.45    Services and Professional Personal Secondment Agreement
         dated as of April 1, 1996 by and between PIOGlobal
         Corporation and Joint-Stock Company "Forest-Starma"
10.46    Contract No. RU/10325105/30198 dated as of July 15, 1998 by and between Pioneer Forest, Inc. and Closed Joint-Stock
         Company "Forest-Starma"
10.47    License Series DMT 1008 No. 003930 dated as of July 1, 1996 issued by the Ministry of Transportation of the Russian
         Federation to Closed Joint-Stock Company "Forest-Starma"
10.48    Contract No. 11/2000 On Fuel Delivery dated as of February
         3, 2000 by and between Closed Joint-Stock Company
         "Transbunker-Trading" and Closed Joint-Stock Company
         "Forest-Starma"

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
10.49    Shareholders Agreement dated as of October 16, 1996 by and among Pioneer First Russia, Inc., Pioneer Omega, Inc. and
         International Finance Corporation
10.50    Put and Call Agreement dated as of October 16, 1996 by and among Pioneer First Russia, Inc., Pioneer Omega, Inc. and
         International Finance Corporation
10.51    Land Lease Agreement No. M-09-000979 dated as of September
         6, 1994 by and between the Moscow Government and Open
         Joint-Stock Company "Pioneer First Investment Fund"
         (formerly Open Joint-Stock Company "First Investment Voucher
         Fund"), as amended February 14, 2000 by Supplemental
         Agreement No. 7
10.52    Land Sublease Agreement dated as of April 18, 2000 by and
         between Open Joint-Stock Company "Pioneer First Investment
         Fund" and PREA, LLC (formerly Pioneer Real Estate Advisors,
         Inc.)
10.53    License No. HAB 01426 BP for the Right to Use Mineral
         Resources dated as of June 2, 2000 issued by the Committee on Natural Resources of the Khabarovsk Territory to Closed
         Joint-Stock Company "Tas-Yurjah" Mining Company
10.54    Conditions of the Use of Mineral Resources under License No.
         HAB 01426 BP dated as of May 25, 2000 by and between the
         Chairman of the Committee on Natural Resources of the
         Khabarovsk Territory and Closed Joint-Stock Company
         "Tas-Yurjah Mining Company"
10.55*   Form of Employment Agreement by and between Calypso
         Management LLC and Stephen G. Kasnet
10.56*   Form of Employment Agreement by and between Calypso
         Management LLC and Donald H. Hunter
21.1     List of Subsidiaries of Harbor Global Company Ltd.
27.1     Financial Data Schedule

---------------
* To be filed by amendment.